Exhibit 10.1

$2,725,000,000

CREDIT AGREEMENT

Dated as of October 3, 2005

among

PENN NATIONAL GAMING, INC.,
as Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

THE L/C LENDERS PARTY HERETO

and

DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS CREDIT PARTNERS L.P. and
LEHMAN BROTHERS INC.,
as Joint Lead Arrangers and Joint Bookrunners,

and

GOLDMAN SACHS CREDIT PARTNERS L.P. and
LEHMAN COMMERCIAL PAPER INC.,
as Co-Syndication Agents,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Swingline Lender, Administrative Agent and Collateral Agent,

and

CALYON NEW YORK BRANCH,
WELLS FARGO BANK, NATIONAL ASSOCIATION and
BANK OF SCOTLAND,
as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.	Certain Defined Terms
SECTION 1.02.	Other Definitions
SECTION 1.03.	Accounting Terms and Determinations
SECTION 1.04.	Classes and Types of Loans
SECTION 1.05.	Rules of Construction
SECTION 1.06.	Dollar Equivalent Calculations.

ARTICLE II.

CREDITS

SECTION 2.01.	Loans
SECTION 2.02.	Borrowings
SECTION 2.03.	Letters of Credit
SECTION 2.04.	Termination and Reductions of Commitment
SECTION 2.05.	Fees
SECTION 2.06.	Lending Offices
SECTION 2.07.	Several Obligations of Lenders
SECTION 2.08.	Notes; Register
SECTION 2.09.	Optional Prepayments and Conversions or Continuations of Loans
SECTION 2.10.	Mandatory Prepayments
SECTION 2.11.	Replacement of Lenders
SECTION 2.12.	Incremental Loan Commitments

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.	Repayment of Loans
SECTION 3.02.	Interest

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.	Payments
SECTION 4.02.	Pro Rata Treatment
SECTION 4.03.	Computations

SECTION 4.04.	Minimum Amounts
SECTION 4.05.	Certain Notices
SECTION 4.06.	Non-Receipt of Funds by Administrative Agent
SECTION 4.07.	Right of Setoff, Sharing of Payments; Etc.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.	Additional Costs
SECTION 5.02.	Inability To Determine Interest Rate
SECTION 5.03.	Illegality
SECTION 5.04.	Treatment of Affected Loans
SECTION 5.05.	Compensation
SECTION 5.06.	Net Payments

ARTICLE VI.

GUARANTEES

SECTION 6.01.	The Guarantees
SECTION 6.02.	Obligations Unconditional
SECTION 6.03.	Reinstatement
SECTION 6.04.	Subrogation; Subordination
SECTION 6.05.	Remedies
SECTION 6.06.	Continuing Guarantee
SECTION 6.07.	General Limitation on Guarantee Obligations

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.	Conditions to Initial Extensions of Credit
SECTION 7.02.	Conditions to All Extensions of Credit

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.01.	Corporate Existence; Compliance with Law
SECTION 8.02.	Financial Condition; Etc.
SECTION 8.03.	Litigation
SECTION 8.04.	No Breach; No Default
SECTION 8.05.	Action
SECTION 8.06.	Approvals
SECTION 8.07.	ERISA and Foreign Employee Benefit Matters
SECTION 8.08.	Taxes

SECTION 8.09.	Investment Company Act; Public Utility Holding Company Act; Other Restrictions
SECTION 8.10.	Environmental Matters
SECTION 8.11.	Use of Proceeds
SECTION 8.12.	Subsidiaries
SECTION 8.13.	Ownership of Property; Liens
SECTION 8.14.	Security Interest; Absence of Financing Statements; Etc.
SECTION 8.15.	Licenses and Permits
SECTION 8.16.	True and Complete Disclosure
SECTION 8.17.	Solvency
SECTION 8.18.	Subordinated Debt
SECTION 8.19.	Intellectual Property
SECTION 8.20.	Existing Indebtedness
SECTION 8.21.	Regulation H
SECTION 8.22.	Insurance
SECTION 8.23.	Real Estate
SECTION 8.24.	Leases
SECTION 8.25.	Mortgaged Real Property
SECTION 8.26.	New Jersey Joint Venture
SECTION 8.27.	Material Adverse Effect
SECTION 8.28.	Anti-Terrorism Law

ARTICLE IX.

AFFIRMATIVE COVENANTS

SECTION 9.01.	Existence; Business Properties
SECTION 9.02.	Insurance
SECTION 9.03.	Taxes
SECTION 9.04.	Financial Statements, Etc.
SECTION 9.05.	Maintaining Records; Access to Properties and Inspections
SECTION 9.06.	Use of Proceeds
SECTION 9.07.	Compliance with Environmental Law
SECTION 9.08.	Equal Security for Loans and Notes; Pledge or Mortgage of Real Property and Vessels
SECTION 9.09.	Security Interests; Further Assurances
SECTION 9.10.	Interest Rate Protection Agreements
SECTION 9.11.	Additional Credit Parties
SECTION 9.12.	Limitation on Designations of Unrestricted Subsidiaries
SECTION 9.13.	Limitation on Designation of Immaterial Subsidiaries.
SECTION 9.14.	Trigger Event under Applicable Transfer Agreement.

ARTICLE X.

NEGATIVE COVENANTS

SECTION 10.01.	Indebtedness
SECTION 10.02.	Liens
SECTION 10.03.	Sale and Leaseback Transactions
SECTION 10.04.	Investment, Loan and Advances
SECTION 10.05.	Mergers, Consolidations, Sales of Assets and Acquisitions
SECTION 10.06.	Restricted Payments
SECTION 10.07.	Transactions with Affiliates
SECTION 10.08.	Financial Covenants
SECTION 10.09.	Limitation on Modification of Argosy Acquisition Agreement
SECTION 10.10.	Certain Payments of Indebtedness
SECTION 10.11.	Limitation on Certain Restrictions Affecting Subsidiaries
SECTION 10.12.	Limitation on Lines of Business
SECTION 10.13.	Limitation on Changes to Fiscal Year; Limitation on Investment Company Status
SECTION 10.14.	Limitation on Amendments to Transfer Agreements

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.	Events of Default
SECTION 11.02.	Application of Proceeds

ARTICLE XII.

AGENTS

SECTION 12.01.	Appointment
SECTION 12.02.	Delegation of Duties
SECTION 12.03.	Exculpatory Provisions
SECTION 12.04.	Reliance by Agents
SECTION 12.05.	Notice of Default
SECTION 12.06.	Nonreliance on Agents and Other Lenders
SECTION 12.07.	Indemnification
SECTION 12.08.	Agents in Their Individual Capacities
SECTION 12.09.	Holders
SECTION 12.10.	Resignation of Agents
SECTION 12.11.	Collateral Matters.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.	Waiver
SECTION 13.02.	Notices
SECTION 13.03.	Expenses, Indemnification, Etc.
SECTION 13.04.	Amendments and Waiver

SECTION 13.05.	Benefit of Agreement; Assignments; Participations
SECTION 13.06.	Survival
SECTION 13.07.	Captions
SECTION 13.08.	Counterparts; Interpretation; Effectiveness
SECTION 13.09.	Governing Law; Submission to Jurisdiction; Waivers; Etc.
SECTION 13.10.	Confidentiality
SECTION 13.11.	Independence of Representations, Warranties and Covenants
SECTION 13.12.	Severability
SECTION 13.13.	Gaming Laws
SECTION 13.14.	USA Patriot Act
SECTION 13.15.	Judgment Currency.

ANNEXES:

ANNEX A-1	-	Revolving Commitments
ANNEX A-2	-	Term A Facility Commitments
ANNEX A-3	-	Term B Facility Commitments
ANNEX B-1	-	Applicable Margin For Revolving Loans, Swingline Loans and Term A Facility Loans and Applicable Fee Percentage
ANNEX B-2	-	Applicable Margin For Term B Facility Loans
ANNEX C-1	-	Amortization Payments - Term A Facility Loans
ANNEX C-2	-	Amortization Payments - Term B Facility Loans

SCHEDULES:

SCHEDULE 1.01(A)	-	Ground Leases
SCHEDULE 1.01(B)	-	Principal Assets
SCHEDULE 1.01(C)	-	Mortgaged Real Property at Closing Date
SCHEDULE 1.01(D)	-	Subsidiary Guarantors
SCHEDULE 2.03(n)	-	Existing Letters of Credit
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.08	-	Taxes
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.13(a)	-	Ownership
SCHEDULE 8.13(b)	-	Vessels; Mortgaged Vessels at Closing Date
SCHEDULE 8.15	-	Licenses and Permits
SCHEDULE 8.19	-	Intellectual Property
SCHEDULE 8.20	-	Existing Indebtedness
SCHEDULE 8.21	-	Regulation H
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.

v

SCHEDULE 8.24(a)	-	Leases
SCHEDULE 8.24(b)	-	Existing Breaches and Defaults
SCHEDULE 8.24(d)(x)	-	SNDA’s - Existing Fee Mortgagees
SCHEDULE 8.24(d)(y)	-	SNDA’s - Future Fee Mortgagees
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 8.26	-	New Jersey Subsidiary Organizational Structure
SCHEDULE 9.10	-	Interest Rate Protection Agreement
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments
SCHEDULE 10.08(d)	-	Capital Expenditures

EXHIBITS:

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term A Facility Note
EXHIBIT A-3	-	Form of Term B Facility Note
EXHIBIT A-4	-	Form of Swingline Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Conversion/Continuation
EXHIBIT D	-	Form of Interest Rate Certificate
EXHIBIT E	-	Form of Foreign Lender Certificate
EXHIBIT F-1	-	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
EXHIBIT F-2A	-	Form of Opinion of Ballard Spahr Andrews & Ingersoll, LLP
EXHIBIT F-2B	-	Form of Opinion (Intellectual Property) of Ballard Spahr Andrews & Ingersoll, LLP
EXHIBIT F-3A	-	Form of Opinion of Blitz, Bardgett & Deutsche L.C.
EXHIBIT F-3B	-	Form of Opinion (Gaming) of Blitz, Bardgett & Deutsche L.C.
EXHIBIT F-4	-	Form of Opinion of Bowles Rice McDavid Graff & Love LLP
EXHIBIT F-5	-	Form of Opinion of Frank Weinberg Black, P.L.
EXHIBIT F-6	-	Form of Opinion of Hopkins & Huebner, P.C.
EXHIBIT F-7A	-	Form of Opinion of Ice Miller
EXHIBIT F-7B	-	Form of Opinion (Real Estate) of Ice Miller
EXHIBIT F-8	-	Form of Opinion of Isaacson Rosenbaum P.C.
EXHIBIT F-9	-	Form of Opinion of Phelps Dunbar LLP
EXHIBIT F-10	-	Form of Opinion of Pierce Atwood LLP
EXHIBIT F-11	-	Form of Opinion of Schottenstein, Zox & Dunn Co., L.P.A.
EXHIBIT F-12	-	Form of Opinion of Shefsky & Froelich, Ltd.
EXHIBIT F-13	-	Form of Opinion of Blake Cassels & Graydon LLP
EXHIBIT F-14	-	Form of Opinion of McInnes Cooper
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Mortgage
EXHIBIT J	-	Form of Ship Mortgage
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Letter of Credit Request
EXHIBIT M	-	Form of Joinder Agreement

EXHIBIT N	-	Form of Estoppel
EXHIBIT O	-	Form of Perfection Certificate

CREDIT AGREEMENT, dated as of October 3, 2005, among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Borrower”); the SUBSIDIARY GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; the L/C LENDERS party hereto; DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS CREDIT PARTNERS L.P. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (in such capacities, together with their respective successors in such capacities, “Lead Arrangers”); GOLDMAN SACHS CREDIT PARTNERS L.P. and LEHMAN COMMERCIAL PAPER INC., as co-syndication agents (in such capacities, together with their respective successors in such capacities, “Co-Syndication Agents”); DEUTSCHE BANK TRUST COMPANY AMERICAS, as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”), as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”); and CALYON NEW YORK BRANCH, WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF SCOTLAND, as co-documentation agents (in such capacities, together with their respective successors in such capacities, “Co-Documentation Agents”).

WHEREAS, Borrower and Thoroughbred Acquisition Corp., a Delaware corporation and a Wholly Owned Subsidiary of Borrower (“Merger Sub”), have entered into the Argosy Acquisition Agreement (defined below) with Argosy Gaming Company, a Delaware corporation (“Argosy”), pursuant to which Borrower will acquire through merger (the “Argosy Acquisition”) all of the capital stock of Argosy for cash and Merger Sub will be merged with and into Argosy, with Argosy as the surviving entity.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.    Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“ABR Loans” shall mean Loans that bear interest at rates based upon the
Alternate Base Rate.

“Acquisition” shall mean, with respect to any person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other person, or of any business or division of any other person (other than any then existing Company), (b) acquisition of more than 50% of the Equity Interests of any other person (other than any then existing Company), or otherwise causing any other person (other than any then existing Company) to become a Subsidiary of such person or (c) merger or consolidation of such person or any other combination of such person with any other person (other than any of the foregoing between or among any then existing Companies).

“Adjusted Net Income” shall mean, for any Test Period, the net income or loss of Borrower and its Restricted Subsidiaries for such period, adjusted by excluding (to the extent taken into account in the calculation of such consolidated net income (loss)) the effect of (a) gains or losses for such period from Asset Sales not in the ordinary course of business and the net tax consequences thereof for such period, (b) any non-recurring or extraordinary items of income (other than the proceeds of business interruption insurance) or non-recurring or extraordinary items of cost or expense for such period and the net tax consequences thereof for such period (as determined in good faith by Borrower), (c) transaction costs for the Transactions in an amount not to exceed $200.0 million and debt prepayment and tender premiums incurred in connection with the Argosy Refinancings, (d) non-cash valuation adjustments, (e) any expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, (f) expenses related to the grant of stock options, stock appreciation rights or other equivalent or similar instruments, (g) income of any less than 50% owned entities except to the extent such income is actually received in cash and (h) any non-cash loss or charges associated with the write-down or impairment of assets or intangibles (including any write-down of goodwill or other assets pursuant to FASB 142 or write-offs or write-downs relating to discontinued operations pursuant to FASB 144).

“Administrative Agent’s Fee Letter” shall mean the fee letter agreement dated November 3, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), between Borrower and DBTCA and DBSI.

“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that neither any Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Borrower or any Subsidiary thereof.

“Agent” shall mean any of Administrative Agent, Collateral Agent, Lead Arrangers, Co-Syndication Agents and/or Co-Documentation Agents, as applicable.  All discretionary authority vested in Collateral Agent hereunder may be exercised in consultation with Lead Arrangers and/or counsel to Lead Arrangers and Administrative Agent.

“Agent Related Parties” shall mean each Agent and any sub-agent and their respective Affiliates, directors, officers, employees, agents and advisors.

“Agreement” shall mean this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean for any day, the higher of (i) the corporate base rate of interest announced by Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum.  The corporate base rate is not necessarily the lowest rate charged by Administrative Agent to its customers.

“Alternate Currency” shall mean Canadian dollars.

“Amortization Payment” shall mean each scheduled installment of payments on the Term Loans as set forth in Sections 3.01(b), 3.01(c) and 3.01(d).

“Applicable Fee Percentage” shall mean:  with respect to any Unutilized R/C Commitments, (a) prior to the Trigger Date (as defined in this definition), 0.50%; and (b) on and after the date (the “Trigger Date”) on which Borrower shall have delivered to Administrative Agent and the Lenders the financial statements and Interest Rate Certificate required by Sections 9.04(a) and 9.04(e) demonstrating the then applicable Consolidated Total Leverage Ratio for the fiscal quarter ended on September 30, 2005, the applicable percentage per annum set forth on Annex B-1 set forth opposite the relevant Consolidated Total Leverage Ratio in Annex B-1 as evidenced in the most recent Interest Rate Certificate delivered hereunder.  After the Trigger Date, any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Fee Percentage on and as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e).  If Borrower fails to deliver the financial statements and Interest Rate Certificate within the times specified in Sections 9.04(a) or 9.04(b), as applicable, and 9.04(e) such ratio shall be deemed to be at Level I as set forth in Annex B-1 from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements.  For purposes of calculating the Consolidated Total Leverage Ratio for the fiscal quarter ended September 30, 2005 in determining the Applicable Fee Percentage, (i) the Transactions shall each be deemed to have occurred on September 30, 2005, and the applicable Test Period shall be the four fiscal quarter-period ended September 30, 2005; and (ii) calculation of the Consolidated Total Leverage Ratio shall otherwise be subject to Section 10.08(e).

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Annexes A-1 through A-3 hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean:

(a)           in the case of Revolving Loans, Term A Facility Loans or Swingline Loans, (i) prior to the Trigger Date, the respective percentage per annum set forth at Level II as set forth on Annex B-1 for such Type and Class of Loan; and (ii) on and after the Trigger Date, the applicable percentage per annum as set forth on Annex B-1 for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Leverage Ratio in Annex B-1 as evidenced in the most recent Interest Rate Certificate delivered hereunder.  After the Trigger Date, any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Margin on and as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e).  If Borrower fails to deliver the financial statements and Interest Rate Certificate within the times specified in Sections 9.04(a) or 9.04(b), as applicable, and 9.04(e) such ratio shall be deemed to be at Level I as set forth in Annex B-1 from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements; and

(b)           in the case of Term B Facility Loans, (i) prior to the Trigger Date, the percentage per annum set forth at Level I as set forth on Annex B-2 for such Type and Class of Loan; and (ii) on and after the Trigger Date, the applicable percentage per annum as set forth on Annex B-2 for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Leverage Ratio in Annex B-2 as evidenced in the most recent Interest Rate Certificate delivered hereunder.  After the Trigger Date, any change in the Consolidated Total Leverage Ratio shall be effective to adjust the Applicable Margin on and as of the date of receipt by Administrative Agent of the Interest Rate Certificate most recently delivered pursuant to Section 9.04(e).  If Borrower fails to deliver the financial statements and Interest Rate Certificate within the times specified in Sections 9.04(a) or 9.04(b), as applicable, and 9.04(e), as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B-2 from the date of any such failure to deliver until Borrower delivers such Interest Rate Certificate and financial statements.

For purposes of calculating the Consolidated Total Leverage Ratio for the fiscal quarter ended September 30, 2005 in determining the Applicable Margin, (i) the Transactions shall each be deemed to have occurred on September 30, 2005, and the applicable Test Period shall be the four fiscal quarter-period ended September 30, 2005; and (ii) calculation of the Consolidated Total Leverage Ratio shall otherwise be subject to Section 10.08(e).

“Argosy Acquisition Agreement” shall mean the Agreement and Plan of Merger, dated as of November 3, 2004, among Borrower, Merger Sub and Argosy, together with all exhibits, appendices, schedules and annexes thereto, as amended by the First Amendment to Agreement and Plan of Merger, dated as of December 23, 2004, and as amended by the Argosy Letter Agreement, and as further amended in accordance with Section 10.09.

“Argosy Baton Rouge Assets” shall have the meaning set forth in the FTC Order.

“Argosy Letter Agreement” shall mean the letter agreement dated August 11, 2005 among Borrower, Merger Sub and Argosy relating to the closing date of the Argosy Acquisition (without any modifications or waiver of any of the terms thereof, including capitalized terms therein but defined elsewhere as of such date, unless otherwise consented to by Lead Arrangers and Borrower).

“Argosy Louisiana Subsidiaries” shall mean, collectively, the following Subsidiaries of Borrower:  Argosy of Louisiana, Inc., a Louisiana corporation; Jazz Enterprises, Inc., a Louisiana corporation; Catfish Queen Partnership in Commendam, a Louisiana partnership in commendam; and Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company.

“Argosy Material Adverse Effect” shall mean “Company Material Adverse Effect” (as such term is defined in the Argosy Acquisition Agreement as in effect on November 3, 2004 (without any modification or waiver of any of the words thereof, including capitalized terms used therein but defined elsewhere, as of such date, unless otherwise consented to by Lead Arrangers and Borrower)).

“Argosy Notes Tender/Consent” shall mean, with respect to each Existing Argosy Note, tender offers for such Existing Argosy Note and, in connection therewith, the obtaining of consents to the elimination of all significant covenants from the related Existing Argosy Indenture in connection therewith subject to a minimum condition that the holders of more than 50% of the aggregate principal amount outstanding of Existing Argosy Notes under such Existing Argosy Indenture consent thereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $2.5 million and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any person (other than any Company).

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto.

“Bangor Facility” shall mean the Gaming Facility known as of the Closing Date as “The Bangor Facility,” located in Bangor, Maine.

“Bank of Scotland” shall mean Bank of Scotland, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute thereto.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Boomtown Casino” shall mean the Gaming Facility known as of the Closing Date as “The Boomtown Biloxi Casino,” located in Biloxi, Mississippi.

“Borrower 2010 Note Maturity Date” shall mean the final stated maturity date of the Borrower 2010 Notes unless the Borrower 2010 Notes are repaid, redeemed, repurchased, defeased or Discharged in full on or prior to the 180th day prior to such maturity date, in which case no Borrower 2010 Note Maturity Date shall exist for purposes of this Agreement (subject to the succeeding proviso); provided, however, that, if the Borrower 2010 Notes are refinanced in full (other than with Indebtedness under this Agreement) on or prior to the 180th day prior to such maturity date, then the latest final stated maturity date of such other indebtedness as shall have refinanced the Borrower 2010 Notes shall be the “Borrower 2010 Note Maturity Date”.

“Borrower 2010 Notes” shall mean the outstanding 8 7/8% Senior Subordinated Notes due 2010 of Borrower in the original aggregate principal amount of $175.0 million.

“Borrower 2011 Note Maturity Date” shall mean the final stated maturity date of the Borrower 2011 Notes unless the Borrower 2011 Notes are repaid, redeemed, repurchased, defeased or Discharged in full on or prior to the 180th day prior to such maturity date, in which case no Borrower 2011 Note Maturity Date shall exist for purposes of this Agreement (subject to the succeeding proviso); provided, however, that, if the Borrower 2011 Notes are refinanced in full (other than with Indebtedness under this Agreement) on or prior to the 180th day prior to such maturity date, then the latest final stated maturity date of such other indebtedness as shall have refinanced the Borrower 2011 Notes shall be the “Borrower 2011 Note Maturity Date”.

“Borrower 2011 Notes” shall mean the outstanding 6 7/8% Senior Subordinated Notes of Borrower due 2011 in the original aggregate principal amount of $200.0 million.

“Borrower 2015 Notes” shall mean the outstanding 6 3/4% Senior Subordinated Notes due 2015 of Borrower in the original aggregate principal amount of $250.0 million.

“Borrower Notes Maturity Date” shall mean the earlier to occur of (a) the Borrower 2010 Note Maturity Date or (b) the Borrower 2011 Note Maturity Date.

“Borrower Outstanding Bonds” shall mean the Borrower 2010 Notes, the Borrower 2011 Notes and the Borrower 2015 Notes.

“Borrower Outstanding Bond Indentures” shall mean the indentures governing the Borrower Outstanding Bonds.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, Continuation, Conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Calyon” shall mean Calyon New York Branch, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Canadian dollars” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any period, with respect to any person, any expenditures by such person for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such person that should be capitalized in accordance with GAAP.

“Capital Lease” as applied to any person, shall mean any lease of any Property by that person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that person.

“Capital Lease Obligations” shall mean, for any person, all obligations of such person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean, for any person:  (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender (in each case, at the time of acquisition); (c) commercial paper rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, maturing not more than one year from the date of acquisition thereof by such person (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above at the time of acquisition thereof; or (g) money market mutual funds that invest primarily in the foregoing items.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property for which Borrower or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation; provided, however, no such event shall constitute a Casualty Event if such proceeds or other compensation in respect thereof is less than $2.5 million.  “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” shall be deemed to have occurred if:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than

Principal or a Related Party of Principal, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower; (b) at any time a change of control occurs under and as defined in any documentation relating to any material Indebtedness of Borrower or any of its Restricted Subsidiaries; (c) the Principal ceases to be the chairman of the board of directors of Borrower for any reason other than his death or disability at a time when the Consolidated Total Leverage Ratio is equal to or greater than 4.75 to 1.00 unless a replacement reasonably satisfactory to Administrative Agent is appointed within 90 days; or (d) during any period of one year, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Borrower.

“Charles Town Facility” shall mean the Gaming Facility known as of the Closing Date as “The Charles Town Races” located in Charles Town, West Virginia.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels, all property encumbered pursuant to Sections 9.08 and 9.11, and all other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document.

“Collateral Account” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall mean DBTCA in its capacity as collateral agent in accordance with the introduction hereto and in accordance with the terms of the Security Documents, as the case may be.

“Commitment Letter” shall mean the Commitment Letter among DBTCA, DBSI, LBI, LCPI and GSCP and Borrower, dated November 3, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), together with Exhibit A thereto.

“Commitments” shall mean the Revolving Commitments, the Term Loan Commitments, the Swingline Commitment and any New Incremental Term Loan Commitments.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Complementary Assets” shall mean, with respect to any person (other than any existing Company), the principal assets of such person which are complementary to (solely as a result of the geographic proximity to other businesses operated by Borrower and its Restricted

Subsidiaries) a business of the type conducted by Borrower and its Restricted Subsidiaries or activities related or ancillary thereto.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum distributed in connection herewith dated May 2005.

“Consolidated Companies” shall mean Borrower and each Subsidiary of Borrower (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of Borrower in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Adjusted Net Income for such period, plus, in each case to the extent deducted in calculating such Adjusted Net Income, (1) income tax expense, (2) Consolidated Interest Expense, non-cash interest expense, amortization of non-cash financing fees (including non-cash fees payable under a Swap Contract) or deferred non-cash financing costs and costs in an aggregate amount not to exceed $5.0 million incurred relating to termination of Interest Rate Protection Agreements in effect prior to the Closing Date, (3) depreciation and amortization expense, (4) any extraordinary non-cash items, (5) other non-cash items of expense, other than to the extent such non-cash items require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense will be added to Adjusted Net Income and deducted when and to the extent actually paid in cash), (6) any Pre-Opening Expenses and (7) in any fiscal quarter during which a purchase of property subject to any Company’s operating lease shall occur and during the three following fiscal quarters, an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries.  Consolidated EBITDA shall be further calculated in accordance with Section 10.08(e).

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, Notes and Capital Lease Obligations (but excluding bankers’ acceptances, surety, appeal and similar bonds and the aggregate undrawn portion of all outstanding letters of credit and Indebtedness that has been Discharged)) of Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that, for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof.  Consolidated Indebtedness shall be further calculated in accordance with Section 10.08(e).

“Consolidated Interest Expense” shall mean, for any period, the sum of all cash interest expense of Borrower and its Restricted Subsidiaries for such period as determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP, including the interest portion of payments on Capital Leases (but excluding (x) amortization of non-cash financing fees (including non-cash fees payable under a Swap Contract) or deferred non-cash financing costs, (y) costs in the aggregate amount not to exceed $5.0 million incurred relating to termination of Interest Rate Protection Agreements in effect prior to the Closing Date and (z) interest with respect to Indebtedness that has been Discharged).  Consolidated Interest Expense shall be further calculated in accordance with Section 10.08(e).

“Consolidated Senior Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Indebtedness as of such date, minus, without duplication, all unsecured senior subordinated or subordinated Indebtedness of Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the Test Period in respect of such date.  The calculation of Consolidated Senior Leverage Ratio shall be subject to Section 10.08(e).

“Consolidated Total Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period in respect of such date.  The calculation of Consolidated Total Leverage Ratio shall be subject to Section 10.08(e).

“Contingent Obligation” shall mean, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.09 of a LIBOR Loan from one Interest Period to the next Interest Period.

“Contractual Obligation” shall mean as to any person, any provision of any security issued by such person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such person is a party or by which it or any of its Property is bound or subject.

“control” see definition of “Affiliate”.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.09 of one Type of Loan (other than Swingline Loans) into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the L/C Documents, (d) the Security Documents, (e) the Administrative Agent’s Fee Letter, (f) the Fee Letter, (g) each Perfection Certificate and (h) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender in connection herewith or therewith evidencing or governing the Obligations or delivered in connection herewith or therewith, all as amended from time to time, but shall not include a Swap Contract for purposes of Sections 11.01(a), 11.01(b), 11.01(c) and 11.01(e).

“Credit Parties” shall mean Borrower and the Subsidiary Guarantors.

“Creditor” shall mean each of (a) each Agent, (b) each L/C Lender, (c) each Lender and (d) each Swap Provider.

“Credit Swap Contracts” shall mean any Swap Contract between Borrower and/or any or all of its Restricted Subsidiaries and a Swap Provider.

“DBSI” shall mean Deutsche Bank Securities Inc, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Debt Issuance” shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01) and, notwithstanding the foregoing to the contrary in the parenthetical, any Permitted Senior Indebtedness having an aggregate principal amount of at least $10.0 million incurred by Borrower or any of its Restricted Subsidiaries pursuant to Section 10.01(l) at the time when the Consolidated Senior Leverage Ratio is equal to or greater than 3.50 to 1.00.  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).  For purposes of this definition, Consolidated Senior Leverage Ratio shall be calculated on a pro forma basis in accordance with Section 10.08(e); provided, however, that such pro forma calculation shall, in the case of any Indebtedness incurred to finance an acquisition that will not be consummated concurrently with such incurrence, only give pro forma effect to such acquisition if (i) Borrower or such Restricted Subsidiary is party to an executed acquisition or merger agreement relating to such acquisition and (ii) such acquisition is expected to, and in fact does, close within 90 days after such incurrence (it being understood that if such acquisition does not close within such period and the Consolidated Senior Leverage Ratio is equal to or greater than 3.50 to 1.00, then any such Debt Issuance shall be deemed to occur on such 90th day after such incurrence).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 91 days after such prepayment or deposit.

“Disqualified Capital Stock” shall mean, with respect to any person, any Equity Interest of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Law), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect.

“Dollars” and “$” shall mean the lawful money of the United States.

“Dollar Equivalent” shall mean, as of any date of determination, (a) as to any amount denominated in Dollars, such amount on such date, and (b) as to any amount denominated in the Alternate Currency, the amount of Dollars which could be purchased with the amount of the Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the applicable L/C Lender (which issued such Letter of Credit) as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination therefor for purchase on such date.

“Domestic Subsidiary” of any person shall mean any Subsidiary of such person incorporated, organized or formed in the United States or any state or territory thereof or the District of Columbia.

“Eligible Assignee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D), but in any event excluding Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of Borrower, oral communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Interests” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution).  The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Equity Rights” shall mean, with respect to any person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(a) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower or any of its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower and its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

“Estoppel” shall mean a Lessor Consent, Waiver and Estoppel Certificate, which shall be substantially in the form attached hereto as Exhibit N.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum (without duplication) of:

(a)           consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period, adjusted to exclude any gains or losses attributable to prepayment of any Loans; plus

(b)           depreciation and amortization deducted in determining such consolidated net income (or loss) for such Excess Cash Flow Period; plus

(c)           other non-cash charges or losses (except for such non-cash charges or losses representing or requiring an accrual or reserve for future (including contingent) cash expenses, charges or losses) deducted in determining such consolidated net income (or loss) for such Excess Cash Flow Period; plus

(d)           the sum of (i) the amount, if any, by which Working Capital decreased during such Excess Cash Flow Period plus (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of Borrower and its Restricted Subsidiaries increased during such Excess Cash Flow Period plus (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of Borrower and its Restricted Subsidiaries decreased during such Excess Cash Flow Period; minus

(e)           the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such Excess Cash Flow Period plus (ii) the amount, if any, by which Working Capital increased during such Excess Cash Flow Period plus (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of Borrower and its Restricted Subsidiaries decreased during such Excess Cash Flow Period plus (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of Borrower and its Restricted Subsidiaries increased during such Excess Cash Flow Period; minus

(f)            the sum of (i) Capital Expenditures for such Excess Cash Flow Period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Indebtedness) plus (ii) cash consideration paid during such Excess Cash Flow Period to make Permitted Acquisitions (except to the extent financed by incurring Indebtedness) plus (iii) the amounts paid to make Investments permitted under Section 10.04(l) plus (iv) cash payments or cash deposits made to acquire or secure licenses to operate Gaming Facilities; minus

(g)           the proceeds or amounts realized from any Casualty Event (and any applicable insurance deductible in respect thereof) or Asset Sale (only deducted to the extent included in the calculation of consolidated net income) during such Excess Cash Flow Period; minus

(h)           the aggregate principal amount of Indebtedness repaid or prepaid by Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period, excluding Indebtedness in respect of Revolving Loans and Letters of Credit (unless the repayment of the principal amount of such Revolving Loans is accompanied by a corresponding termination of the Total Revolving Commitments); minus

(i)            the amounts paid to make Investments permitted under Section 10.04(m).

“Excess Cash Flow Period” shall mean each fiscal year of Borrower beginning the fiscal year ending December 31, 2006.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income or net profits by the United States, or by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business (other than a business deemed to arise solely by virtue of the transactions contemplated by this Agreement) or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which Borrower is located, (c) other than an assignee pursuant to a request by Borrower under Section 2.11(a), any U.S. federal withholding tax that is imposed on amounts payable to such person at the time such person becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 5.06(a), or (d) a U.S. federal withholding tax that is attributable to such person’s failure to comply with Section 5.06(b) or 5.06(c).

“Existing Argosy Credit Facility” shall mean the Third Amended and Restated Credit Agreement, dated as of September 30, 2004 (as amended, supplemented or otherwise modified) among Argosy, the other borrowers named therein, the lenders named therein, Calyon and Bank of Scotland, as co-syndication agents, Morgan Stanley Bank, as documentation agent, and Wells Fargo, as administrative agent, letter of credit issuer and swingline lender.

“Existing Argosy Indentures” shall mean the indentures governing the Existing Argosy Notes.

“Existing Argosy Notes” shall mean, collectively, Argosy’s outstanding 7% senior subordinated notes due 2014 and Argosy’s outstanding 9% senior subordinated notes due 2011 and, in each case, the Existing Argosy Indentures related thereto.

“Existing Borrower Credit Agreement” shall mean the Credit Agreement, dated as of March 3, 2003 (the “Original Borrower Credit Agreement”), as amended and restated as of December 5, 2003 (as amended) among Borrower, the subsidiary guarantors party thereto, Bear, Stearns & Co. Inc., as sole lead arranger, sole bookrunner and sole syndication agent in connection with the term D loan facility and the amendment and restatement, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as original joint lead arrangers and original joint bookrunners, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as original syndication agent, Bear Stearns Corporate Lending Inc., as swingline lender, administrative agent and collateral agent, and Societe Generale and Credit Lyonnais New York Branch, as joint documentation agents, and the lenders party thereto.

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“FASB 142” shall mean Statement of Financial Accounting Standards No. 142 issued on June 29, 2001 by the Financial Accounting Standards Board.

“FASB 144” shall mean Statement of Financial Accounting Standards No. 144 issued August 2001 by the Financial Accounting Standards Board.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.

“Fee Letter” shall mean the fee letter agreement dated November 3, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Borrower, DBTCA, DBSI, GSCP, LBI and LCPI.

“Final Maturity Date” shall mean the latest of the R/C Maturity Date, the Term A Facility Maturity Date, the Term B Facility Maturity Date and the latest New Incremental Term Loan Maturity Date.

“Financial Maintenance Covenants” shall mean the covenants set forth in Sections 10.08(a) through and including 10.08(d).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, the ratio of (x) Consolidated EBITDA for the Test Period ending on such date minus Maintenance Capital Expenditures for such Test Period to (y) Fixed Charges for the Test Period ending on such date.

“Fixed Charges” shall mean, for any Test Period, the sum of, without duplication, (a) Consolidated Interest Expense for such period to the extent paid or mandatorily payable in cash during such period, (b) the sum of all scheduled principal payments on any Indebtedness of Borrower and its Restricted Subsidiaries (including, without duplication, any lease payments in respect of Capital Leases (to the extent such lease payments would constitute a payment of principal of such Capital Lease) of Borrower and its Restricted Subsidiaries but excluding (x) any prepayment of a type contemplated by Section 2.10 and (y) balloon or other payments at final maturity thereof) and (c) all cash income tax expense actually paid to any Governmental Authority by Borrower and its Restricted Subsidiaries for such period (other than taxes related to Asset Sales not in the ordinary course of business).  Notwithstanding the foregoing, for the initial four Test Dates after the Closing Date, for the purposes of calculation of Fixed Charges, Consolidated Interest Expense shall equal the product of (x) Consolidated Interest Expense since the Closing Date to the date in question and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days since the Closing Date.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“FTC Order” shall mean the proposed Agreement Containing Consent Orders accepted July 26, 2005 by the Federal Trade Commission of the United States of America in the case of Penn National Gaming, Inc., FTC File No. 0510029, together with the “Decision and Order” and “Order to Hold Separate and Maintain Assets” referred to therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Funding Date” shall mean the date of the making of any extension of credit (whether the making of a Loan or the issuance of a Letter of Credit) hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (a) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in the casino, gambling, horse racing or gaming business or otherwise continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Authority or under any Gaming Law or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” shall mean any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming

Facility (including, without limitation, the Alcohol and Gaming Commission of Ontario, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Maine Harness Racing Commission, the Maine Gambling Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Borrower or any of its Restricted Subsidiaries.

“Gaming Facility” shall mean any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” shall mean all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” shall mean any Gaming Approval or other casino, gambling, horse racing or gaming license issued by any Gaming Authority covering any Gaming Facility.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Ground Leases” shall mean, collectively, each ground lease set forth on Schedule 1.01(A) attached hereto as each may be supplemented, replaced or modified from time to time.

“GSCP” shall mean Goldman Sachs Credit Partners L.P., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Guarantee” shall mean the guarantee of each Subsidiary Guarantor pursuant to Article VI.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.

“Illinois Principal Assets” shall mean the following Principal Assets: (a) the Gaming Facility known as “Hollywood Casino Aurora”, located in Aurora, Illinios; and (b) the Gaming Facility known as “Empress Casino Joliet”, located in Joliet, Illinios

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of Borrower having assets with an aggregate fair market value of less than $25.0 million as of the last day of any fiscal quarter of Borrower; provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiaries exceed the Immaterial Subsidiary Threshold Amount as of the last day of any fiscal quarter of Borrower.

“Immaterial Subsidiary Threshold Amount” shall mean $50.0 million.

“Incremental Commitment Amount” shall mean $300.0 million (as the same may be reduced or terminated from time to time pursuant to Section 2.04); provided, however, that until the earlier of (a) the expiration or termination of the Pocono Downs Put Obligation in accordance with the Pocono Downs Sale Documents or (b) the date on which Borrower has fulfilled the Pocono Downs Put Obligation, $175.0 million of the Incremental Commitment Amount may only be utilized in connection with the fulfillment of the Pocono Downs Put Obligation; provided, further, that in no event shall the aggregate amount of all Incremental Revolving Commitments provided pursuant to Section 2.12 exceed $100.0 million.

“Incremental Commitments” shall mean the Incremental Revolving Commitments, the Incremental Term A/B Loan Commitments and the New Incremental Term Loan Commitments.

“Incremental Term A/B Loan Commitments” shall mean the Incremental Term A Loan Commitments and the Incremental Term B Loan Commitments.

“Incremental Term A/B Loans” shall mean the Incremental Term A Loans and the Incremental Term B Loans.

“Incremental Term Loan Commitments” shall mean the Incremental Term A/B Loan Commitments and the New Incremental Term Loan Commitments.

“Incremental Term Loans” shall mean the Incremental Term A/B Loans and the New Incremental Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business, (y) financing of insurance premiums in the ordinary course of business and (z) any such obligations payable solely through the issuance of Equity Interests); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) all Capital Lease Obligations of such person; (g) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (h) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above; provided, however, that for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor).  The amount of Indebtedness of the type referred to in clause (g) above of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such person.  The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof.  For the avoidance of doubt, casino “chips” and gaming winnings of customers shall not constitute Indebtedness.

“Indiana Mortgage Documents” shall mean, collectively, (a) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, by Indiana Gaming Company, L.P., as mortgagor, to Deutsche Bank Trust Company Americas, as mortgagee, dated as of the Closing Date, relating to Real Property located in Dearborn County, Indiana, and (b) the Preferred Ship Mortgage, by Indiana Gaming Company, L.P., as mortgagor, to Deutsche Bank Trust Company Americas, as mortgagee, dated as of the Closing Date, relating to the whole of the Argosy VI Vessel.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate”.

“Interest Period” shall mean, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or Converted from an ABR Loan or the last day of the next preceding Interest Period for such LIBOR Loan and (subject to the requirements of Section 2.09) ending on the numerically corresponding day in the first, second, third or sixth calendar month (or, to the extent requested by Borrower and with the prior written consent of each applicable Lender, nine or twelve months) thereafter, as Borrower may select as provided in Section 4.05 (but otherwise subject to the second sentence in Section 2.01(d)), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period for any Revolving Loan would otherwise end after the R/C Maturity Date, such Interest Period shall end on the R/C Maturity Date; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, except as otherwise provided in Section 2.01(d), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.

“Interest Rate Certificate” shall mean an Interest Rate Certificate substantially in the form of Exhibit D, delivered pursuant to Section 9.04(e), demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio as of any Test Date.

“Interest Rate Protection Agreement” shall mean, for any person, an interest rate swap, cap or collar agreement or similar arrangement between such person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investments” of any person shall mean (a) any loan or advance of funds or credit by such person to any other person, (b) any Contingent Obligation by such person in respect of the Indebtedness or other obligation of any other person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or obligations of any other person, (d) any capital contribution by such person to any other person, (e) any payment under any Contingent Obligation by such person in respect of the Indebtedness or other obligation of any other person, or (f) holding any cash or Cash Equivalents.  For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Borrower at the time of Designation of such Subsidiary as an Unrestricted

Subsidiary pursuant to Section 9.12; provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments is deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments that was deemed to have been made at the time of the Designation of such Subsidiary as an Unrestricted Subsidiary.

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M attached hereto and each Joinder Agreement to be entered into pursuant to the Security Agreement.

“Joint Venture” shall mean any person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower holds or acquires an ownership interests (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Kansas City Facility” shall mean the Gaming Facility currently known as “The Argosy Casino Riverside,” located near Kansas City, Missouri.

“Lawrenceburg Facility” shall mean the Gaming Facility currently known as “The Argosy Casino Lawrenceburg,” located in Lawrenceburg, Indiana.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LBI” shall mean Lehman Brothers Inc., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“L/C Commitments” shall mean the commitments of L/C Lender to issue Letters of Credit pursuant to Section 2.03.

“L/C Disbursements” shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended or modified and in effect from time to time.

“L/C Interest” shall mean, for each Revolving Lender, such Lender’s participation interest (or, in the case of L/C Lender, L/C Lender’s retained interest) in L/C Lender’s liability under Letters of Credit and such Lender’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“L/C Lender” shall mean, as the context may require: (a) Wachovia Bank, National Association or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder (including certain of the Existing Letters of Credit issued by it), together with its successors and assigns in such capacity; (b) any other Lender or Lenders (1) selected by Administrative Agent and reasonably satisfactory to Borrower or (2) that becomes an L/C Lender pursuant to Section 2.03(l), in each case in its capacity as issuer of Letters of Credit issued by such Lender hereunder, together with its successors and assigns in such capacity; (c) Wells Fargo, in its capacity as issuer of certain of the Existing Letters of Credit issued by it, together with its successors and assigns in such capacity; or (d) collectively, all of the foregoing.

“L/C Liability” shall mean, at any time, without duplication, the sum of (a) the Dollar Equivalent of the Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of any Letter of Credit denominated in the Alternate Currency) in respect of all Letters of Credit.  The L/C Liability of any Revolving Lender at any time shall mean such Revolving Lender’s R/C Percentage of the aggregate L/C Liabilities at such time.

“L/C Sublimit” shall mean an amount equal to the lesser of (a) $100.0 million and (b) the Total Revolving Commitments then in effect.  The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“LCPI” shall mean Lehman Commercial Paper Inc., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Lender Default” shall mean (a) the refusal (which has not been retracted) or the failure of a Lender to make available or otherwise fund its portion of any Borrowing (including participations in Swingline Loans) or to fund its portion of any unreimbursed payment under Section 2.03 or (b) a Lender having notified Administrative Agent and/or Borrower that it does not intend to comply with the obligations under Section 2.01(a), 2.01(b), 2.01(c), 2.01(e) or 2.03.

“Lenders” shall mean (a) each Person listed on Annexes A-1, A-2 and A-3 that is a party to this Agreement, (b) any New Incremental Lender from time party hereto pursuant to Section 2.12 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and L/C Lender.

“Letter of Credit” shall have the meaning set forth in Section 2.03(a) and shall include each Existing Letter of Credit.

“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum determined by Administrative Agent to be the arithmetic mean (rounded, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British

Bankers Assoc. Interest Settlement Rates Page (defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Base Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBO Base Rate” shall mean, with respect to each day during each Interest Period pertaining to LIBOR Loans comprising part of the same borrowing, the rate per annum equal to the rate at which Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such LIBOR Loan to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit markets).

“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Administrative Agent to be equal to the LIBO Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate”.

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries, but excluding any such revocation, failure to renew, suspension or appointment to the extent such Gaming License relates to a Gaming Facility that is located on a Native American Indian reservation and/or in a jurisdiction the Gaming Laws of which have permitted gambling in the form of slot machines and table games to be conducted by any person or persons who are not Native American Indians or are acting or managing gaming operations for or on behalf of Native American Indians for less than two years at the time of any such revocation, failure to renew, suspension or appointment.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Government Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), any conditional sale or other title retention agreement or any lease in the nature thereof.

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Term Loans.

“Losses” of any person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements of any kind or nature whatsoever (including reasonable fees and expenses of counsel in connection with any Proceeding commenced or threatened in writing, whether or not such person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such person.

“Maintenance Capital Expenditures” shall mean any capital expenditures by Borrower or any of its Restricted Subsidiaries that are made to maintain, repair, restore or refurbish in the ordinary course of business the condition or usefulness of property of Borrower or any of its Restricted Subsidiaries, or otherwise to support the continuation of such person’s day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP, but excluding any capital expenditures which materially add to or significantly improve any such property.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean an event, circumstance, occurrence or condition which has caused any of (a) any change, condition, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to have a material adverse effect on the business, assets, results of operations or financial condition of Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Credit Parties to perform any of their material obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any Credit Party of the Credit Documents to which it is a party or any of the material rights and remedies of any Creditor thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Liens permitted thereunder) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which shall be in substantially in the form of Exhibit I, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be acceptable to Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property identified on Schedule 1.01(C) and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 9.08.

“Mortgaged Vessel” shall mean (a) each Vessel listed on Schedule 8.13(b) as a “Mortgaged Vessel”, and (b) each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i)            in the case of any Asset Sale permitted by Sections 10.05(c) and 10.05(n), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale; (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Lien on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent;

(ii)           in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Credit Documents, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any person (other than any Company) owning a beneficial interest in the subject Property; and

(iii)          in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New Incremental Term Loan Facility” shall mean the credit facility comprising the New Incremental Term Loan Commitments and the New Incremental Term Loans, if any.

“New Incremental Term Loan Maturity Date” shall mean, with respect to any New Incremental Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(c).

“New Incremental Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Incremental Term Loan Commitments and the related New Incremental Term Loans.

“New Jersey Joint Venture” shall mean the joint venture between Greenwood Racing, Inc. (and its successors and assigns) and Penn National Holding Company (and its successors and assigns) comprising Pennwood pursuant to an agreement dated October 30, 1998, and as amended on January 28, 1999.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Principal Asset” shall mean any Property of Borrower or any of its Restricted Subsidiaries other than a Property constituting a Principal Asset.

“Notes” shall mean the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B.

“Notice of Continuation/Conversion” shall mean a notice of continuation/ conversion substantially in the form of Exhibit C.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Creditor or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document or any Credit Swap Contract, whether or not the right of such person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.

“Organizational Document” shall mean, relative to any person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Original Borrower Credit Agreement” see definition of Existing Borrower Credit Agreement.

“Other Debt” see the definition of “Repricing Transaction”.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Penn National Race Course” shall mean the thoroughbred racing facility located in Harrisburg, Pennsylvania.

“Pennwood” shall mean, collectively, Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including, without limitation, GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower and each of the Subsidiary Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit O) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(j)(B).

“Permitted Acquisitions” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all the assets of, or all the Equity Interests in, a person or business of a person so long as (a) such acquisition shall not have been consummated pursuant to a tender offer that has not been approved by the board of directors (or functional equivalent) of such person, (b) such assets are to be used in, or such person so acquired is principally engaged in, as the case may be, a business of the type conducted by Borrower and its Restricted Subsidiaries or activities related or ancillary thereto, or such assets are Complementary Assets and (c) immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable Laws, (iii) Borrower and its Restricted Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants set forth in Section 10.08 as of the most recently ended Test Period (it being understood that such pro forma calculation shall not include an aggregating of pre-acquisition capital expenditures for purposes of Section 10.08(d)), as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of such relevant Test Period (provided that any acquisition that occurs prior to the first Test Period under such Sections 10.08(a), (b) and (c) shall be deemed to have occurred during such first Test Period) and (iv) Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a), (b) and (c)(i) through (iii) above, together with all relevant financial information for the person or assets to be acquired.  Notwithstanding the foregoing in this definition of “Permitted Acquisition”, the Argosy Acquisition” shall constitute a “Permitted Acquisition” for purposes of this Agreement.

“Permitted Collateral Liens” shall mean:

(a)           in the case of all Pledged Collateral other than Securities Collateral (as defined in the Security Agreement), Permitted Liens of the type described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (m), (n), (o), (p), (q), (s), (t) and (u) of Section 10.02;

(b)           in the case of all Pledged Collateral constituting Securities Collateral (as defined in the Security Agreement), Permitted Liens of the type described in clauses (a) and (p) of Section 10.02;

(c)           in the case of each Mortgaged Real Property, (i) on the date of the filing, recording or registering of the related Mortgage, “Permitted Collateral Liens” shall mean Prior Mortgage Liens and other Liens acceptable to Administrative Agent and (ii) any time thereafter, “Permitted Collateral Liens” shall mean (A) such Prior Mortgage Liens and such other Liens acceptable to Administrative Agent referred to in clause (i) above and (B) Permitted Liens of the type described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (k), (n), (p) and (s) of Section 10.02; and

(d)           in the case of each Mortgaged Vessel, Permitted Liens of the type described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (k), (n), (o) and (p) of Section 10.02.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided, however, that:  (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or weighted average life that is shorter than that of the Indebtedness being refinanced (provided that the stated maturity or weighted average life may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity in effect prior to such refinancing or (2) 91 days after the Final Maturity Date then in effect), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing; and (c) the sole obligor on such refinancing Indebtedness shall be Borrower or the original obligor on such Indebtedness being refinanced; provided, however, that (i) any guarantor of the Indebtedness being refinanced shall be permitted to guarantee the refinancing Indebtedness and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Senior Indebtedness” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (other than subordinated Indebtedness); provided, however, that such unsecured Indebtedness shall not have any scheduled principal payments due prior to the date that is 91 days after the Final Maturity Date then in effect.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (a) that contains subordination provisions that are reasonably satisfactory to Lead Arrangers (it being understood that subordination provisions providing that such Indebtedness is at least as subordinated in all material respects to the Obligations then outstanding as the obligations under the Borrower Outstanding Bond Indentures, as in effect on the date hereof, to the Obligations are reasonably satisfactory to Lead Arrangers) and (b) that shall not have any scheduled principal payments due prior to the date that is 91 days after the Final Maturity Date then in effect.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“person” or “Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Pledged Collateral” has the meaning set forth in the Security Agreement.

“Pocono Downs Assets” shall mean the “Partnership Interests,” as such term is defined in the Pocono Downs Sale Documents.

“Pocono Downs Put Obligation” shall mean the obligation of Borrower, the “Sellers” (as such term is defined in the definition of Pocono Downs Sale Documents) or any of their respective affiliates to repurchase from the buyer thereof the Pocono Downs Assets in accordance with the terms of the Pocono Downs Sale Documents.

“Pocono Downs Sale Documents” shall mean the Purchase Agreement, dated as of October 14, 2004, by and between PNGI Pocono, Corp. (“PNGI Corp.”), PNGI, LLC (“PNGI LLC” and, together with PNGI Corp., “Pocono Sellers”) and the Mohegan Tribal Gaming Authority, and all documents thereto and all exhibits, appendices, schedules and annexes to any thereof relating to the sale of the Pocono Downs Assets as in effect on the date hereof (without any modifications or waiver of any of the terms thereof, including capitalized terms therein but defined elsewhere as of such date unless otherwise consented to by Administrative Agent and Borrower).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Principal” shall mean Peter M. Carlino.

“Principal Asset” shall mean (a) each of the Properties of Borrower and its Restricted Subsidiaries as of the Closing Date listed on Schedule 1.01(B) and (b) any other Property (excluding Equity Interests in a person other than a Restricted Subsidiary) or Gaming Facility of Borrower or any of its Restricted Subsidiaries from time to time that, individually, was responsible for at least 7.5% of Consolidated EBITDA during the most recently ended fiscal year of Borrower.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 60 Wall Street, New York, NY 10005, or such other office as may be designated by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage acceptable to Administrative Agent, as such Schedule B may be amended from time to time to the satisfaction of Administrative Agent.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and Equity Interests or other ownership interests of any person.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 180 days after such acquisition of such Property or the incurrence of such costs by such person.

“Qualified Capital Stock” shall mean, with respect to any person, any Equity Interests of such person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns directly or indirectly at least 25% of the Equity Interests of such Joint Venture or casinos or racinos managed by Borrower or any of its Restricted Subsidiaries pursuant to a management or similar contract.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“R/C Maturity Date” shall mean the first to occur of (a) the date that is the fifth anniversary of the Closing Date or (b) the date that is the 180th day prior to the Borrower Notes Maturity Date.

“R/C Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitments at such time; provided, however, that if the R/C Percentage of any Revolving Lender is to be determined after the Total Revolving Commitments have been terminated, then the R/C Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination.

“Real Property” shall mean all right, title and interest of Borrower or any of its Restricted Subsidiaries (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by Borrower or any of its Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures (it being understood that for purposes of Schedules 1.01(D) and 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedules).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“refinance” shall mean refinance, renew, extend, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the obligations of Borrower to reimburse L/C Disbursements in respect of any Letter of Credit.

“Related Party” shall mean:

(a)           any immediate family member of Principal; or

(b)           any trust, corporation, partnership or other entity, in which Principal and/or such other persons referred to in the immediately preceding clause (a) have an 80% or more controlling interest.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Vessel” shall mean the replacement, in any manner, of any existing Mortgaged Vessel including, without limitation, any replacement of such Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower or any of its Subsidiaries of a new tranche of replacement term loans (including any Replacement Term Loans) under this Agreement (including by way of conversion of Term B Facility Loans into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term B Facility Loans of the respective Type (with the comparative determinations of such margins to be made by Administrative Agent and to be made after taking into account all upfront or similar fees or original issue discount (amortized over the life (determined according to the maturity date thereof) of such tranche of replacement term loans or Term B Facility Loans, as the case may be) payable to all Lenders holding such replacement term loans or Term B Facility Loans, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders holding such tranche of replacement term loans or Term B Facility Loans, as the case may be, after giving effect to the syndication thereof) and (y)

the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans (it being understood that a conversion of Term B Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans), (ii) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Term B Facility Loans (with the determination of such effective reduction to be made in accordance with the applicable provisions set forth in the parenthetical appearing in preceding clause (i)(x)) and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay or repay outstanding Term B Facility Loans (except to the extent any such Other Debt is incurred as a direct result of a Change of Control) if such Incremental Term Loans or Other Debt has a lower interest rate spread or margin over the LIBOR Rate (or any comparable rate) or the Alternative Base Rate (or any comparable rate), as applicable, than that of the Term B Facility Loans at the time of prepayment or repayment thereof (with the comparative determination of such interest rate spreads or margins to be made by Administrative Agent taking into account all upfront or similar fees or original issue discount (amortized over the life (determined according to the maturity date thereof) of such Incremental Term Loans or Other Debt) payable to all lenders holding such Incremental Term Loans or Other Debt after giving effect to the syndication thereof).  Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding Term B Facility Loans.

“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Term Loans, Revolving Loans, Unutilized R/C Commitments, Swingline Exposure and L/C Liabilities then outstanding represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Revolving Lenders” shall mean, as of any date of determination: (a) at any time prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Revolving Commitments and (b) thereafter, Non-Defaulting Lenders holding more than 50% of the aggregate sum of (without duplication) (i) the aggregate principal amount of outstanding Revolving Loans of all Non-Defaulting Lenders, (ii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iii) the Swingline Exposure of all Non-Defaulting Lenders, and (iv) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean:  (a) with respect to Lenders having Revolving Commitments or Revolving Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans, Swingline Exposure and L/C Liabilities then outstanding; (b) with respect to Lenders having Term A Facility Loans,

Term A Facility Commitments or Incremental Term A Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term A Facility Loans, Term A Facility Commitments and Incremental Term A Loan Commitments then outstanding; (c) with respect to Lenders having Term B Facility Loans, Term B Facility Commitments or Incremental Term B Loan Commitments, Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, Term B Facility Commitments and Incremental Term B Loan Commitments then outstanding; and (d) for each New Incremental Term Loan Facility, if applicable, with respect to Lenders having New Incremental Term Loans or New Incremental Term Loan Commitments, in each case, in respect of such New Incremental Term Loan Facility, Lenders having more than 50% of the aggregate sum of such New Incremental Term Loans and New Incremental Term Loan Commitments then outstanding.

“Requirement of Law” shall mean, as to any person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System of the United States in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer or treasurer of Borrower or, with respect to financial matters, the chief financial officer, senior financial officer or treasurer of Borrower.

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests or Equity Rights (other than outstanding securities convertible into Equity Interests and other than any payment made relating to any Transfer Agreement) of Borrower or any of its Restricted Subsidiaries, but excluding dividends paid through the issuance of additional shares of Qualified Capital Stock and any redemption or exchange of any Qualified Capital Stock of Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock of Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Reverse Trigger Event” shall have the meaning set forth in any applicable Transfer Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the R/C Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Annex A-1 under the caption “Revolving Commitment”, or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b), (b) reduced or terminated from time to time pursuant to Sections 2.04 and/or 11.01, as applicable, or (c) increased or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12.  The initial aggregate principal amount of the sum of the Revolving Commitments of all Lenders is $750.0 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Facility” shall mean the credit facility comprising the Revolving Commitments.

“Revolving Lenders” shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A-1 hereof and (b) thereafter, the Lenders from time to time holding Revolving Loans and/or a Revolving Commitment as in effect from time to time.

“Revolving Notes” shall mean the promissory notes substantially in the form of Exhibit A-1.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Secured Parties” shall mean the Agents, the Lenders and any Swap Provider.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” shall mean a security agreement substantially in the form of Exhibit H among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements, as the same may be amended in accordance with the terms thereof and hereof, reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant to Collateral Agent on behalf of the Secured Parties a first priority (subject only to the Liens permitted thereunder) perfected security interest in the Pledged Collateral covered thereby.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Ship Mortgages and each other security document or pledge agreement, instrument or other document required by applicable local law or otherwise executed and delivered by a Credit Party to grant a valid, perfected security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the Closing Date, and any other document, agreement or instrument utilized to pledge or grant as collateral for the Obligations any Property of whatever kind or nature.

“Ship Mortgage” shall mean a Ship Mortgage substantially in the form of Exhibit J made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel covered thereby, subject only to Permitted Collateral Liens.

“Solvent” and “Solvency” shall mean, for any person on a particular date, that on such date (a) the fair value of the Property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person does not intend to, and does not believe that it will, incur debts and liabilities beyond such person’s ability to pay as such debts and liabilities mature, (d) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s Property would constitute an unreasonably small capital and (e) such person is able to pay its debts as they become due and payable.  For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified Defaults” shall mean any Default or Event of Default arising from any of the following having occurred:  (a) any willful and material breach (resulting from intentional acts or omissions within the control of Borrower or any of its Subsidiaries) of any of the covenants contained in Article IX (Affirmative Covenants) or Article X (Negative Covenants) (excluding the financial covenants set forth in Sections 10.08); or (b) any event described in Section 11.01(b) or 11.01(c); or (c) any event described in Section 11.01(f)(i); or (d) any event described in Section 11.01(g) or 11.01(h)(i), (ii), (iii), (iv), (v) or (viii), in each case, with respect to Borrower; or (e) any event described in Section 11.01(n).

“Specified Representations” shall mean the following:

(a)           any representation or warranty contained in any of the following:  Section 8.02 (“Financial Condition, Etc.”), Section 8.04(a) (“No Breach; No Default”), Section 8.05

(“Action”), Section 8.06 (“Approvals”), Section 8.11 (“Use of Proceeds”), Section 8.14 (“Security Interest; Absence of Financing Statements; Etc.”), Section 8.16 (“True and Complete Disclosure”) and Section 8.18 (“Subordinated Debt”); or

(b)           any other representations and warranties contained in Article VIII (other than Section 8.27 (“Material Adverse Effect”)) to the extent there has been a material and willful or knowing breach resulting from an intentional act or omission within the control or knowledge of Borrower or any of its Subsidiaries.

It is understood that, for purposes of this definition of “Specified Representations”, any representation or warranty contained in Section 8.16 (“True and Complete Disclosure”) as it pertains to Argosy and its subsidiaries (without giving effect to the consummation of the Argosy Acquisition) shall be deemed to be limited to the knowledge of Borrower and that no breach of any representation or warranty contained in Section 8.16 (“True and Complete Disclosure”) will be deemed to exist except to the extent that the matter(s) resulting in such breach constitutes or otherwise resulted or would result in a Material Adverse Effect.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” shall mean each of the persons listed on Schedule 1.01(D) attached hereto and each person which may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Subsidiary Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Subsidiary Guarantors shall not include any Subsidiary of Borrower that is a Foreign Subsidiary.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement).

“Swap Provider” shall mean any person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such person was, at the date of entering into such Swap Contract, a Lender or Affiliate of a Lender, and such person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(e), as the same may be reduced from time to time pursuant to Section 2.04.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its R/C Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(e).

“Swingline Note” shall mean the promissory note substantially in the form of Exhibit A-4.

“Swingline Sublimit” shall mean the lesser of (a) $30.0 million and (b) the Total Revolving Commitments then in effect.  The Swingline Sublimit is part of, not in addition to, the Total Revolving Commitments.

“Syndication Date” shall mean the date upon which Lead Arrangers (collectively) determine in their sole discretion (and notify Borrower and the Lenders) that the primary syndication of the Commitments (and resultant addition of persons as Lenders pursuant to Section 13.05(b)) has been completed.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Taxes” shall mean (a) any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof) including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (b) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provisions)) in respect of any items described in clause (a).

“Term A Facility” shall mean the credit facility comprising the Term A Facility Commitments, any Incremental Term A Loan Commitments and the Term A Facility Loans.

“Term A Facility Commitment” shall mean, for each Term A Facility Lender, the obligation of such Lender to make a Term A Facility Loan in a principal amount not to exceed the amount set forth opposite the name of such Lender on Annex A-2 under the caption “Term A Facility Commitment”, or in the Assignment Agreement pursuant to which such Lender assumed its Term A Facility Commitment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b) or (b) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The initial aggregate principal amount of the sum of the Term A Facility Commitments of all Term A Facility Lenders is $325.0 million.

“Term A Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term A Facility Commitments on Annex A-2 hereof and (b) thereafter, Lenders from time to time holding any Incremental Term A Loan Commitments and/or Term A Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term A Facility Loans” shall mean, collectively, (a) term loans made pursuant to Section 2.01(b) and (b) term loans made pursuant to any Incremental Term A Loan Commitments.

“Term A Facility Maturity Date” shall mean the first to occur of (a) the date that is the sixth anniversary of the Closing Date and (b) the date that is 180 days prior to the Borrower Notes Maturity Date.

“Term A Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A-3, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01.  The initial aggregate principal amount of the sum of the Term B Facility Commitments of all Term B Facility Lenders is $1.65 billion.

“Term B Facility Lenders” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A-3 hereof and (b) thereafter, Lenders from time to time holding any Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(c) and (b) term loans made pursuant to any Incremental Term B Loan Commitments.

“Term B Facility Maturity Date” shall mean the first to occur of (a) the date that is the seventh anniversary of the Closing Date or (b) the date that is 180 days prior to the Borrower Notes Maturity Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-3.

“Term Facilities” shall mean, collectively, the credit facilities comprising the Term A Facility, the Term B Facility and any New Incremental Term Loan Facilities.

“Term Loan Commitments” shall mean, collectively, (a) the Term A Facility Commitments, (b) the Term B Facility Commitments and (c) any Incremental Term Loan Commitments.

“Term Loan Notes” shall mean, collectively, the Term A Facility Notes, the Term B Facility Notes and any New Incremental Term Loan Notes.

“Term Loans” shall mean, collectively, the Term A Facility Loans, the Term B Facility Loans and any New Incremental Term Loans.

“Test Date” shall mean, with respect to any Financial Maintenance Covenant, each date of determination in accordance with such Financial Maintenance Covenant.

“Test Period” shall mean for any date of determination the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which financial statements are available.

“Total Revolving Commitments” shall mean, at any time, the Revolving Commitments of all the Revolving Lenders at such time.

“Tranche” shall mean (i) with respect to Lenders, each of the following classes of Lenders:  (a) Lenders having Revolving Loans or Revolving Commitments, (b) Lenders having Term A Facility Commitments, Incremental Term A Loan Commitments or Term A Facility Loans, (c) Lenders having Term B Facility Commitments, Incremental Term B Loan Commitments or Term B Facility Loans, and (d) for each New Incremental Term Loan Facility, Lenders having New Incremental Term Loan Commitments or New Incremental Term Loans in respect of such New Incremental Term Loan Facility, and (ii) with respect to Loans or Commitments, each of the following classes of Loans or Commitments:  (a) Revolving Loans or Revolving Commitments, (b) Term A Facility Commitments, Incremental Term A Loan

Commitments or Term A Facility Loans, (c) Term B Facility Commitments, Incremental Term B Loan Commitments or Term B Facility Loans, and (d) for each New Incremental Term Loan Facility, New Incremental Term Loan Commitments or New Incremental Term Loans in respect of such New Incremental Term Loan Facility.

“Transaction Documents” shall mean the Credit Documents and the Argosy Acquisition Agreement and, in each case, all documents related thereto and all exhibits, appendices, schedules and annexes to any thereof.

“Transactions” shall mean the financings and transactions to occur on the Closing Date, including the consummation of the Borrower Refinancings, the Argosy Acquisition and the Argosy Refinancings, the borrowings hereunder on such date and the payment of all fees and expenses in connection with the foregoing.

“Transfer Agreements” shall mean (a) the Transfer of Ownership Agreement by and among Argosy Gaming Company, Empress Casino Joliet Corporation and the Illinois Gaming Board and the Trust Agreement by and between Argosy Gaming Company and LaSalle Bank National Association, each dated as of July 24, 2001, and (b) any other similar trust or similar arrangement required by any Gaming Authority from time to time having the same or similar effect as the agreement referred to in clause (a) above in this definition, in each case with respect to clauses (a) and (b) above, together with any trust agreements, management agreements, instruments, documents and other agreements executed or delivered pursuant to or in connection with such agreement or trust or similar arrangement, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed or otherwise modified from time to time.

“Trigger Date” shall have the meaning set forth in the definition of “Applicable Fee Percentage”.

“Trigger Event” shall mean the transfer of shares of capital stock of Empress Casino Corporation or any other Restricted Subsidiary into trust pursuant to the terms of the applicable Transfer Agreement.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“United States” shall mean the United States of America.

“Unrestricted Subsidiaries” shall mean (a) the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary.

“Unutilized R/C Commitment” shall mean, for any Revolving Lender, at any time, the excess of such Revolving Lender’s Revolving Commitment at such time over the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender and (ii) such Revolving Lender’s L/C Liability at such time.

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon (it being understood that for purposes of Schedule 8.13(b), Borrower shall not be required to describe such fixtures and equipment in such Schedule 8.13(b)).

“Voting Stock” shall mean, with respect to any person, the capital stock (including any and all shares, interests (including partnership, membership and other Equity Interests), participations, rights in, or other equivalents of, such capital stock, and any and all rights, warrants or options exchangeable for or convertible into such capital stock) of such person, in each case, that ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of the Term Loans, an amount equal to (a) the scheduled repayments of such Term Loans to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Wholly Owned Subsidiary” shall mean, with respect to any person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such person and/or one or more Wholly Owned Subsidiaries of such person.  Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean an amount determined for Borrower and its Restricted Subsidiaries equal to the sum of all current assets (other than cash and Cash Equivalents) less the sum of all current liabilities (other than the current portion of long-term Indebtedness).

SECTION 1.02.    Other Definitions.

Term	Defined in Section

“Act”	13.14
“Additional Credit Party”	9.11
“Administrative Agent”	Introduction
“Advance Date”	4.06
“Anti-Terrorism Laws”	8.28(a)
“Argosy”	Recitals

Term	Defined in Section

“Argosy Acquisition”	Recitals
“Argosy Refinancings”	7.01(x)(b)
“Borrower”	Introduction
“Borrower Refinancings”	7.01(x)(a)
“Class”	1.04
“Closing Date”	7.01
“Co-Documentation Agents”	Introduction
“Complementary Asset Acquisition”	10.04(j)
“Co-Syndication Agents”	Introduction
“Covered Taxes”	5.06(a)
“Designation”	9.12(a)
“Designation Amount”	9.12(a)(ii)
“Event of Default”	11.01
“Excess Cash Flow Measurement Date”	2.10(a)(iv)
“Excluded Designation”	9.13(a)
“Excluded Immaterial Subsidiaries”	9.13(a)
“Executive Order”	8.28(a)
“Existing Indebtedness”	8.20
“Existing Letter of Credit”	2.03(n)
“Foreign Lender Certificate”	5.06(b)
“Guaranteed Obligations”	6.01
“Incremental Effective Date”	2.12(b)
“Incremental Joinder Agreement”	2.12(b)
“Incremental Lender”	2.12(a)
“Incremental Revolving Commitment”	2.12(a)
“Incremental Term A Loan Commitments”	2.12(a)
“Incremental Term A Loans”	2.12(a)
“Incremental Term B Loan Commitments”	2.12(a)
“Incremental Term B Loans”	2.12(a)
“Indemnitee”	13.03(b)
“Initial Cap Ex Amount”	10.08(d)
“Intellectual Property”	8.19
“Judgment Currency Conversion Date”	13.15(a)
“L/C Payment Notice”	2.03(d)
“Lead Arrangers”	Introduction
“Lender SNDA”	8.24(d)
“Letter of Credit Request”	2.03(b)
“Liquor Authorities”	13.13(a)
“Liquor Laws”	13.13(a)
“Mandatory Declined Amount”	2.10(b)
“Mandatory Excess Amount”	2.10(b)
“Mandatory Offer”	2.10(b)
“Merger Sub”	Recitals
“New Incremental Lender”	2.12(a)
“New Incremental Term Loans”	2.12(a)

Term	Defined in Section

“New Incremental Term Loan Commitment”	2.12(a)
“Non-Divested Argosy Baton Rouge Assets”	9.08(e)(C)
“Non-U.S. Lender”	5.06(b)
“Obligation Currency”	13.15(a)
“OFAC”	8.28(b)(v)
“Optional Declined Amount”	2.09(b)(ii)
“Optional Offer”	2.09(b)(ii)
“Optional Offered Amount”	2.09(b)(ii)
“Other Taxes”	5.06(d)
“Payor”	4.06
“Permits”	8.15
“Permitted Liens”	10.02
“Post-Increase Revolving Lenders”	2.12(d)
“Pre-Increase Revolving Lenders”	2.12(d)
“Prepayment New Incremental Term Loans”	2.09(b)(ii)
“Prepayment New Incremental Term Loan Lenders”	2.09(b)(ii)
“Projections”	7.01(viii)
“Redesignation”	9.13(a)
“Refinanced Term Loans”	13.04(a)
“Register”	2.08(c)
“Replaced Lender”	2.11(a)
“Replacement Lender”	2.11(a)
“Replacement Term Loans”	13.04(a)
“Required Payment”	4.06
“Retained Property”	9.08(e)(C)
“Revocation”	9.12(b)
“Revolving Loans”	2.01(a)
“Specified Cap Ex Amount”	10.08(d)
“Tax Benefit”	5.06(f)
“Tax Returns”	8.08
“Transfer Agreement Person”	9.14
“Type”	1.04
“Undelivered Closing Collateral”	7.01
“Unreimbursed Amount”	2.03(e)

SECTION 1.03.    Accounting Terms and Determinations.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if

Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders, not to be unreasonably withheld).

SECTION 1.04.    Classes and Types of Loans.  Loans hereunder are distinguished by “Class” and by “Type.”  The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan, Term A Facility Loan, Term B Facility Loan, New Incremental Term Loan or Swingline Loan, each of which constitutes a Class.  The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type.  Loans may be identified by both Class and Type.

SECTION 1.05.    Rules of Construction.

(a)           In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (v) unless otherwise expressly provided, any reference to any action of any Creditor by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (vi) time shall be a reference to New York City time; (vii) Obligations (other than L/C Liabilities) shall not be deemed “outstanding” if such Obligations have been paid in full in cash (except for contingent indemnification obligations not yet due and payable that survive repayment), all of the Commitments of the Lenders to make any Loans under the Credit Agreement have expired or been sooner terminated in full and all of the commitments of any L/C Lender to issue Letters of Credit under the Credit Agreement have expired or been sooner terminated in full; and (viii) L/C Liabilities shall not be deemed “outstanding” if (x) such L/C Liabilities have been cash collateralized or supported by a letter of credit in a manner reasonably satisfactory to the applicable L/C Lender and (y) all Revolving Commitments shall have been terminated; provided, however, that notwithstanding the foregoing in this clause (viii), in no event shall Borrower be relieved of its obligations to repay any such L/C Liabilities.

(b)           In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and

“amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “Property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c)           In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d)           This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or Lenders’ involvement in their preparation.

SECTION 1.06.    Dollar Equivalent Calculations.

For purposes of this Agreement, the Dollar Equivalent of each Letter of Credit denominated in the Alternate Currency shall be calculated (a) on the date when any such Letter of Credit is issued, (b) on each date the drawing under such Letter of Credit was paid or disbursed by the applicable L/C Lender under such Letter of Credit, (c) on the fifteenth day of each month (or, if such fifteenth day is not a Business Day, the first Business Day occurring immediately after such fifteenth day) and (d) on such additional dates as designated from time to time by Administrative Agent or by L/C Lender that issued such Letter of Credit.  Such Dollar Equivalent shall remain in effect until the same is recalculated as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by Administrative Agent.  L/C Lender that issued a Letter of Credit denominated in the Alternate Currency shall calculate such Dollar Equivalent at such times as provided above, and such L/C Lender shall, on the date such calculation is so made, notify Administrative Agent of such determination of the Dollar Equivalent. Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.

ARTICLE II.

CREDITS

SECTION 2.01.    Loans.

(a)           Revolving Loans.  Each Revolving Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to Borrower in Dollars from time to time, on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Commitment of such Revolving Lender as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (i) the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time and (ii) the aggregate principal amount of all Revolving Loans of such Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability, plus such Revolving Lender’s Swingline Exposure shall not exceed such Revolving Lender’s Revolving Commitment as in effect at such time.  Subject to the terms and conditions of this Agreement, during the Revolving Availability Period, Borrower may borrow, repay and re-borrow the amount of the Revolving Commitments by means of ABR Loans and LIBOR Loans.

(b)           Term A Facility Loans.  Each Lender with a Term A Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term A Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term A Facility Commitment of such Lender.  Term A Facility Loans that are repaid or prepaid may not be reborrowed.

(c)           Term B Facility Loans.  Each Lender with a Term B Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender.  Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(d)           Limit on LIBOR Loans.  No more than fifteen separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time.  Unless Lead Arrangers (collectively) otherwise agree in their sole discretion or have determined that the Syndication Date has occurred (at which time this second sentence of this Section 2.01(d) shall no longer be applicable), prior to the 90th day following the Closing Date, Term Loans and Revolving Loans in each case may only be incurred and maintained as, and/or Continued as or Converted into, LIBOR Loans so long as all such outstanding LIBOR Loans, together with all outstanding Revolving Loans that are maintained as LIBOR Loans and all outstanding Term Loans that are maintained as LIBOR Loans, are subject to an Interest Period of one month which begins and ends on the same day, with the first such Interest Period to begin no sooner than three Business Days after the Closing Date.

(e)           Swingline Loans.

(i)            Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (y) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and re-borrow Swingline Loans.

(ii)           Swingline Loans.  To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (promptly confirmed in writing in the form of a Notice of Borrowing by telecopy or facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower.  The Swingline Lender shall make each Swingline Loan available to Borrower by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Swingline Lender, by crediting the same to) the account of Borrower as directed by Borrower in the applicable Notice of Borrowing for such Swingline Loan by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.  Swingline Loans shall only be incurred and maintained as ABR Loans.  Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing.  Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $250,000 above such amount.

(iii)          Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, and without any penalty or premium, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 (noon), New York City time, on the date of repayment at the Swingline Lender’s office as the Swingline Lender may from time to time specify to Borrower and Administrative Agent.  All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(iv)          Participations.  The Swingline Lender may by written notice given to Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s applicable percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative Agent, for the account of the Swingline Lender, such Lender’s R/C Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 4.01 with respect to Loans made by such Lender (and Section 4.01 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.02.    Borrowings.  Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing.  Not later than 12:00 noon, New York City time, on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower.  Each borrowing of Revolving Loans shall be made by each Revolving Lender pro rata based on its R/C Percentage.  The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York City time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03.    Letters of Credit.

(a)           Subject to the terms and conditions hereof, the Revolving Commitments may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby and commercial documentary letters of credit (herein collectively called “Letters of Credit”) issued by L/C Lender for the account of any Credit Party (provided that Borrower shall be a co-applicant (and jointly and severally liable) with respect to each Letter of Credit issued for the account of any Subsidiary); provided, however, that in no event shall

(i)            the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of all the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Total Revolving Commitments as in effect at such time,

(ii)           the sum of the aggregate principal amount of all Revolving Loans of any Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability plus such Revolving Lender’s Swingline Exposure exceed at any time such Revolving Lender’s Revolving Commitment as in effect at such time,

(iii)          the outstanding aggregate amount of all L/C Liabilities exceed the L/C Sublimit,

(iv)          the Dollar Equivalent of the Stated Amount of any Letter of Credit be less than $100,000 or such lesser amount as is acceptable to L/C Lender,

(v)           the expiration date of any Letter of Credit extend beyond the earlier of (x) the fifth Business Day preceding the R/C Maturity Date and (y) the date twelve months following the date of such issuance for standby Letters of Credit or 180 days after the date of such issuance for commercial documentary Letters of Credit, unless the Required Revolving Lenders have approved such expiry date in writing (but never beyond the fifth Business Day prior to the R/C Maturity Date); provided, further, however, that any standby Letter of Credit may be automatically extendible for periods of up to one year (but never beyond the fifth Business Day prior to the R/C Maturity Date),

(vi)          L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Required Revolving Lenders stating that a Default exists until such time as L/C Lender shall have received written notice of (x) rescission of such notice from the Required Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent’s good faith determination that such Default has ceased to exist, or

(vii)         any Letter of Credit be issued in a currency other than Dollars or the Alternate Currency nor at a tenor other than sight.

(b)           Whenever Borrower requires the issuance of a Letter of Credit it shall give L/C Lender and Administrative Agent at least three Business Days written notice (or such shorter period of notice acceptable to L/C Lender) (including by way of facsimile transmission).  Each notice shall be in the form of Exhibit L appropriately completed (each a “Letter of Credit Request”) and shall specify a date of issuance not beyond the fifth Business Day prior to the R/C Maturity Date.  Each Letter of Credit Request must be accompanied by documentation describing in reasonable detail the proposed terms, conditions and format of the Letter of Credit to be issued, and if so requested by L/C Lender each Letter of Credit Request shall be accompanied by such L/C Lender’s form of application but which application shall not contain any operating or financial covenants or any provisions inconsistent with this Agreement.  If there is any conflict between the  terms and conditions of this Agreement and the terms and condition of any application, the terms and conditions of this Agreement shall govern.  Each Lender hereby authorizes L/C Lender to issue and perform its obligations with respect to Letters of Credit and each Letter of Credit shall be issued in accordance with the customary procedures of L/C Lender.  Borrower acknowledges and agrees that the failure of L/C Lender to require an application at any time and from time to time shall not restrict or impair such L/C Lender’s right to require such an application or agreement as a condition to the issuance of any subsequent Letter of Credit.

(c)           On each day during the period commencing with the issuance by L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s R/C Percentage of the Dollar Equivalent of the then Stated Amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder (the amount of such unreimbursed drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  Each Revolving Lender (other than L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire from the L/C Lender that issued such Letter of Credit, without recourse, a participation in L/C Lender’s obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender’s R/C Percentage of such obligation (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) and rights, and each Revolving Lender (other than L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to L/C Lender to pay and discharge when due, its R/C Percentage of L/C Lender’s obligation to fund drawings (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) under such Letter of Credit.  L/C Lender shall be deemed to hold an L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders other than L/C Lender of their participation interests.

(d)           In the event that L/C Lender has determined to honor a drawing under a Letter of Credit, L/C Lender shall promptly notify (the “L/C Payment Notice”) Administrative Agent and Borrower (through Administrative Agent) of the amount paid by L/C Lender and the date on which payment is to be made to such beneficiary.  In the case of a Letter of Credit denominated in the Alternate Currency, Borrower shall reimburse L/C Lender that issued such Letter of Credit in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in the Alternate Currency, the applicable L/C Lender shall notify Administrative Agent and Borrower of the Dollar Equivalent of the amount of the drawing following the determination thereof in accordance with Section 1.06.  Borrower hereby unconditionally agrees to pay and reimburse L/C Lender for the amount of payment under such Letter of Credit in Dollars, together with interest thereon at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin applicable to Revolving Loans that are maintained as ABR Loans as are in effect from time to time from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the first Business Day after the date on which Borrower receives the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m. (New York City time) on a Business Day).  Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid.  Promptly upon receipt of the amount paid by Borrower pursuant to the immediately prior sentence, L/C Lender shall notify Administrative Agent of such payment and whether or not such payment constitutes payment in full of the Reimbursement Obligation under the applicable Letter of Credit.

(e)           Promptly upon its receipt of a L/C Payment Notice referred to in Section 2.03(d), Borrower shall advise L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse L/C Lender for the amount of the related demand for payment under the applicable Letter of Credit and, if it does so intend, submit a Notice of Borrowing for such borrowing to Administrative Agent as provided in Section 4.05.  In the event that Borrower fails to reimburse L/C Lender for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C

Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m. (New York City time) on a Business Day), such L/C Lender shall promptly notify Administrative Agent of such failure by Borrower to so reimburse and of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency).  In the event that Borrower fails to either submit a Notice of Borrowing to Administrative Agent pursuant to the immediately prior sentence or reimburse L/C Lender for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m. (New York City time) on a Business Day), Administrative Agent shall give each Revolving Lender prompt notice of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (the “Unreimbursed Amount”), specifying such Lender’s R/C Percentage thereof and requesting payment of such amount.

(f)            Each Revolving Lender (other than L/C Lender) shall pay to Administrative Agent for account of L/C Lender at the Principal Office in Dollars and in immediately available funds, an amount equal to such Revolving Lender’s R/C Percentage of the Unreimbursed Amount upon not less than one Business Day’s actual notice by Administrative Agent as described in Section 2.03(e) to such Revolving Lender requesting such payment and specifying such amount.  Administrative Agent will promptly remit the funds so received to the applicable L/C Lender in Dollars.  Subject to the proviso in Section 2.03(m), each such Revolving Lender’s obligation to make such payments to Administrative Agent for the account of L/C Lender under this Section 2.03(f), and L/C Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this Section 2.03(f), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments.  Each such payment to L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(g)           Upon the making of each payment by a Revolving Lender to L/C Lender pursuant to Section 2.03(f) in respect of any Letter of Credit, such Revolving Lender shall, automatically and without any further action on the part of Administrative Agent, L/C Lender or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation equal to such Revolving Lender’s R/C Percentage in any interest or other amounts (such interest and other amounts expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation.  If L/C Lender receives directly from or for the account of Borrower any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security), L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender which has satisfied its obligations under Section 2.03(f), such Revolving Lender’s R/C Percentage of the Dollar Equivalent of such payment, each such payment by L/C Lender to be made in Dollars.  In the event any payment received by L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by L/C Lender, each Revolving Lender shall, upon the request of L/C Lender (through Administrative Agent), repay to L/C Lender (through Administrative Agent) the amount of such payment paid to such Revolving Lender, with interest at the rate specified in Section 2.03(j).

(h)           Borrower shall pay to Administrative Agent, for the account of the Revolving Lenders, in respect of each Letter of Credit, a letter of credit commission equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans that are LIBOR Loans in effect from time to time, multiplied by (y) the daily Dollar Equivalent of the Stated Amount of each Letter of Credit (such Dollar Equivalent to be determined in accordance with Section 1.06) for the period from and including the date of issuance of each Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to and excluding the date on such Letter of Credit is drawn in full or is terminated.  Such commission will be non-refundable and is to be paid quarterly in arrears on each Quarterly Date and on the R/C Maturity Date.  In addition, Borrower shall pay to L/C Lender, for such L/C Lender’s account, in respect of each Letter of Credit, a non refundable letter of credit issuance commission in an amount equal to 0.25% per annum multiplied by the daily Dollar Equivalent of the Stated Amount of each Letter of Credit from and including the issuance date of each Letter of Credit through the expiry date of each Letter of Credit (but in no event less than $500.00 per year per Letter of Credit) payable quarterly in arrears on each Quarterly Date. In addition Borrower agrees to pay to L/C Lender all charges, costs and expenses in the amounts customarily charged by L/C Lender, from time to time in like circumstances, with respect to the issuance, amendment, transfer, payment of drawings, and other transactions relating thereto.

(i)            Upon the issuance of or amendment or modification to a Letter of Credit, L/C Lender shall promptly deliver to Administrative Agent and Borrower a written notice of such issuance, amendment or modification and such notice shall be accompanied by a copy of such Letter of Credit or the respective amendment or modification thereto, as the case may be.  Promptly upon receipt of such notice, Administrative Agent shall deliver to each Revolving Lender a written notice regarding such issuance, amendment or modification, as the case may be, and, if so requested by a Revolving Lender, Administrative Agent shall deliver to such Revolving Lender a copy of such Letter of Credit or amendment or modification, as the case may be.

(j)            If and to the extent that any Revolving Lender fails to pay an amount required to be paid pursuant to Section 2.03(f) or 2.03(g) on the due date therefor, such Revolving Lender shall pay to L/C Lender (through Administrative Agent) interest on such amount for each day from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) for the first three days and at the interest rate (in effect from time to time) applicable to Revolving Loans that are maintained as ABR Loans for each day thereafter.

(k)           The issuance by L/C Lender of any amendment or modification to any Letter of Credit hereunder that would extend the expiry date or increase the Stated Amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such amendment or modification shall be issued hereunder unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended or modified form or (y) the Required Revolving Lenders (or all of the Revolving Lenders to the extent required by Section 13.04) shall have consented thereto.

(l)            Notwithstanding the foregoing, L/C Lender shall not be under any obligation to issue any Letter of Credit if at the time of such issuance, any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain L/C Lender from issuing such Letter of Credit, any of L/C Lender’s policies, any Requirement of Law applicable to L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which L/C Lender is not otherwise compensated) not in effect on the Closing Date.  At any time that L/C Lender shall not be under any obligation to issue Letters of Credit pursuant to this Section 2.03(l), L/C Lender may be replaced by Borrower with another Lender reasonably acceptable to Administrative Agent upon notice to L/C Lender and acceptance of such appointment by such successor L/C Lender.  Upon any such replacement, Administrative Agent shall notify the Lenders of any such replacement of L/C Lender and the replacement L/C Lender shall agree to be bound by the applicable provisions of this Agreement.  At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Lender pursuant to Section 2.03(h).  From and after the effective date of any such replacement, (i) the successor L/C Lender shall have all the rights and obligations of L/C Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Lender” shall be deemed to refer to such successor or to any previous L/C Lender, or to such successor and all previous L/C Lenders, as the context shall require.  After the replacement of an L/C Lender hereunder, the replaced L/C Lender shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(m)          The obligations of Borrower under this Agreement and any L/C Document to reimburse L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following:  (i) any lack of validity or enforceability of this Agreement or any L/C Document; (ii) the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), L/C Lender or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Subsidiary Guarantor; provided, however, that neither Borrower nor any Revolving Lender shall be obligated to reimburse L/C Lender for any wrongful payment finally determined by a court of competent jurisdiction to have been made by L/C Lender as a result of acts or omissions constituting willful misconduct or gross negligence on the part of L/C Lender.  To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

(n)           Borrower, Administrative Agent and Revolving Lenders hereby agree that, as of the Closing Date, each letter of credit identified on Schedule 2.03(n) (each, an “Existing Letter of Credit”) shall be a Letter of Credit as if originally issued under this Agreement, and that the fees and other provisions set forth in this Section 2.03 shall be applicable to each Existing Letter of Credit as of the Closing Date.

(o)           On the last Business Day of each month, Borrower and each L/C Lender shall provide to Administrative Agent such information regarding the outstanding Letters of Credit as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent (and in such standard electronic format as Administrative Agent shall reasonably specify), for purposes of Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit.  Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by Borrower and L/C Lenders pursuant to this Section 2.03(o), and such record of Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder.  Notwithstanding the foregoing, if and to the extent Administrative Agent determines that there are one or more discrepancies between information provided by Borrower and any L/C Lender hereunder, Administrative Agent will notify Borrower and such L/C Lender thereof and Borrower and such L/C Lender shall endeavor to reconcile any such discrepancy.  In addition to and without limiting the foregoing, with respect to commercial documentary Letters of Credit, on the first Business Day of each week the applicable L/C Lender shall deliver to Administrative Agent, by facsimile (or, if Administrative Agent and the applicable L/C Lender agree, by e-mail), a report detailing the daily outstanding commercial documentary Letters of Credit for the previous week for such Letters of Credit issued in Dollars and for such Letters of Credit issued in the Alternate Currency.

SECTION 2.04.    Termination and Reductions of Commitment.

(a)           (i)  The Commitments shall be automatically and permanently terminated in their entirety on the earlier of (x) December 31, 2005, if the Argosy Acquisition has not occurred prior to such date, and (y) the termination of the Argosy Acquisition Agreement (if the Argosy Acquisition has not previously been consummated).

(ii)           In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term A Facility Commitments shall be automatically and permanently reduced to zero on the Closing Date (after giving effect to the making of the Term A Facility Loans on such date).

(iii)          In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments shall be automatically and permanently reduced to zero on the Closing Date (after giving effect to the making of the Term B Facility Loans in respect thereof on such date).

(iv)          In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments shall be automatically and permanently reduced by the amount of Incremental Term Loans made in respect thereof from time to time, and to zero on the date that is the third anniversary of the Closing Date.

(v)           In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the Incremental Commitment Amount shall be automatically and permanently reduced from time to time by the amount of Incremental Term Loans made from time to time and the amount of any Incremental Revolving Commitments provided pursuant to Section 2.12, and to zero on the date that is the third anniversary of the Closing Date.

(vi)          The aggregate amount of the Revolving Commitments, the L/C Commitments and the Swingline Commitment shall be automatically and permanently reduced to zero on the R/C Maturity Date.

(b)           Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05)) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety, and (ii) to reduce the aggregate amount of the Unutilized R/C Commitments (which shall be pro rata among Revolving Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or any whole multiple of $1.0 million in excess thereof) or, if less, the remaining Unutilized R/C Commitments.

(c)           Any Commitment once terminated or reduced may not be reinstated.

(d)           Each reduction or termination of any of the Commitments pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

(e)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders (or Required Revolving Lenders or Required Tranche Lenders, to the extent such change, waiver, discharge or termination requires the approval of all affected Lenders or all affected Required Revolving Lenders or all Lenders of such Tranche) as (and to the extent) provided in Section 13.04(b), Borrower may, subject to its compliance with the requirements of Section 13.04(b), upon three Business Days’ prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, other than any such Commitment which is being maintained by such Lender (and not being terminated by

Borrower) as provided in Section 13.04(b), so long as all Loans (other than any such Loans that are being maintained by such Lender (and not being repaid by Borrower) as provided in Section 13.04(b)), together with accrued and unpaid interest, fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) are repaid concurrently with the effectiveness of such termination pursuant to Section 2.09(c) (at which time Annexes A-1, A-2 and/or A-3, as applicable, shall be deemed modified to reflect such changed amounts) and such Lender’s L/C Liability is cash collateralized by Borrower in a manner reasonably satisfactory to Administrative Agent and the respective L/C Lenders, and at such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 4.02, 5.01, 5.03, 5.05, 5.06 and 13.03), which shall survive as to such repaid Lender.

SECTION 2.05.    Fees.

(a)           Borrower shall pay to Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee for the period from and including the Closing Date to but not including the earlier of the date such Revolving Commitment is terminated or expires and the R/C Maturity Date computed at a rate per annum equal to the Applicable Fee Percentage in effect from time to time during such period on the daily average amount of such Revolving Lender’s Unutilized R/C Commitment.  For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Liability of such Revolving Lender (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose).  Any accrued commitment fee under this Section 2.05(a) shall be payable in arrears on each Quarterly Date and on the earlier of the date the Revolving Commitments are terminated or expire and the R/C Maturity Date.

(b)           Borrower shall pay to Administrative Agent for its own account the annual administrative fee pursuant to the Administrative Agent’s Fee Letter.

(c)           At the time of the effectiveness of a Repricing Transaction prior to the first anniversary of the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender under Section 2.11 or 2.09(c), as the case may be), a fee in an amount equal to 1.0% of the aggregate principal amount of all Term B Facility Loans outstanding on such date immediately prior to the effectiveness of such Repricing Transaction.  Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

SECTION 2.06.    Lending Offices.  The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07.    Several Obligations of Lenders.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.  No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

SECTION 2.08.    Notes; Register.

(a)           At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1, A-2, A-3 and A-4 of such Lender’s Revolving Loans, Term A Facility Loans, Term B Facility Loans and Swingline Loans, respectively; and in the case of any New Incremental Term Loans, such form of promissory note provided pursuant to the applicable Incremental Joinder Agreement.

(b)           The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c)           Borrower hereby designates Administrative Agent to serve as its agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans.  The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless recorded in the Register.

SECTION 2.09.    Optional Prepayments and Conversions or Continuations of Loans.

(a)           Subject to Section 4.04 and this Section 2.09(a), Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(d)), or to Convert Loans of one Type into Loans of another Type or to Continue Loans of one Type as Loans of the same Type, at any time or from time to time.  Borrower shall give Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder).  Each notice of Conversion or Continuation shall be substantially in the form of Exhibit C.  If LIBOR Loans are prepaid or Converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05.  Unless Lead Arrangers (collectively) otherwise agree in their sole discretion or have determined that the Syndication Date has occurred, prior to the 90th day following the Closing Date, Conversions of ABR Loans into LIBOR Loans shall be subject to the second sentence in Section 2.01(d).  Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to Convert any Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as ABR Loans.  Swingline Loans may not be converted or continued.

(b)           Application.

(i)            The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and Tranches, all as determined by Borrower.

(ii)           With respect to any optional prepayment to be made of the Term B Facility Loans or of the New Incremental Term Loans that are subject to an Incremental Joinder Agreement that gives the Lenders holding such New Incremental Term Loans the right to decline prepayments as provided in the applicable Incremental Joinder Agreement (such New Incremental Term Loans are collectively referred to as the “Prepayment New Incremental Term Loans” and the Lenders holding such New Incremental Term Loans are collectively referred to as the “Prepayment New Incremental Term Loan Lenders”) pursuant to Section 2.09(a), so long as any Term Loans (other than Term B Facility Loans or such Prepayment New Incremental Term Loans, as the case may be) are then outstanding, Borrower shall have the right, but not the obligation, to elect to offer the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be, the right to decline such prepayment of the Term B Facility Loans or the Prepayment New Incremental Term Loans, as the case may be (each, an “Optional Offer”).  If Borrower makes such election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be.  Any such notice shall specify the aggregate amount that the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be, may decline to have applied towards the prepayment of the Term B Facility Loans or the Prepayment New Incremental Term Loans, as the case may be (each, an “Optional Offered Amount”).  Each Term B Facility Lender or each Prepayment New Incremental Term Loan Lenders, as the case may be, may elect, in its sole discretion, to accept the applicable Optional Offer with respect to an amount equal to or less than an amount equal to (x) in the case such Optional Offer relates to Term B Facility Loans, the applicable Optional Offered Amount in respect of such Optional Offer times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such Term B Facility Lender and the denominator of which is the principal amount of all Term B Facility Loans outstanding and (y) in the case such Optional Offer relates to the Prepayment New Incremental Term Loans, the applicable Optional Offered Amount in respect of such Optional Offer times a fraction, the numerator of which is the principal amount of the Prepayment New Incremental Term Loans owed to such Prepayment New Incremental Term Loan Lenders and the denominator of which is the principal amount of all Prepayment New Incremental Term Loans outstanding (such amount declined by such Term B Facility Lender for prepayment of its Term B Facility Loans or such amount declined by such Prepayment New Incremental Term Loan Lenders for prepayment of its Prepayment New Incremental Term Loans, as the case may be, referred to as the “Optional Declined Amount”).  Any acceptance of an Optional Offer by a Term B Facility Lender or Prepayment New Incremental Term Loan Lender, as the case may be, must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of such Optional Offer specifying such Term B Facility Lender’s or such Prepayment New Incremental Term Loan Lender’s, as the case may be, Optional Declined Amount in respect thereof (if any).  Failure by a Term B Facility Lender or a Prepayment New Incremental Term Loan Lender, as the case may be, to give such notice will constitute a rejection of the Optional Offer by such Term B Facility Lender or Prepayment New Incremental Term Loan Lender, as the case may be.  In the case of any such acceptance, the aggregate amount of the Optional Declined Amounts of all Term B Facility Lenders or of all Prepayment New Incremental Term Loan Lenders, as the case may be, in respect of the applicable Optional Offer shall be applied to the Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be), pro rata to the remaining Amortization Payments of such Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be); provided, however, that to the extent that the aggregate principal amount of the Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be) after giving effect to such optional prepayment is less than the aggregate amount of such Optional Declined Amounts, then such Optional Declined Amounts in excess of the amount optionally applied to such Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be) shall be allocated among the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be, that accepted the Optional Offer pro rata based on the Optional Declined Amount of each Term B Facility Lender or each Prepayment New Incremental Term Loan Lender, as the case may be, as the case may be, in respect of such Optional Offer.

(iii)          In addition to the foregoing, and provided that the Consolidated Senior Leverage Ratio is less than 3.50 to 1.00, Borrower shall have the right to elect to offer to prepay the Loans pro rata to the Term A Facility Loans, the Term B Facility Loans and any New Incremental Term Loans then outstanding and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness in accordance with and to the extent permitted by Section 10.10(e) and/or to repurchase Equity Interests of Borrower.  If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Loans.  Any such notice shall specify the aggregate amount offered to prepay the Term Loans.  Each holder of a Term A Facility Loan, a Term B Facility Loan or a New Incremental Term Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than (x) with respect to holders of Term A Facility Loans, an amount equal to the aggregate amount so offered to prepay Term A Facility Loans times a fraction, the numerator of which is the principal amount of

Term A Facility Loans owed to such holder and the denominator of which is the principal amount of Term A Facility Loans outstanding, (y) with respect to holders of Term B Facility Loans, an amount equal to the aggregate amount so offered to prepay Term B Facility Loans times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such holder and the denominator of which is the principal amount of Term B Facility Loans outstanding or (z) with respect to holders of New Incremental Term Loans, an amount equal to the aggregate amount so offered to prepay New Incremental Term Loans times a fraction, the numerator of which is the principal amount of New Incremental Term Loans owed to such holder and the denominator of which is the principal amount of New Incremental Term Loans outstanding.  Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any.  Failure to give such notice will constitute an election to accept such offer.  Any portion of such prepayment offer so accepted will be used to prepay the Term Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay.  Any portion of such prepayment rejected may be used by Borrower and its Restricted Subsidiaries as provided in Section 10.10(e) to the extent permitted thereby or to repurchase Equity Interests of Borrower.

(c)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders (or Required Revolving Lenders or Required Tranche Lenders, to the extent such change, waiver, discharge or termination requires the approval of all affected Lenders or all affected Required Revolving Lenders or all Lenders of such Tranche) as (and to the extent) provided in Section 13.04(b), Borrower may, upon five Business Days’ prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans of such Lender, together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, Section 13.04(b), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 2.09(c), (A) the Revolving Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 2.04(e) (at which time Annex A-1 shall be deemed modified to reflect the changed Revolving Commitments) and (B) such Lender’s R/C Percentage of all outstanding Letters of Credit is cash collateralized by Borrower in a manner reasonably satisfactory to Administrative Agent and L/C Lenders and (ii) the consents, if any, required under Section 13.04(b) in connection with the repayment pursuant to this Section 2.09(c) shall have been obtained.

(d)           Any prepayment of Term B Facility Loans pursuant to this Section 2.09 made prior to the first anniversary of the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.10.    Mandatory Prepayments.

(a)           Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i)            Casualty Events.  Within three Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x)            if no Default or Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of any Credit Party or repair, replace or restore the Property or other Property used or usable in the business of any Credit Party (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable), in each case within 365 days following the date of the receipt of such Net Available Proceeds,

(y)           to the extent such Casualty Event affects any of the Collateral or Property acquired to effect any repair, replacement or restoration of such Collateral, such proceeds shall be made subject to the Lien of the Security Documents in accordance with the provisions of Section 9.08, and

(z)            if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within 365 days after the date of the receipt of such Net Available Proceeds, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b); provided, however, that if any portion has not been so used within 365 days after such date and any Credit Party is diligently pursuing the repair, replacement or restoration of Property or the acquisition of Property, then such application of such remaining portion shall not be required for so long as such repair, replacement or restoration is being diligently pursued.

Notwithstanding the foregoing provisions of this Section 2.10(a)(i) or otherwise, (A) no mandatory prepayment shall be required pursuant to this Section 2.10(a)(i) until the date on which the sum of (x) the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i) in the absence of this sentence plus (y) the Net Available Proceeds required to be applied as mandatory prepayments pursuant to Section 2.10(a)(iii) in the absence of the last sentence in such Section 2.10(a)(iii) equals or exceeds $20.0 million and (B) amounts held pending application pursuant to this clause may be used to repay Revolving Loans with no reduction in Revolving Commitments.

(ii)           Debt Issuance.  Within three Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.

(iii)          Asset Sales.  Within three Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale permitted by Sections 10.05(c) and 10.05(n), in an aggregate principal amount equal to 100% of the Net

Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however, that:

(x)            an amount equal to the Net Available Proceeds from any Asset Sale permitted by Sections 10.05(c) and 10.05(n) shall not be required to be applied as provided above on such date if (1) no Default or Event of Default then exists or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within 365 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended);

(y)           to the extent such Net Available Proceeds are from an Asset Sale of Collateral, an amount equal to the Net Available Proceeds shall be used within such 365 day period to acquire or invest in Property subject to or made subject to the Lien of the applicable Security Documents in accordance with the provisions of Section 9.08; and

(z)            if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above (and, in the case of any Net Available Proceeds from an Asset Sale of Collateral, in compliance with clause (y) above) within such 365-day period, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b) (it being understood that the foregoing shall in no way affect the obligation of any Company to obtain the consent of the Required Lenders if required pursuant to this Agreement to effect any Asset Sale).

Notwithstanding the foregoing provisions of this Section 2.10(a)(iii) or otherwise, (A) no mandatory prepayment shall be required pursuant to this Section 2.10(a)(iii) until the date on which the sum of (x) the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii) in the absence of this sentence plus (y) the Net Available Proceeds required to be applied as mandatory prepayments pursuant to Section 2.10(a)(i) in the absence of the last sentence in such Section 2.10(a)(i) equals or exceeds $20.0 million and (B) amounts held pending application pursuant to this clause may be used to repay Revolving Loans with no reduction in Revolving Commitments.

(iv)          Excess Cash Flow.  On a date not later than 100 days after each December 31 (each such December 31, an “Excess Cash Flow Measurement Date”), beginning with the fiscal year ended December 31, 2006, (A) if the Consolidated Senior Leverage Ratio as of the Excess Cash Flow Measurement Date is greater than or equal to 3.50 to 1.00, an amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period ending on such Excess Cash Flow Measurement Date or (B) if the Consolidated Senior Leverage Ratio as of the Excess Cash

Flow Measurement Date is less than 3.50 to 1.00, an amount equal to 0% of Excess Cash Flow for the Excess Cash Flow Period ending on such Excess Cash Flow Measurement Date.

(v)           Other Required Prepayments.  If the terms of any agreement, instrument or indenture pursuant to which any Indebtedness (other than the Obligations) pari passu with or junior in right of payment to the Loans is outstanding (or pursuant to which such Indebtedness is guaranteed) require prepayment of such Indebtedness out of the Net Available Proceeds of any Asset Sale unless such Net Available Proceeds are used to prepay other Indebtedness, then, to the extent not otherwise required by this Section 2.10(a), if Borrower and its Restricted Subsidiaries shall not have reinvested the Net Available Proceeds thereof as permitted by Section 2.10(a)(iii) within the time frame permitted thereby (but prior to the date required to be applied to such Indebtedness), the Loans shall be repaid in an amount not less than the minimum amount that would be required to be prepaid not later than the latest time as and upon such terms so that such other Indebtedness will not be required to be prepaid pursuant to the terms of the agreement, indenture or instrument or guarantee governing such other Indebtedness.

(b)           Application.  The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i)            First, the amount of the required prepayment shall be applied to the reduction of Amortization Payments on the Term Loans required by Sections 3.01(b), 3.01(c) and 3.01(d) pro rata among the Term Facilities based upon the remaining unpaid aggregate principal amounts thereof and, in each case, pro rata to the remaining Amortization Payments;

(ii)           Second, after such time as no Term Loans remain outstanding, with an amount equal to the remaining amount of any such required prepayment that would have been applied to the Term Loans, Borrower shall, first, repay all outstanding Swingline Loans, and second, prepay outstanding Revolving Loans (without any reduction in Revolving Commitments); and

(iii)          Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess.

Notwithstanding Section 2.10(b)(i), if the amount that would otherwise be applied to the mandatory repayment of the Term B Facility Loans or the Prepayment New Incremental Term Loans, as the case may be, pursuant to such Section 2.10(b)(i) but for this paragraph exceeds the aggregate scheduled Amortization Payments in respect of such Term B Facility Loans or the Prepayment New Incremental Term Loans, as the case may be, due within 12 months following such mandatory prepayment (each such excess, the “Mandatory Excess Amount”), then, so long as any Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be) are then outstanding, Borrower shall have the right, but not the obligation, to elect to offer the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be, the right to decline such mandatory prepayment of the Term B Facility Loans or the Prepayment New Incremental Term Loans, as the case may be, with such applicable Mandatory Excess Amount (each, a “Mandatory Offer”).  Any such notice shall specify the aggregate amount of the Mandatory Excess Amount that the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be, may decline to have applied towards the mandatory prepayment of the Term B Facility Loans or the Prepayment New Incremental Term Loans, as the case may be.  Each Term B Facility Lender or each Prepayment New Incremental Term Loan Lender, as the case may be, may elect, in its sole discretion, to accept a Mandatory Offer with respect to an amount equal to or less than an amount equal to (x) in the case such Mandatory Offer relates to Term B Facility Loans, the Mandatory Excess Amount in respect of such Mandatory Offer times a fraction, the numerator of which is the principal amount of Term B Facility Loans owed to such Term B Facility Lender and the denominator of which is the principal amount of all Term B Facility Loans outstanding and (y) in the case such Mandatory Offer relates to Prepayment New Incremental Term Loans, the Mandatory Excess Amount in respect of such Mandatory Offer times a fraction, the numerator of which is the principal amount of Prepayment New Incremental Term Loans owed to such Prepayment New Incremental Term Loan Lender, and the denominator of which is the principal amount of all Prepayment New Incremental Term Loans outstanding (such amount declined by such Term B Facility Lender for mandatory prepayment of its Term B Facility Loans or such amount declined by such Prepayment New Incremental Term Loan Lender, as the case may be, referred to as the “Mandatory Declined Amount”).  Any acceptance of a Mandatory Offer by a Term B Facility Lender or a Prepayment New Incremental Term Loan Lender, as the case may be, must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of such Mandatory Offer specifying such Term B Facility Lender’s or such Prepayment New Incremental Term Loan Lender’s, as the case may be, Mandatory Declined Amount in respect thereof, if any.  Failure by a Term B Facility Lender or a Prepayment New Incremental Term Loan Lender, as the case may be, to give such notice will constitute a rejection of the Mandatory Offer by such Term B Facility Lender or Prepayment New Incremental Term Loan Lender, as the case may be.  In the case of any such acceptance, the aggregate amount of the Mandatory Declined Amounts of all Term B Facility Lenders or of all Prepayment New Incremental Term Loan Lenders, as the case may be, in respect of the applicable Mandatory Offer shall be applied to the Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be), pro rata to the remaining Amortization Payments of such Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be); provided, however, that to the extent that the aggregate principal amount of the Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be) after giving effect to such mandatory prepayment is less than the aggregate amount of such Mandatory Declined Amounts, then such Mandatory Declined Amounts in excess of the amount so mandatorily applied to such Term Loans (other than Term B Facility Loans or Prepayment New Incremental Term Loans, as the case may be) shall be allocated among the Term B Facility Lenders or the Prepayment New Incremental Term Loan Lenders, as the case may be, that accepted the Mandatory Offer pro rata based on the Mandatory Declined Amount of each Term B Facility Lender or each Prepayment New Incremental Term Loan Lender, as the case may be, in respect of such Mandatory Offer.

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or

(ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05.  Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c)           Revolving Credit Extension Reductions.  Until the R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide cover for L/C Liabilities as specified in Section 2.10(d)) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, such amount to be applied, first, to Revolving Loans outstanding and second, as cover for L/C Liabilities outstanding as specified in Section 2.10(d).

(d)           Cover for L/C Liabilities.  In the event that Borrower shall be required pursuant to this Section 2.10 to provide cover for L/C Liabilities, Borrower shall effect the same by paying to Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by Collateral Agent in the Collateral Account (as provided in the Security Agreement as collateral security in the first instance for the L/C Liabilities) (in an amount not to exceed the amount of then outstanding L/C Liabilities) until such time as all Letters of Credit shall have been terminated and all of the then outstanding L/C Liabilities shall have been paid in full.

(e)           Prepayment of Term B Facility Loans.  Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the first anniversary of the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.11.    Replacement of Lenders.

(a)           Borrower shall have the right, if no Default then exists, to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees reasonably acceptable to Administrative Agent (collectively, the “Replacement Lender”) if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so and/or (y) as provided in Section 13.04(b), such Lender refuses to consent to certain proposed amendments, waivers or modifications with respect to this Agreement; provided, however, that (i) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or if the Replaced Lender is being replaced as a result of clause (y) above and the applicable consent requires approval of all Lenders of a particular Tranche but not all Lenders, then the Replacement Lender shall acquire all Commitments, Loans and L/C Interests of such Replaced Lender under such Tranche) and, in connection therewith, shall pay to (x) the Replaced Lender, an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender (other than any Loans not being acquired by the Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of Letter of Credit denominated in the Alternate Currency) owing to such Replaced Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans owing to such Replaced Lender are being acquired and (C) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 with respect to the Loans being so acquired, and (y) L/C Lender an amount equal to such Replaced Lender’s R/C Percentage of any Reimbursement Obligations (which at such time remains a Reimbursement Obligation) (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of Letter of Credit denominated in the Alternate Currency) to the extent such amount was not theretofore funded by such Replaced Lender (if the Revolving Commitments of such Replaced Lender are being assigned to the Replacement Lender), and (ii) all obligations of Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i) and (ii) above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender and except with respect to Loans, Commitments and L/C Interests of the Replaced Lender not being acquired by the Replacement Lender.

In the event that a Replaced Lender does not execute an Assignment Agreement pursuant to this Section 2.11, upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.11, Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment Agreement on behalf of such Replaced Lender, and any such Assignment Agreement so executed by Administrative Agent on behalf of such Replaced Lender, the Replacement Lender and, to the extent required pursuant to Section 13.05, Administrative Agent shall be effective for purposes of this Section 2.11 and Section 13.05.

(b)           If Borrower receives a notice from any applicable Gaming Authority that a Lender is not qualified to make Loans to Borrower or to hold the securities of a casino licensee under applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, even if a Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary).  Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender.  Notice to such Lender shall be given at least 10 days before the required date of transfer or prepayment (unless a shorter period is required under applicable law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws.  Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under applicable law).  Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon Borrower:  (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12.    Incremental Loan Commitments.

(a)           Borrower Request.  Borrower may, at any time during the period commencing on the Closing Date and ending on the date that is the third anniversary of the Closing Date, by written notice to Administrative Agent, request (i) an increase to the existing Revolving Commitments (“Incremental Revolving Commitments”), (ii) the establishment of additional Term A Facility Loans with terms and conditions identical to the terms and conditions of existing Term A Facility Loans hereunder (“Incremental Term A Loans” and the related commitments, “Incremental Term A Loan Commitments”), (iii) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, the “Incremental Term B Loan Commitments”) and/or (iv) the establishment of one or more new term loans (“New Incremental Term Loans” and the related commitments, “New Incremental Term Loan Commitments”); provided, however, that (x) the aggregate amount of all Incremental Commitments provided pursuant to this Section 2.12 shall not exceed the Incremental Commitment Amount and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million.  Each such notice shall specify the identity of each Eligible Assignee (and any existing Lender) to whom Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitment offered to it and (B) any Eligible Assignee that is not an existing Lender which agrees to make available an Incremental Commitment (a “New Incremental Lender”) shall be approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) (each New Incremental Lender or existing Lender which agrees to make available an Incremental Commitment shall be referred to as an “Incremental Lender”).

(b)           Incremental Effective Date.  The Increased Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Incremental Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12.  The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12.  If the Incremental Commitments are provided in accordance with this Section 2.12, Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) and the final allocation of such Incremental Commitments.  As a condition precedent to any such Incremental Commitments the following shall have been satisfied to the reasonable satisfaction of Administrative Agent:

(i)            each of the conditions set forth in Section 7.02 shall be satisfied with respect to the borrowing of the applicable Incremental Term Loans;

(ii)           all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid;

(iii)          Borrower shall make any payments required pursuant to Section 5.05 in connection with any adjustment of Revolving Loans pursuant to Section 2.12(d), if applicable;

(iv)          Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(v)           an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each applicable Incremental Lender; and

(vi)          the pro forma Consolidated Senior Leverage Ratio of Borrower (after giving effect to the borrowing of any such applicable Incremental Term Loans and the application of the proceeds therefrom) would not exceed the lesser of (A) 0.25 to 1.00 less than the maximum Consolidated Senior Leverage Ratio permitted by Section 10.08(b) at such time or (B) 4.50 to 1.00.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Incremental Lender that was not a Lender hereunder at such time shall become a Lender hereunder.  Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) in the case of Incremental Revolving Commitments, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Incremental Revolving Commitments and Annex A-1 shall be modified to reflect the revised Revolving Commitments of the affected Lenders, (ii) the Incremental Term A Loans (to the extent funded) shall be deemed to be Term A Facility Loans hereunder, (iii) the Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder and (iv) any New Incremental Term Loans shall be deemed to be additional Term Loans hereunder.  Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each Creditor to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12.  Such amendments may include provisions allowing New Incremental Term Loans to be treated on the same basis as Term B Loans in connection with declining prepayments.

(c)           Terms of Incremental Commitments and Loans.  The terms and provisions of the Incremental Commitments and Loans made pursuant thereto shall be as follows:

(i)            the terms and provisions of Incremental Revolving Commitments and the related Revolving Loans shall be identical to the existing Revolving Commitments and any provisions applicable to Revolving Loans made hereunder;

(ii)           the terms and provisions of Incremental Term A Loans shall be identical to the existing Term A Facility Loans, with appropriate adjustments to the amortization schedule set forth on Annex C-1 to address such Incremental Term A Loans;

(iii)          the terms and provisions of Incremental Term B Loans shall be identical to the existing Term B Facility Loans, with appropriate adjustments to the amortization schedule set forth on Annex C-2 to address such Incremental Term B Loans; and

(iv)          the terms and provisions of any New Incremental Term Loans shall be as set forth in this Agreement and as otherwise determined by Borrower, Administrative Agent and Lenders under such Tranche of New Incremental Term Loans and set forth in the related Incremental Joinder Agreement; provided, however,

(A)          the Weighted Average Life to Maturity of any Tranche of New Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans; and

(B)           the maturity date of the New Incremental Term Loans shall not be earlier than the Final Maturity Date.

(d)           Adjustment of Revolving Loans.  To the extent the Revolving Commitments are being increased on the relevant Incremental Effective Date, then each of the Revolving Lenders having a Revolving Commitment prior to such Incremental Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Incremental Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such Incremental Revolving Commitments.

(e)           Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.12 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder.

(f)            Supersede.  This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.    Repayment of Loans.

(a)           Revolving Credit Loans and Swingline Loans.  Borrower hereby promises to pay (i) to Administrative Agent for the account of each Revolving Lender the entire outstanding principal amount of such Revolving Lender’s Revolving Loans made to Borrower, and each Revolving Loan shall mature, on the R/C Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the R/C Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)           Term A Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term A Facility Loans in repayment of the principal of the Term A Facility Loans, on each date set forth on Annex C-1, that principal amount of Term A Facility Loans, to the extent then outstanding, as is set forth opposite such date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) to the extent actually made or as provided in Section 2.12); provided, however, that, notwithstanding the foregoing in this Section 3.01(b) to the contrary, if the Term A Facility Maturity Date occurs prior to the last scheduled payment of the Term A Facility Loans, then Borrower shall, on the Term A Facility Maturity Date, repay in full the aggregate principal amount of Term A Facility Loans that remain outstanding on the Term A Facility Maturity Date.

(c)           Term B Facility Loans.  Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of such Term B Facility Loans, on each date set forth on Annex C-2, that principal amount of such Term B Facility Loans, to the extent then outstanding, as is set forth opposite such date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) to the extent actually made or as provided in Section 2.12); provided, however, that, notwithstanding the foregoing in this Section 3.01(c) to the contrary, if the Term B Facility Maturity Date occurs prior to the last scheduled payment of such Term B Facility Loans, then Borrower shall, on the Term B Facility Maturity Date, repay in full the aggregate principal amount of such Term B Facility Loans that remain outstanding on the Term B Facility Maturity Date.

(d)           New Incremental Term Loans.  New Incremental Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Incremental Term Loans were made, subject, however, to Section 2.12(c).

SECTION 3.02.    Interest.

(a)           Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such

Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i)            during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin, and

(ii)           during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin.

(b)           To the extent permitted by Law, (i) overdue principal and overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default and (y) the rate which is 2% in excess of the rate otherwise applicable to ABR Loans of the respective Tranche from time to time, and (ii) all Obligations not paid when due other than Loans shall bear interest at the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time.  Interest which accrues under this paragraph shall be payable on demand.

(c)           Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan, (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (or of any Swingline Loan) (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

(d)           If the weighted average interest rate of any New Incremental Term Loans (whether in the form of interest, fees, original issue discount or a combination thereof but excluding arrangement, commitment or underwriting fees) is higher by more than 50 basis points than the weighted average yield to maturity (including fees and original issue discount but excluding arrangement or underwriting fees) payable in respect to the Term B Facility Loans immediately prior to the incurrence of any such New Incremental Term Loans, then the Applicable Margins then applicable to the Term B Facility shall be increased to the extent necessary to result in the weighted average interest rate applicable to the Term B Facility being equal to the weighted average interest rate applicable to any such New Incremental Term Loans.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.    Payments.

(a)           All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 12:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)           Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent may distribute such payment to the Lenders for application to the Obligations under the Credit Documents in such manner as it or the Required Lenders, subject to Sections 2.09, 2.10, 4.02 and 11.02, may determine to be appropriate).

(c)           Except to the extent otherwise provided in the third sentence of Section 2.03(h), each payment received by Administrative Agent or by L/C Lender (through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, prior to 12:00 p.m. (New York City time) on any day, on such day and (y) if the payment was actually received by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, after 12:00 p.m. (New York City time) on any day, by 1:00 p.m. (New York City time) on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by L/C Lender (through Administrative Agent), as the case may be, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).

(d)           If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02.    Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of Conversions and Continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.09(c), Section 2.10(b) or Section 2.11(b), each payment or prepayment of principal of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.09(c), Section 2.10(b) or Section 2.11(b), each payment of interest on Revolving Loans and Term Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03.    Computations.  Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.  Notwithstanding the foregoing, for each day that the Alternate Base Rate is calculated by reference to the Federal Funds Rate, interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day).

SECTION 4.04.    Minimum Amounts.  Except for mandatory prepayments made pursuant to Section 2.10 and Conversions or prepayments made pursuant to Section 5.04, each Borrowing, Conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (a) in the case of Term Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof and (b) in the case of Revolving Loans and Swingline Loans, $2.5 million with respect to ABR Loans and $2.5 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period).  Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05.    Certain Notices.  Notices by Borrower to Administrative Agent (or, in the case of repayment of the Swingline Loans, to the Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, the Swingline Lender) by telephone not later than 1:00 p.m. (New York City time) (promptly followed by written notice via facsimile) on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified in the table below.

NOTICE PERIODS

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing or optional prepayment of, or Conversions into, ABR Loans	1

Borrowing or optional prepayment of, Conversions into, Continuations as, or duration of Interest Periods for, LIBOR Loans	3

Borrowing or repayment of Swingline Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced.  Each such notice of Borrowing, Conversion, Continuation or prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day).  Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.  Administrative Agent shall promptly notify the Lenders of the contents of each such notice.  In the event that Borrower fails to select the Type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan.

SECTION 4.06.    Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have received written notice from a Lender or Borrower (the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or a payment to Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent,

Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided, however, that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three Business Days of the date such demand was made, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows (without double recovery):

(i)            if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate set forth in Section 3.02(b) (without duplication of the obligation of Borrower under Section 3.02 to pay interest on the Required Payment at the rate set forth in Section 3.02(b)), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 3.02 to pay interest at the rate set forth in Section 3.02(b) in respect of the Required Payment; and

(ii)           if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor, or Borrower, shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

SECTION 4.07.    Right of Setoff, Sharing of Payments; Etc.

(a)           If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party and Administrative Agent thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.09(c), Section 2.10(b), Section 2.11(b), Article V or the Administrative Agent’s Fee Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Borrower consents to the foregoing arrangements.

(c)           Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.    Additional Costs.

(a)           If the adoption of, or any change in, in each case after the date hereof, any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC made subsequent to the Closing Date (other than such adoptions or changes as may relate to the certain Lenders’ indirect ownership of Borrower and its Restricted Subsidiaries):

(i)            shall subject any Lender or L/C Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Lender’s participation therein, any L/C Document or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for taxes covered by or expressly excluded from coverage by, and expressly subject to, Section 5.06, Excluded Taxes, changes in the rate of tax on the overall net income or net profits of such Lender or its Applicable Lending Office, or any Affiliate thereof or franchise taxes or similar taxes imposed with respect to or in lieu of its net income or net profits by any Governmental Authority);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (excluding any Reserve Requirement reflected in the LIBOR Rate) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or L/C Lender which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)          impose on any Lender or L/C Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender or L/C Lender of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in Letters of Credit, then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender on a net after-tax basis (taking into account any additional tax costs or tax benefits) for such increased cost.  If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error.  Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(b)           In the event that any Lender or L/C Lender shall have determined that the adoption after the Closing Date of any law, rule, regulation or guideline regarding capital adequacy (or any change after the Closing Date therein or in the interpretation or application thereof) or compliance by any Lender or L/C Lender or any corporation controlling such Lender or L/C Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC, in each case, made subsequent to the Closing Date, including, without limitation, the issuance after the Closing Date of any final rule, regulation or guideline, does or shall have the effect of materially reducing the rate of return on such Lender’s or L/C Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or L/C Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender or L/C Lender to Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender or L/C Lender and the basis for such request), Borrower shall promptly pay to such Lender or L/C Lender such additional amount or amounts as will compensate such Lender or L/C Lender on a net after-tax basis for such reduction.

(c)           Failure or delay on the part of any Lender or L/C Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or L/C Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender or L/C Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or L/C Lender, as the case may be, notifies Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or L/C Lender’s intention to claim compensation therefor; provided, further, that if the change in law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.    Inability To Determine Interest Rate.  If prior to the first day of any Interest Period:  (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period, or (b) Administrative Agent shall have received notice from Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in their relevant market, Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been Converted on the first day of such Interest Period to LIBOR Loans shall be Converted to or Continued as ABR Loans and (z) any outstanding LIBOR Loans shall be Converted, on the first day of such Interest Period, to ABR Loans.  Until such notice has been withdrawn by Administrative Agent, no further LIBOR Loans shall be made or Continued as such, nor shall Borrower have the right to Convert Loans to, LIBOR Loans.

SECTION 5.03.    Illegality.  Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or L/C Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender or L/C Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender or L/C Lender), then such Lender or L/C Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s or L/C Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04.    Treatment of Affected Loans.  If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically Converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such Conversion no longer exist:

(i)            to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and

(ii)           all Loans which would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be Converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05.    Compensation.

(a)           Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, Conversion into or Continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) default by Borrower or in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (4) the Conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (but excluding any lost profit or loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

(b)           For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive.  Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06.    Net Payments.

(a)           Except as provided in Section 5.06(b), all payments made by any Credit Party hereunder or under any Note or any Guarantee will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.06(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any Governmental Authority or taxing authority with respect to such payments (but excluding any Excluded Tax) (all such Taxes (other than Excluded Taxes) being referred to collectively as “Covered Taxes”).  If any Covered Taxes are so levied or imposed, each Credit Party agrees on a joint and several basis to pay the full amount of such Covered Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, the Guarantees or any other Credit Document, after withholding or deduction for or on account of any Covered Taxes, will not be less than the amount provided for herein or in such other Credit Document; provided, however, that no such additional amount shall be required to be paid to any Lender under this Section 5.06 to the extent such additional amount relates to a portion of any sums paid or payable to such Lender under any Note or Guarantee with respect to which such Lender does not act for its own account unless the Beneficial Owner would otherwise be entitled to such additional amount.  The relevant Credit Party shall timely pay the amount of any Covered Taxes to the relevant Governmental Authority in accordance with applicable law.  The relevant Credit Party shall furnish to Administrative Agent within 45 days after the date the payment of any Covered Taxes is due pursuant to applicable law documentation reasonably satisfactory to such Lender evidencing such payment by such Credit Party.  The Credit Parties agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Covered Taxes so levied or imposed and paid by such Lender.  Such written request shall include a certificate of such Lender setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b)           Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) agrees to deliver to Borrower and Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.05 (unless the assigned or transferee Lender was already a Lender hereunder immediately prior to such assignment or transfer and was in compliance with this Section 5.06(b) as of the date of such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (or successor forms) certifying to such Lender’s entitlement to exemption from or reduction in the rate of United States withholding tax with respect to payments to be made under this Agreement and under any other Credit Document or any Guarantee (or, with respect to any assignee Lender, at least as extensive as the assigning Lender), or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Foreign Lender Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender’s entitlement to exemption from or reduction in the rate of United States withholding tax with respect to payments to be made under this Agreement and under any Note (or, with respect to any assignee Lender, at least as extensive as the assigning Lender).  Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender hereunder or under any Note, Guarantee or any other Credit Document, shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent, (i) two original copies of the forms or statements required to be provided by such Lender under this Section 5.06(b), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and is not subject to United States withholding tax, and (ii) two original copies of Internal Revenue Service Form W 8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums paid or payable to such Lender.  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN, or Form W-8 and a Foreign Lender Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note or any Guarantee, or it shall immediately notify Borrower and Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.06(b).  Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower.

(c)           Each Lender and Administrative Agent that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (other than persons that are corporations or otherwise exempt from United States backup withholding tax) shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to Borrower and Administrative Agent (as applicable), a properly completed and duly executed Internal Revenue Service Form W-9, or any successor form, certifying that such person is exempt from United States backup withholding Tax on payments made hereunder.

(d)           In addition, Borrower agrees to (and shall timely) pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, filing, recordation or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(e)           Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender, materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(f)            If (i) Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower (a “Tax Benefit”) and (ii) Administrative Agent or such Lender determines in its good faith sole discretion that such Tax Benefit has been correctly paid by such Governmental Authority, and will not be required to be repaid to such Governmental Authority, then Administrative Agent or such Lender shall notify Borrower of such Tax Benefit and forward the proceeds of such Tax Benefit (or relevant portion thereof) to Borrower as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such Tax Benefit; provided, however, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.06(f) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Taxes had never been paid.

ARTICLE VI.

GUARANTEES

SECTION 6.01.    The Guarantees.  The Subsidiary Guarantors hereby jointly and severally guarantee as primary obligors and not as sureties to each Creditor and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Creditors by any Credit Party under any Credit Document or Swap Contract entered into with a Swap Provider, in each case strictly in accordance with the terms thereof, but, in the case of Swap Contracts not if such Swap Provider provides notice to Borrower that it does not want such Swap Contract to be secured (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02.    Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 6.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii)          any Lien or security interest granted to, or in favor of, L/C Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(iv)          the release of any other Subsidiary Guarantor.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Creditor thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Creditor thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between Borrower and the Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee.  This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Creditors, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Creditors or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 6.03.    Reinstatement.  The obligations of the Subsidiary Guarantors under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.  The Subsidiary Guarantors jointly and severally agree that they will indemnify each Creditor on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Creditor.

SECTION 6.04.    Subrogation; Subordination.  Each Subsidiary Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  The payment of any amounts due with respect to any indebtedness of Borrower or any other Subsidiary Guarantor now or hereafter owing to any Subsidiary Guarantor or Borrower by reason of any payment by such Subsidiary Guarantor under the Guarantee in this Article VI is hereby subordinated to the prior payment in full in cash of the Guaranteed Obligations.  Each Subsidiary Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Borrower to such Subsidiary Guarantor until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, any Subsidiary Guarantor shall prior to the payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Subsidiary Guarantor as trustee for Creditors and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of the guaranty contained herein.

SECTION 6.05.    Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 6.01.

SECTION 6.06.    Continuing Guarantee.  The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07.    General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Creditor or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.    Conditions to Initial Extensions of Credit.  The obligations of the Lenders to make any initial extension of credit hereunder (whether by making a Loan or issuing a replacement and/or new Letter of Credit) are subject to the satisfaction of the following (the date of the satisfaction (or waiver) of all of the conditions to the initial extension of credit in this Section 7.01, the “Closing Date”):

(i)            Corporate Documents.  Certified true and complete copies of the charter and by-laws and all amendments thereto (or equivalent documents) of each Credit Party and of all corporate or other authority for each Credit Party (including board of directors (or the functional equivalent thereof) resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party and each other document to be delivered by each such Credit Party from time to time in connection herewith and the extensions of credit hereunder and the consummation of the Transactions, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Credit Party.

(ii)           Officer’s Certificate.  An Officer’s Certificate of Borrower, dated the Closing Date, certifying (a) to the effect set forth in Sections 7.02(i)(a) and 7.02(i)(b) (giving effect to the provisions contained therein) and (b) to the effect that all conditions precedent to the making of any extension of credit to be effected on the Closing Date have been satisfied.

(iii)          Opinions of Counsel.  The following opinions, each of which shall be reasonably satisfactory to Lead Arrangers in form and substance and dated the date of the initial extension of credit hereunder:

(a)           an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, in the form of Exhibit F-1;

(b)           opinions of Ballard Spahr Andrews & Ingersoll, LLP, Pennsylvania, Delaware and special counsel to the Credit Parties, in the forms of Exhibit F-2A and Exhibit F-2B;

(c)           opinions of Blitz, Bardgett & Deutsche L.C., Missouri counsel to those Credit Parties identified therein, in the forms of Exhibit F-3A and Exhibit F-3B;

(d)           an opinion of Bowles Rice McDavid Graff & Love LLP, West Virginia counsel to those Credit Parties identified therein, in the form of Exhibit F-4;

(e)           an opinion of Frank Weinberg Black, P.L., Florida counsel to those Credit Parties identified therein, in the form of Exhibit F-5;

(f)            an opinion of Hopkins & Huebner, P.C., Iowa counsel to those Credit Parties identified therein, in the form of Exhibit F-6;

(g)           opinions of Ice Miller, Indiana counsel to those Credit Parties identified therein, in the forms of Exhibit F-7A and Exhibit F-7B;

(h)           an opinion of Isaacson Rosenbaum P.C., Colorado counsel to those Credit Parties identified therein, in the form of Exhibit F-8;

(i)            an opinion of Phelps Dunbar LLP, Louisiana and Mississippi counsel and maritime counsel to those Credit Parties identified therein, in the form of Exhibit F-9;

(j)            an opinion of Pierce Atwood LLP, Maine counsel to those Credit Parties identified therein, in the form of Exhibit F-10;

(k)           an opinion of Schottenstein, Zox & Dunn Co., L.P.A., Ohio counsel to those Credit Parties identified therein, in the form of Exhibit F-11;

(l)            an opinion of Shefsky & Froelich, Ltd., Illinois counsel to those Credit Parties identified therein, in the form of Exhibit F-12; and

(m)          an opinion of Blake Cassels & Graydon LLP, Canadian counsel to those Credit Parties identified therein, in the form of Exhibit F-13; and

(n)           an opinion of McInnes Cooper, Nova Scotia counsel to CHC Casinos Canada Limited, in the form of Exhibit F-14.

(iv)          Notes.  The Notes, duly completed and executed for each Lender that has requested Notes prior to the Closing Date.

(v)           The Credit Agreement.  This Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Lender and Agent, which Agreement shall be reasonably satisfactory to Lead Arrangers in form and substance.

(vi)          Collateral Matters.

(a)           Filings and Lien Searches.  (A) (i) UCC financing statements, (ii) certificates of ownership with respect to each Mortgaged Vessel identified on Schedule 8.13(b) and results of lien searches conducted in the jurisdictions and against Borrower and its Restricted Subsidiaries, (iii) United States Patent and Trademark Office and United States Copyright Office filings and (iv) evidence of payment (or arrangement for payment) of taxes, fees and other charges for recording of all Security Documents executed and delivered on or prior to the Closing Date, and (B) the taking of all actions as may be necessary or, in the reasonable opinion of Lead Arrangers, desirable, to perfect the Liens created, or purported to be created, by the Security Documents (subject to any applicable provisions set forth in the Security Agreement with respect to limitations as to perfection of Liens on the Pledged Collateral described therein).  All of the foregoing in this clause (vi)(a) shall be reasonably satisfactory to Lead Arrangers in form and substance.

(b)           Security Agreement.  With respect to the Credit Parties (after giving effect to the Argosy Acquisition), the Security Agreement, such other pledge agreements reasonably satisfactory to Lead Arrangers, and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and the certificates identified under the name of such Credit Parties in Schedule 5 to the Initial Perfection Certificate evidencing or representing “Pledged Securities” (as such term is defined in the Security Agreement), accompanied by undated stock powers, instruments of assignment or issuer acknowledgments executed in blank if applicable, and the promissory notes, intercompany notes, instruments and chattel paper identified under the name of such Credit Parties in Schedule 9 to the Initial Perfection Certificate (other than such promissory notes, intercompany notes, instruments and chattel paper that constitute “Special Property” (as such term is defined in the Security Agreement) of the type described in clauses (a)(2) and (a)(g) of the definition of “Special Property”), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to Lead Arrangers in form and substance (in each case to the extent required to be delivered pursuant to the terms of the Security Agreement).

(c)           Mortgage Matters.

(i)            Mortgaged Real Property.  On or prior to the Closing Date, each applicable Credit Party shall have caused to be duly executed, acknowledged and delivered, as appropriate, to Collateral Agent, on behalf of the Secured Parties:  (1) a Mortgage encumbering each Mortgaged Real Property identified on Schedule 1.01(C) reasonably satisfactory to Lead Arrangers and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of the Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected Lien on such Mortgaged Real Property subordinate to no Liens other than Permitted Collateral Liens and (2) with respect to each Mortgaged Real Property and Mortgage, such fixture filings, title insurance policies, insurance certificates, surveys, consents, estoppels, subordination, nondisturbance and attornment agreements, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents delivered in connection with the Existing Borrower Credit Agreement substantially in the form delivered thereunder with such changes thereto as shall be necessary to reflect the Transactions and otherwise reasonably satisfactory to Lead Arrangers and, to the extent such Mortgaged Real Property was not encumbered by a Mortgage in connection with the Original Borrower Credit Agreement, all of the foregoing shall be required to the same extent as would have been required by Sections 7.01(xi), 7.01(xii), 9.09, 9.10 and 9.13 of the Original Borrower Credit Agreement with such changes thereto and exceptions therefrom as shall be necessary to reflect the Transactions and otherwise reasonably satisfactory to Lead Arrangers, and all of the foregoing shall be reasonably satisfactory to Lead Arrangers in form and substance.

(ii)           Ship Mortgages.  Administrative Agent shall have received with respect to each Mortgaged Vessel identified on Schedule 8.13(b), (1) a Ship Mortgage reasonably satisfactory to Lead Arrangers and granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on such Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, in each case, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Mortgaged Vessel, and (2) certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage, and all of the foregoing shall be reasonably satisfactory to Lead Arrangers in form and substance.

(d)           Insurance.  Evidence of insurance complying with the requirements of Section 9.02 and the Security Documents and certificates naming Collateral Agent as an additional insured and/or loss payee.

(e)           Appraisals.  The Lenders shall have received appraisals for such Mortgaged Real Properties as Lead Arrangers shall have determined to be reasonably required under FIRREA and shall have requested not less than 60 days prior to the Closing Date.

(vii)         Financial Statements.  Lead Arrangers and the Lenders shall have received the following:

(a)           the financial statements referred to in Section 8.02; and

(b)           (i) the audited consolidated balance sheets of Argosy and its subsidiaries (before giving effect to the Transactions) as of December 31, 2002, 2003 and 2004 and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by then certified public accountants of Argosy and (ii) unaudited interim consolidated balance sheet of Argosy and its subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for each fiscal quarter ended after December 31, 2004 and at least 45 days prior to the Closing Date;

(viii)        Projections.  On or prior to the Closing Date, Lead Arrangers and, only to the extent they agree to receive them, the Lenders shall have received projected consolidated financial statements of Borrower and its Subsidiaries certified by the chief financial officer or the chief operating officer of Borrower for the fiscal years 2005 through 2010 (the “Projections”), which Projections shall reflect the forecasted consolidated financial conditions and income and expenses of Borrower and its Subsidiaries both before and after giving effect to the Transactions and the related financing thereof and the other transactions contemplated hereby (it being understood that nothing contained in the Projections or any certificate relating thereto shall constitute a representation that the results forecasted in such Projections will in fact be achieved).

(ix)           Credit Documents in Full Force and Effect; Fee Letter.  The Credit Documents required to be executed and delivered on or prior to the Closing Date shall be in full force and effect.  Borrower shall have complied in all respects with its obligations under the Fee Letter and the Administrative Agent’s Fee Letter to the extent applicable.

(x)            Repayment of Indebtedness.

(a)           Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Borrower and its Restricted Subsidiaries in respect of the Existing Borrower Credit Agreement, including, without limitation, the termination of all outstanding commitments in effect under the Existing Borrower Credit Agreement (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder), on terms and conditions and pursuant to documentation reasonably satisfactory to Lead Arrangers.  All Liens and guarantees in respect of such obligations shall have been terminated and released (or will, on the Closing Date, be terminated and released) (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder) and Lead Arrangers shall have received (or will, on the Closing Date, receive) evidence thereof reasonably satisfactory to Lead Arrangers and a “pay-off” letter or letters reasonably satisfactory to Lead Arrangers with respect to such obligations and such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Lead Arrangers shall have reasonably requested to release and terminate of record the Liens securing such obligations (or arrangements for such release and termination reasonably satisfactory to Lead Arrangers shall have been made).  (All of the foregoing in this clause (a) shall be referred to as the “Borrower Refinancings”.)

(b)           Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Argosy and its subsidiaries (without giving effect to the consummation of the Transactions) in respect of the Existing Argosy Credit Facility, including, without limitation, the termination of all outstanding commitments in effect under the Existing Argosy Credit Facility (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder) on terms and conditions and pursuant to documentation reasonably satisfactory to Lead Arrangers.  All Liens and guarantees in respect of such Indebtedness shall have been terminated and released (or will, on the Closing Date, be terminated and released) and Lead Arrangers shall have received evidence thereof reasonably satisfactory to Lead Arrangers and a “pay-off” letter or letters reasonably satisfactory to Lead Arrangers with respect to such Indebtedness; in addition, from any person holding any Lien securing any such Indebtedness, such Uniform Commercial Code termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Lead Arrangers shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness (or arrangements for such release and termination reasonably satisfactory to Lead Arrangers shall have been made).  In addition, Borrower shall, or shall have caused one of its Restricted Subsidiaries or Argosy to, have commenced the Argosy Notes Tender/Consent in accordance with the applicable Existing Argosy Indentures and with all applicable laws, rules and regulations and all Existing Argosy Notes validly tendered pursuant to the Argosy Notes Tender/Consent shall have been purchased (or will, on the Closing Date, be purchased) and a supplemental indenture eliminating all significant restrictive covenants therein that is in a form and substance reasonably satisfactory to Lead Arrangers shall have been executed by the applicable trustees and Argosy.  After giving effect to the Argosy Notes Tender/Consent, all Existing Argosy Notes tendered pursuant thereto shall cease to be outstanding and shall have been discharged.  All of the foregoing in this clause (b) shall be referred to as the “Argosy Refinancings”.

(xi)           Existing Indebtedness.  Immediately upon giving effect to the Transactions and the credit extensions on the Closing Date, Borrower and its Restricted Subsidiaries shall have outstanding no Indebtedness or preferred stock (or direct or indirect guarantees or other credit support in respect thereof) outstanding other than the Existing Indebtedness and intercompany Indebtedness.

(xii)          Consummation of Transactions.

(a)           The Transactions and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U and Regulation X) and all applicable gaming approvals and other applicable regulatory approvals.  After giving effect to the Transactions, there shall be no conflict with, or default under, any material Contractual Obligation of Borrower and its Restricted Subsidiaries (including any such material Contractual Obligations (i) acquired pursuant to the Argosy Acquisition, (ii) entered into pursuant to the Transactions and (iii) in respect of the Borrower Outstanding Bonds) (except as Lead Arrangers shall otherwise agree).

(b)           The Argosy Acquisition shall have been (or shall be contemporaneously with or immediately following the making of the initial Loans hereunder) consummated in a manner consistent with the Argosy Acquisition Agreement, unless otherwise consented to by Lead Arrangers (such consent not to be unreasonably withheld or delayed).  Any documentation executed and delivered in connection with the Argosy Acquisition Agreement not delivered to Lead Arrangers on or prior to November 3, 2004 shall be reasonably satisfactory in form and substance to Lead Arrangers.  All conditions precedent to the consummation of the Argosy Acquisition, as set forth in the Argosy Acquisition Agreement, shall have been satisfied in all material respects, and not otherwise waived in any material respect except, in each case, with the consent of Lead Arrangers (such consent not to be unreasonably withheld or delayed), to the satisfaction of Lead Arrangers.  Lead Arrangers shall have received a true and correct copy of a certificate of merger filed (or to be filed concurrently with or immediately following the making of the initial Loans hereunder) with the Secretary of State of the State of Delaware evidencing the effectiveness of the Argosy Acquisition.

(xiii)         Approvals.  All necessary gaming approvals and Governmental Authority and third party approvals and/or consents in connection with the Transactions, including without limitation, the transactions contemplated by the Credit Documents (excluding consents from third parties pertaining to collateral and security for the Loans which are addressed elsewhere in this Article VII) shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, enjoins, prevents or imposes materially adverse conditions upon the consummation of the Transactions.  In addition, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any Governmental Authority, prohibiting, enjoining or imposing materially adverse conditions upon the Transactions, or on the consummation thereof.  Notwithstanding the foregoing, it is understood that up to one asset sale in each of the State of Illinois and the State of Louisiana to the extent required by gaming, regulatory or antitrust authorities of such respective States in connection with the transactions contemplated hereby shall not be deemed to restrain, enjoin, prevent or otherwise impose materially adverse conditions upon the Transactions or on the consummation thereof.  If requested, Lead Arrangers shall have received copies of any such approvals or consents referred to above that are so obtained.

(xiv)        Argosy Material Adverse Effect.  Since November 3, 2004, there shall not have occurred any Argosy Material Adverse Effect.

(xv)         Solvency.  The Lenders shall have received a certificate in the form of Exhibit G from the chief financial officer of Borrower with respect to the Solvency (on a consolidated basis) of the Credit Parties, taken as a whole, immediately after giving effect to the consummation of the Transactions (which may assume the absence of a Default or Event of Default, regardless of the existence thereof).

(xvi)        Environmental Reports.  Lead Arrangers shall have received (if reasonably requested by them) Phase I reports from environmental consultants (which consultants shall be reasonably satisfactory to Lead Arrangers), and such Phase II reports (if reasonably requested by Lead Arrangers) as recommended or prudently suggested by the Phase I reports with respect to the real properties of Argosy and its subsidiaries.

(xvii)       Payment of Fees and Expenses.  All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Cahill Gordon & Reindel LLP and of local counsel to Lead Arrangers, if any) of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders, and other compensation contemplated hereby, by the Fee Letter and by the Administrative Agent’s Fee Letter, in each case payable to Administrative Agent, Lead Arrangers and/or the Lenders in respect of the Transactions shall have been paid to the extent due.

(xviii)      Documents.  Administrative Agent and Lead Arrangers shall have received copies of the Transfer Agreements in effect on the Closing Date and any amendments thereto and each material document and instrument delivered in connection therewith, in each case duly executed by each party thereto, and certified by a Responsible Officer as true and correct copies thereof.

Notwithstanding anything contained in Sections 7.01(vi)(b), 7.01(vi)(c) and 7.01(xiii) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) or Ship Mortgage(s) in favor of Collateral Agent on any Property of the applicable Restricted Subsidiary and/or no Guarantee of the applicable Restricted Subsidiary in each case shall be required to be granted or delivered at the Closing Date as a result of such being prohibited by the applicable Gaming Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such at the Closing Date (in each case, such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee(s) not so delivered or granted, an “Undelivered Closing Collateral”).  Notwithstanding the foregoing, it is understood and agreed that no Lien(s), Mortgage(s) or Ship Mortgage(s) in favor of Collateral Agent on any of the Argosy Baton Rouge Assets and no Guarantee of any of the Argosy Louisiana Subsidiaries in each case shall be granted or delivered at the Closing Date as a result of the FTC Order.

SECTION 7.02.    Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) is subject to the further conditions precedent that:

(i)            No Default or Event of Default; Representations and Warranties True.  Both immediately prior to the making of such Loan or other extension of credit and also after giving pro forma effect thereto and to the intended use thereof:

(a)           no Default or Event of Default shall have occurred and be continuing; provided, however, that, in the case of the Closing Date and the making of Loans and extensions of credit in connection therewith, this condition shall be limited to no Specified Default having occurred and being continuing;

(b)           each of the representations and warranties made by the Credit Parties in Article VIII and by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date); provided, however, that, in the case of the Closing Date and the making of Loans and extensions of credit in connection therewith, the condition set forth in this clause shall only relate to the Specified Representations; and

(c)           the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments then in effect.

(ii)           Notice of Borrowing.  Administrative Agent shall have received a Notice of Borrowing and/or Letter of Credit Request, as applicable, duly completed and complying with Section 4.05.  Each Notice of Borrowing or Letter of Credit Request delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the applicable conditions in Sections 7.01 or 7.02, as the case may be, have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Creditors that at and as of the Closing Date (with respect to the Specified Representations only) and at and as of each Funding Date (but with respect to the Specified Representations only on the initial Funding Date), in each case immediately before and immediately after giving effect to the transactions to occur on such date (including, with respect to the Closing Date, the Transactions):

SECTION 8.01.    Corporate Existence; Compliance with Law.

(a)           Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or other power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (i), (ii) and (iii) where the failure thereof individually or in the aggregate would not have a Material Adverse Effect; and

(b)           Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would have a Material Adverse Effect.

SECTION 8.02.    Financial Condition; Etc. Borrower has delivered to the Lenders (i) the audited consolidated balance sheets of Borrower and its Subsidiaries (before giving effect to the Transactions) as of December 31, 2002, 2003 and 2004 and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by BDO Seidman LLP, certified public accountants, (ii) unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for each fiscal quarter ended after December 31, 2004 and at least 45 days prior to the Closing Date, and (iii) unaudited interim consolidated balance sheet of Borrower and its Subsidiaries (before giving effect to the Transactions) and the related statements of earnings, changes in stockholders’ equity and cash flows for each fiscal month (excluding fiscal months ending on the same date as any fiscal quarter) ended after December 31, 2004 through the fiscal month ended July 2005.  All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03.    Litigation.  Except as set forth on Schedule 8.03, there is no Proceeding (other than any (a) qui tam Proceeding, to which this Section 8.03 is limited to Borrower’s knowledge, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of Borrower, threatened in writing against or affecting, Borrower or any of its Restricted Subsidiaries or any of its respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would have a Material Adverse Effect or (ii) challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04.    No Breach; No Default.

(a)           None of the execution, delivery and performance by any Credit Party of any Credit Document or Transaction Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under, any Organizational Document of any Credit Party or any applicable Requirement of Law (including, without limitation, any Gaming Law) or any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or tortiously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation, or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to each of the foregoing which would not result in a Material Adverse Effect.

(b)           No Default or Event of Default has occurred and is continuing.

SECTION 8.05.    Action.  Each Company has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document and Transaction Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by each Company of each Credit Document and Transaction Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part;

and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Notes and the other Credit Documents and Transaction Documents to which it is a party when executed and delivered by such Credit Party (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06.    Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by any Company of the Credit Documents and the Transaction Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the transactions herein and therein contemplated, except for: (i) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) the filing of executed copies of the Credit Agreement, the Security Agreement and the Notes executed on the Closing Date with the Mississippi Gaming Commission within 30 days after the Closing Date, (iii) the delivery of executed copies of the Credit Agreement, the Security Agreement, the Notes executed on the Closing Date and the Indiana Mortgage Documents to the Indiana Gaming Commission, (iv) the filings referred to in Section 8.14, (v) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify or are not banks or licensed lending institutions, (vi) prior approval of the Transactions by the Gaming Authorities, and (vii) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not have a Material Adverse Effect.

SECTION 8.07.    ERISA and Foreign Employee Benefit Matters.  Except as set forth on Schedule 8.07, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect.  Except as set forth on Schedule 8.07, as of the Closing Date, no member of the ERISA Group maintains or contributes to any Pension Plan.  Except as set forth on Schedule 8.07, each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not have a Material Adverse Effect).  Except as disclosed on Schedule 8.07, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not result in a Material Adverse Effect.

Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan (other than to the extent such failure to comply would not have a Material Adverse Effect).  The aggregate of the liabilities to provide all of the accrued benefits under any funded Foreign Plan (based on reasonable assumptions used by such Foreign Plan) does not as of the most recent valuation report (or as of the end of the most recent plan year if there is no recent valuation report) exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Plan by an amount that would have a Material Adverse Effect.  Other than to the extent such failure to comply would not have a Material Adverse Effect, with respect to any unfunded Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained.  There are no actions, suits or claims (other than routine claims for benefits) pending or, to Borrower’s knowledge, threatened against Borrower or any of its Restricted Subsidiaries or any ERISA Entity with respect to any Foreign Plan that would result in a Material Adverse Effect.

SECTION 8.08.    Taxes.  Except as set forth on Schedule 8.08 or as would not have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of its Restricted Subsidiaries have been timely filed in accordance with all applicable laws; (ii) Borrower and each of its Restricted Subsidiaries has timely paid or made provision for payment of all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and such proceedings operate to suspend collection of the contested Taxes and enforcement of a Lien in respect thereof) and each Tax Return is accurate and complete in all material respects; and (iii) Borrower and each of its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary for which no Tax Return has yet been filed.  Neither Borrower nor any of its Restricted Subsidiaries has received written notice of any proposed or pending tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would in the aggregate have a Material Adverse Effect.  As of the Closing Date, there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Borrower or any of its Restricted Subsidiaries other than between or among Borrower and its Restricted Subsidiaries.

SECTION 8.09.    Investment Company Act; Public Utility Holding Company Act; Other Restrictions.  Neither Borrower nor any of its Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Restricted Subsidiaries is a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.  Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X and the Gaming Laws.

SECTION 8.10.    Environmental Matters.  Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, result in a Material Adverse Effect:  (i) each of Borrower and its Restricted Subsidiaries and each of their businesses, operations and Real Property is and in the last five years has been in material compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and its Restricted Subsidiaries has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and its Restricted Subsidiaries, no material expenditures or operational adjustments could reasonably be expected to be required during the next five years in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of Borrower and its Restricted Subsidiaries, used for waste disposal by Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors in interest that could reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of Borrower and its Restricted Subsidiaries, threatened, against Borrower or any of its Restricted Subsidiaries or, relating to real property currently or formerly owned, leased, operated or, to the knowledge of Borrower and its Restricted Subsidiaries, used for waste disposal, by Borrower or any of its Restricted Subsidiaries or relating to the operations of Borrower or its Restricted Subsidiaries; (v) none of Borrower or any of its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of its Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that could reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of its Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law; (vii) no real property or facility presently or formerly owned, operated or leased by Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower and its Restricted Subsidiaries, no real property or facility presently or formerly used for waste disposal by Borrower or any of its Restricted Subsidiaries or owned, leased, operated or used for waste disposal by any of their respective predecessors in interests is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (b) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum; (viii) no real property or facility presently or formerly owned, or presently leased or operated by Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower and its Restricted Subsidiaries, no real property or facility formerly leased or operated by Borrower or any of its Restricted Subsidiaries is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA as potentially requiring future Response Action; (ix) no Lien has been recorded or, to the knowledge of Borrower and its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of its Restricted Subsidiaries; and (x) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Permit held by Borrower or any of its Restricted Subsidiaries under any Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements with respect to each of Borrower and its Restricted Subsidiaries or any of their respective predecessors in interest.

SECTION 8.11.    Use of Proceeds.

(a)           Borrower will use the proceeds of:

(i)            Term A Facility Loans and the Term B Facility Loans to finance the Transactions, and

(ii)           Revolving Loans for working capital, capital expenditures to the extent permitted hereunder, Permitted Acquisitions to the extent permitted hereunder and general corporate purposes; provided, however, that not more than $662.5 million of the proceeds of Revolving Loans may be used by Borrower to finance the Transactions.

(b)           No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any purpose that entails a violation of, or this is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.  The pledge of any Equity Interests by any Credit Party pursuant to the Security Agreement does not violate such regulations.

SECTION 8.12.    Subsidiaries.

(a)           Schedule 8.12(a) sets forth a true and complete list of the following:  (i) all the Subsidiaries of Borrower as of the Closing Date after giving effect to the Argosy Acquisition; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date after giving effect to the Argosy Acquisition; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its Subsidiaries as of the Closing Date after giving effect to the Argosy Acquisition.

(b)           Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date after giving effect to the Argosy Acquisition.

(c)           Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date after giving effect to the Argosy Acquisition.

SECTION 8.13.    Ownership of Property; Liens.

(a)           Except as set forth on Schedule 8.13(a), Borrower and each of its Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property) leasehold interest in, all material assets and Property (including Mortgaged Real Property) (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens other than Permitted Liens and are subject to no Liens other than Permitted Collateral Liens.  Except as may be disclosed to the Lenders and/or Collateral Agent prior to the date of the applicable Borrowing substantially all of the assets and

Property owned by, leased to or used by Borrower and each of its Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects, ordinary wear and tear excepted, except in each case where the failure of such asset to meet such requirements would not result in a Material Adverse Effect.

(b)           Schedule 8.13(b) sets forth a true, complete and correct list of each of the Vessels owned, used or occupied by Borrower or a Restricted Subsidiary as of the Closing Date, including the owner of the Vessel, the name of the Vessel, the official number (if any) of the Vessel and the location where such Vessel is docked or stored.  Borrower or a Restricted Subsidiary owns all right, title and interest in and to each of the Mortgaged Vessels free and clear of all Liens other than Permitted Liens and subject to no Liens other than Permitted Collateral Liens.

SECTION 8.14.    Security Interest; Absence of Financing Statements; Etc.

(a)           The Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing, recording, registering or taking such other actions as listed in Schedule 7 to the Perfection Certificate with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Security Agreement) and (iii) delivery of the applicable documents to Collateral Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Agreement with respect to limitations as to perfection of Liens on the Pledged Collateral described therein) superior to and prior to the rights of all third persons and subject to no Liens other than Permitted Collateral Liens.

(b)           Each Ship Mortgage, once executed and delivered, will be effective to create, and will create upon filing and/or recording of such Ship Mortgage with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage over the whole of the applicable Mortgaged Vessel as collateral security for the payment and performance of the Loans and the other Obligations, and each Ship Mortgage, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, creates in favor of Collateral Agent for the benefit of the Secured Parties a preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, free and clear of all Liens other than Permitted Liens and subject to no Liens other than Permitted Collateral Liens.

SECTION 8.15.    Licenses and Permits.  Except as set forth on Schedule 8.15, Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrower and its Restricted

Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not have a Material Adverse Effect.  None of the Permits has been modified in any way since the Closing Date that would have a Material Adverse Effect.  Except as set forth on Schedule 8.15, all Permits are in full force and effect except where the failure to be in full force and effect would not have a Material Adverse Effect.  Except as set forth on Schedule 8.15, neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would have a Material Adverse Effect.

SECTION 8.16.    True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Creditor in connection with this Agreement and the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections, whether prior to or after the date of this Agreement, when taken as a whole, do not, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information furnished at any time by any Credit Party to any Creditor pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.  As of the Closing Date, the documents filed by Borrower with the SEC under the Exchange Act (including, in each case, all amendments and supplements thereto) since December 31, 2003, in each case, shall be true and correct in all material respects and no such document contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.  Each of the representations and warranties contained in the Argosy Acquisition Agreement made by each of Borrower and Argosy and their respective Subsidiaries therein are true and correct in all material respects when made and at and as of the Closing Date as if made on and as of the Closing Date (unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that the representation or warranty in this sentence that pertains to representations and warranties in the Argosy Acquisition Agreement made by Argosy and its Subsidiaries (without giving effect to the consummation of the Argosy Acquisition) shall be limited to the knowledge of Borrower).  There is no fact known to Borrower or any of its Restricted Subsidiaries that would have a Material Adverse Effect that has not been disclosed herein, in the other Credit Documents, in the Confidential Information Memorandum, or in any other documents, certificates and written statements furnished to Lead Arrangers, the other Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents, or in any documents filed by Borrower with the SEC under the Exchange Act.  Each Credit Party understands that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as a material inducement to make each extension of credit hereunder.

SECTION 8.17.    Solvency.  As of each Funding Date, immediately prior to (in the case of the initial Funding Date) and immediately following the consummation of the Transactions and the extensions of credit to occur on such Funding Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07) (in the case of the initial Funding Date, assuming the absence of a Default or Event of Default, regardless of the existence thereof).

SECTION 8.18.    Subordinated Debt.  The Obligations are senior debt with respect to all Indebtedness of Borrower or any of its Restricted Subsidiaries that is contractually subordinated in right of payment to any other Indebtedness of Borrower or any such Restricted Subsidiary and entitled to the full benefits of all subordination provisions therein and such subordination provisions are in full force and effect.

SECTION 8.19.    Intellectual Property.  Except as set forth on Schedule 8.19, Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 11(a), 11(b) and 11(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 11(a), 11(b) and 11(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 8.19, as of the Closing Date, no claim is pending or, to the knowledge of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 8.20.    Existing Indebtedness.  Schedule 8.20 sets forth a true and complete list of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any intercompany Indebtedness) as of the Closing Date (after giving effect to the Transactions) (the “Existing Indebtedness”), in each case (other than the Obligations (other than Indebtedness under Credit Swap Contracts)) showing the aggregate principal amount thereof and the name of each respective borrower and any other entity that guaranteed such Indebtedness.

SECTION 8.21.    Regulation H.  Except for the Real Property listed on Schedule 8.21 attached hereto, as of the Closing Date, no Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and

Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 8.22.    Insurance.  Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged.

SECTION 8.23.    Real Estate.

(a)           Schedule 8.23(a) sets forth a true, complete and correct list of all Real Property owned and all Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name.  Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b)           Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of Borrower’s knowledge no Taking has been commenced or is contemplated with respect to all or any portion of the Real Property or for the relocation of roadways providing access to such Real Property that either individually or in the aggregate would have a Material Adverse Effect.

(c)           As of the Closing Date, the Mortgaged Real Property includes (i) every parcel of Real Property described by an appropriate legal description owned by Borrower or any of its Restricted Subsidiaries having a fair market value, individually, in excess of $10.0 million, and (ii) every material interest in Real Property consisting of a lease having a fair market value, individually, in excess of $10.0 million that expressly permits the tenant to mortgage its lease and that expressly permits the tenant to mortgage its leasehold estate, except for (A) the parcels of Real Property described on Schedule 8.23(a) on which Liens were not granted or delivered at the Closing Date pursuant to the last paragraph of Section 7.01 and (B) the Skrmetta Lease (as defined in the Security Agreement).

SECTION 8.24.    Leases.

(a)           Schedule 8.24(a) sets forth a true and complete list of all material leases of Real Property as of the Closing Date under which Borrower or any of its Restricted Subsidiaries is a tenant.  Borrower and its Restricted Subsidiaries have paid all material payments required to be made by it under leases of Real Property where any of the Collateral is or may be located from time to time, including, without limitation, the Ground Leases (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent) except where failure to make such payments would not have a Material Adverse Effect.

(b)           As of the Closing Date, each of the material leases of Real Property listed on Schedule 8.24(a) is in full force and effect and is legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  As of the Closing Date, no such lease has been amended, modified or assigned in any materially adverse manner except as set forth on Schedule 8.24(b).  Except as set forth on Schedule 8.24(b), as of the Closing Date, Borrower has not received written notice from any landlord under any such lease listed on Schedule 8.24(a) of any existing breach, default, event of default or, to the best of Borrower’s knowledge, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party party to such lease that would have a Material Adverse Effect.

(c)           As of the Closing Date, with respect to each Ground Lease with respect to which a Credit Party has granted a Mortgage on its interest thereunder, Borrower has used commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses reasonably incidental thereto) to obtain the applicable Estoppel from the ground lessor, and, to the extent obtained, such Estoppel does not reveal any breach or default by any party thereto or any facts which would, in the case of any of the foregoing, constitute a Material Adverse Effect.

(d)           As of the Closing Date, the interest of the tenant under the Ground Leases is vested in the applicable Credit Party as set forth on Schedule 8.23(a).  Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses reasonably incidental thereto) to (x) obtain duly executed and delivered subordination, non-disturbance and attornment agreements (“Lender SNDAs”) in form and substance reasonably satisfactory to Administrative Agent by the fee mortgagees under the Leases set forth on Schedule 8.24(d)(x) and (y) obtain the agreement of the ground lessors under the Leases set forth on Schedule 8.24(d)(y) that they will obtain Lender SNDAs from any future fee mortgagees and cause any existing or future fee mortgage on all or any part of the ground lessor’s interest in any Real Property under a Ground Lease with respect to which Borrower or a Restricted Subsidiary has granted a Mortgage on its leasehold interest thereunder to be at all times subject and subordinate to, and not attach to or encumber or otherwise affect, the lien of the applicable Mortgages.  If, at any time after the Closing Date, Borrower or any Restricted Subsidiary obtains knowledge of or receives written notice from a ground lessor under a Ground Lease with respect to which Borrower or any Restricted Subsidiary has granted a Mortgage on its interest thereunder that a fee mortgage is encumbering the fee interest underlying any other Ground Lease not set forth on Schedule 8.24(d)(x) or Schedule 8.24(d)(y), Borrower will, and will cause each applicable Restricted Subsidiary to, use its commercially reasonable efforts (which shall not include the payment of consideration other than attorneys’ fees and other expenses reasonably incidental thereto) to obtain a duly executed and delivered Lender SNDA by the fee mortgagee.

SECTION 8.25.    Mortgaged Real Property.  Except as set forth on Schedule 8.25(a), with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and Borrower has no knowledge of any state of facts existing which could give rise to any such claim other than those that would not have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26.    New Jersey Joint Venture.  The ownership structure of the New Jersey Joint Venture as of the Closing Date is as set forth on Schedule 8.26.

SECTION 8.27.    Material Adverse Effect.  Since December 31, 2004, there shall not have occurred a Material Adverse Effect.

SECTION 8.28.    Anti-Terrorism Law.

(a)           No Credit Party and, to the knowledge of the Credit Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Credit Party and, to the knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.28(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or L/C Liability is outstanding and until payment in full of all amounts payable by Borrower hereunder (other than contingent indemnification obligations described in Section 13.03(b) which are not yet due and payable and, in the case of any L/C Liability, except to the extent cash has been provided to L/C Lender to collateralize to the reasonable satisfaction of L/C Lender the aggregate amount of all such L/C Liabilities) (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 9.01.    Existence; Business Properties.

(a)           Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not result in a Material Adverse Effect.

(b)           Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not result in a Material Adverse Effect and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted); provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.

SECTION 9.02.    Insurance.

(a)           Borrower and its Restricted Subsidiaries shall maintain with financially sound and reputable insurance companies not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and owning similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, upon written request, information as to the insurance carried.  All insurance shall provide that no cancellation thereof shall be effective until at least 30 days after receipt by Collateral Agent of written notice thereof.  Collateral Agent shall be named as an additional insured on all liability insurance policies of Borrower and each of its Restricted Subsidiaries (other than directors and officers liability insurance) and Collateral Agent shall be named as loss payee on all property insurance policies of each such person.

(b)           Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $5.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c)           In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure.  Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03.    Taxes.  Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it (which Tax Returns shall be accurate and complete in all material respects) and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Restricted Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of Collateral, Borrower and each of its Restricted Subsidiaries shall have otherwise complied with the provisions of the applicable Security Document in connection with such nonpayment.

SECTION 9.04.    Financial Statements, Etc.  Borrower shall deliver to Administrative Agent (for distribution by Administrative Agent to the Lenders) (unless a Lender expressly declines in writing to accept) (and, in the case of Section 9.04(f) only, to the West Virginia Lottery Commission and the West Virginia Racing Commission):

(a)           Quarterly Financials.  As soon as available and in any event within 50 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending September 30, 2005, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of operations, cash flows and stockholders’ equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes);

(b)           Annual Financials.  As soon as available and in any event within 95 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2005, consolidated and consolidating statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such year and the related consolidated and consolidating balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form the corresponding consolidated and consolidating information as of the end of and for the preceding fiscal year to the extent such financial statements are available, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope, thereon of BDO Seidman LLP or other independent certified public accountants of recognized national standing which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied; all such information will be prepared in conformity with GAAP consistently applied;

(c)           Auditor’s Certificate; Compliance Certificate.  (i)  Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenants, except as specified in such certificate; and (ii) at the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08 as of the end of the respective fiscal quarter or fiscal year;

(d)           Other Financial Information.  Promptly upon filing, copies of all financial statements, proxy statements and reports which Borrower or any Restricted Subsidiary may make to or file with the SEC or any successor or analogous Governmental Authority not otherwise required to be delivered pursuant to this Agreement;

(e)           Interest Rate Certificates.  From and after the Trigger Date, together with the financial statements delivered pursuant to Section 9.04(a) or Section 9.04(b), an Interest Rate Certificate;

(f)            Notice of Default.  Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(g)           Environmental Matters.  Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would have, individually or in the aggregate, a Material Adverse Effect;

(h)           Annual Budgets.  Unless a Lender declines to accept, beginning with the fiscal year of Borrower commencing on January 1, 2006, as soon as practicable and in any event within 10 days after the approval thereof by the board of directors of Borrower (but not later than 90 days after the beginning of each fiscal year of Borrower), a consolidated plan and financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Consolidated Companies for such fiscal year and for each quarter of such fiscal year, together with an Officer’s Certificate containing an explanation of the assumptions on which such forecasts are based and stating that such plan and projections have been prepared using assumptions believed in good faith by management of Borrower to be reasonable at the time made (it being recognized by the Lenders that such plan and projections are not to be viewed as fact and that actual results during the period or periods covered by such plan and projections may differ from the forecasted results set forth therein by a material amount and no Company makes any representation as to the ability of any Company to achieve the results set forth in any such plan or projections);

(i)            Auditors’ Reports.  Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(j)            Lien Matters; Casualty and Damage to Collateral.

(A)          Prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien (but excluding Liens incurred pursuant to Section 10.02(l))) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(B)           Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 2, 3(a), 3(b), 4, 5, 8, 9, 10, 11(a) 11(b), 11(c), 12(a), 12(b), 12(c) and 13 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(j)(B);

(k)           Notice of Material Adverse Effect.  Written notice of the occurrence of any Material Adverse Effect;

(l)            Governmental Filings and Notices.  Promptly upon request by Administrative Agent, copies of any other material reports or documents that were filed by Borrower or any of its Restricted Subsidiaries with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to Borrower or any of its Restricted Subsidiaries;

(m)          ERISA Information.  Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability to Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $50.0 million, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and

(n)           Miscellaneous.  Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request.

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such reports and/or documents to Administrative

Agent upon request of Administrative Agent or any Lender until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the compliance certificate and the Interest Rate Certificate required by Section 9.04(c)(ii) and Section 9.04(e), respectively, to Administrative Agent.

SECTION 9.05.    Maintaining Records; Access to Properties and Inspections.  Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made.  Borrower and its Restricted Subsidiaries will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by the Lenders (in their capacity as Lenders) shall be permitted in any fiscal year (at the Lenders’ expense).  Borrower shall cause each of its Restricted Subsidiaries to (i) maintain accounting records and other corporate records and its documents separate from its Unrestricted Subsidiaries, (ii) maintain its own bank accounts in their own name, separate from its Unrestricted Subsidiaries and (iii) not pay or become liable for the Indebtedness of its Unrestricted Subsidiaries except to the extent expressly permitted under this Agreement.  Notwithstanding anything to the contrary in this Section 9.05, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06.    Use of Proceeds.  Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11.

SECTION 9.07.    Compliance with Environmental Law.  Borrower and its Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not have a Material Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, in each case which would have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (c) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent or any Creditor, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against such Company or any such Real Property which would have a Material Adverse Effect; if Borrower or any of its Restricted Subsidiaries fails to provide the same within 60 days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent or any Creditor.  Administrative Agent will use its reasonable best efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08.    Equal Security for Loans and Notes; Pledge or Mortgage of Real Property and Vessels.

(a)           Subject to compliance with applicable Gaming Laws, if any Credit Party shall acquire any Property after the Closing Date, including, without limitation, pursuant to any Permitted Acquisition (other than any Property described in Section 9.08(b) or 9.08(c)), or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and perfections of Liens on such Pledged Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest, subject to no Liens other than Permitted Collateral Liens.

(b)           If, after the Closing Date, any Credit Party acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest with a fair market value of $25.0 million or more in any other Real Property (other than to the extent such Real Property was financed through the incurrence of any Purchase Money Obligation permitted by Section 10.01), such Credit Party shall notify Collateral Agent and, if requested by Required Lenders or

Collateral Agent and subject to any applicable Gaming Laws, (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid perfected mortgage Lien, subject only to Permitted Collateral Liens, including the following:

(1)                                  a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Collateral Liens; and

(2)                                  with respect to each Mortgage and each Mortgaged Real Property, in each case to the extent reasonably requested by Required Lenders or Collateral Agent, each of the items set forth in Sections 7.01(iii)(c), 7.01(vi)(c)(i)(2) and 7.01(xvi).

(c)                                  If, after the Closing Date, any Credit Party acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any other Vessel or a Replacement Vessel (in the case of such other Vessel or Replacement Vessel located or otherwise maintained in the United States, such other Vessel or Replacement Vessel that is registered with the United States Coast Guard) (other than to the extent such other Vessel or Replacement Vessel was financed through the incurrence of any Purchase Money Obligation permitted by Section 10.01), such Credit Party shall notify Collateral Agent and, if requested by Required Lenders or Collateral Agent and subject to any applicable Gaming Laws, (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage, if applicable, or to create a new Ship Mortgage on such other Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, including the following:

(1)                                  a Ship Mortgage reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such other Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code subject to Permitted Collateral Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such other Vessel or Replacement Vessel; and

(2)                                  with respect to each Ship Mortgage and each such other Vessel or Replacement Vessel, in each case to the extent reasonably requested by Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage.

(d)                                 Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by the applicable Gaming Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals.

(e)                                  (A)                              With respect to an Undelivered Closing Collateral or any part thereof, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall use commercially reasonable efforts to seek the approval of the applicable Gaming Authorities for any such Undelivered Closing Collateral and, if such approval is so obtained, Borrower shall comply with Section 9.08 (treating any Property or Restricted Subsidiary, as the case may be, that would have been subject to any Undelivered Closing Collateral as Property or Restricted Subsidiary acquired after the Closing Date) and with clauses (A) and (B) in Section 9.11.

(B)                                With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained, Borrower shall comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

(C)                                If at such time as Borrower shall no longer be required to divest all or any part of the Argosy Baton Rouge Assets in accordance with and pursuant to the FTC Order (any such Argosy Baton Rouge Assets not required to be divested, the “Non-Divested Argosy Baton Rouge Assets”), or Borrower retains any Property pursuant to the approval of the Federal Trade Commission of the United States as provided in the FTC Order (the “Retained Property”), Borrower shall, in each case, use commercially reasonable efforts to seek the approval of the applicable Gaming Authorities for any Lien(s), Mortgage(s) or Ship Mortgage(s), as applicable, in favor of the Collateral Agent on the Non-Divested Argosy Baton Rouge Assets or the Retained Property, as the case may be, and for the Guarantee of any Argosy Louisiana Subsidiary (to the extent that the Equity Interests of such Argosy Louisiana Subsidiary constitutes part of the Non-Divested Argosy Baton Rouge Assets), and if such approval is so obtained, Borrower shall comply with Section 9.08 (treating any such Non-Divested Argosy Baton Rouge Assets or Retained Property as Property, or such Argosy Louisiana Subsidiary as a Restricted Subsidiary, in each case as acquired after the Closing Date) and with clauses (A) and (B) in Section 9.11.

SECTION 9.09.           Security Interests; Further Assurances.  Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and assuming the request does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered thereby (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and perfections of Liens on such Pledged Collateral) subject to no Liens other than Permitted Collateral Liens, or use commercially reasonable efforts to obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be reasonably requested by Collateral Agent (it being understood that no landlord consents shall be required in respect of Properties which efforts were unsuccessfully made under the Existing Borrower Credit Agreement) necessary or appropriate in connection therewith.  Upon the exercise by Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain.  If Collateral Agent reasonably determines that it is required by applicable law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 9.10.           Interest Rate Protection Agreements.  On or within 100 days after the Closing Date not less than 50% of the aggregate principal amount of then outstanding Consolidated Indebtedness (other than Indebtedness under the Revolving Facility) shall be either (x) fixed rate debt or (y) debt subject to Interest Rate Protection Agreements having terms and conditions reasonably satisfactory to Administrative Agent (with a term that shall not be required to be later than the third anniversary of the Closing Date) and with one or more persons that at the time of execution of such Interest Rate Protection Agreements are Lenders or their respective Affiliates, including, without limitation, the Interest Rate Protection Agreement listed on Schedule 9.10, or (z) any combination of (x) and (y) above.

SECTION 9.11.           Additional Credit Parties.  Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Restricted Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, (ii) any Restricted Subsidiary of a Credit Party ceasing to be an Immaterial Subsidiary or otherwise designated pursuant to Section 9.13 as an Excluded Immaterial Subsidiary or (iii) any Unrestricted Subsidiary becoming a Restricted Subsidiary (other than an Immaterial Subsidiary) pursuant to Section 9.12 (such Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming Law or assuming it obtains the approval of the Gaming Authority to the extent such approval is required by applicable Gaming Laws, (A) cause each such Restricted Subsidiary (other than a Foreign Subsidiary) to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any

Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii), (iii) or (iv) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents and a Perfection Certificate)) as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Subsidiary Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests and debt securities of such new Subsidiary which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests and debt securities, together with (x) in the case of such Equity Interests, undated stock powers endorsed in blank, and (y) in the case of such debt securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of Borrower or such Subsidiary, as the case may be, (III) cause such new Restricted Subsidiary (other than a Foreign Subsidiary) to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and perfections of Liens on such Pledged Collateral) the Security Agreement and all other Property of such Restricted Subsidiary in accordance with the provisions of Section 9.08 hereof with respect to such new Restricted Subsidiary, or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested relating to the matters described above covering matters similar to those covered in the opinions in Exhibits F-1 through F-13, as applicable, with respect to such Subsidiary Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Restricted Subsidiary and for the Guarantee of such Restricted Subsidiary as soon as reasonably practicable.  All of the foregoing actions shall be at the sole cost and expense of the Credit Parties.

Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited by the applicable Gaming Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee.

SECTION 9.12.           Limitation on Designations of Unrestricted Subsidiaries.

(a)                                  Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower (other than a Subsidiary of Borrower which (1) owns one or more Principal Assets or

(2) was a Credit Party as of the Closing Date) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii)                                  Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the fair market value of the Equity Interest of such Subsidiary owned by Borrower and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to Borrower and the Restricted Subsidiaries on such date.

(b)                                 Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation;

(ii)                                  after giving effect to such Revocation as of the end of the most recently ended fiscal quarter of Borrower on a pro forma basis, no Default or Event of Default would exist under the financial covenants set forth in Sections 10.08(a), 10.08(b) and 10.08(c); and

(iii)                               all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c)                                  All Designations and Revocations must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of this Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d)                                 If Borrower designates a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, so long as no Default or Event of Default exists, the Obligations of such Subsidiary Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Subsidiary Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests of such Subsidiary Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent; and, at Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administration Agent and/or Collateral Agent shall be at the sole cost and expenses of Borrower.

SECTION 9.13.           Limitation on Designation of Immaterial Subsidiaries.

(a)                                  If any of the following events occurs:  (i) Borrower or any Credit Party acquires or forms any Subsidiary having assets with an aggregate fair market value of less than $25.0 million, (ii) any existing Subsidiary that had not been an Immaterial Subsidiary subsequently has assets with an aggregate fair market value of less than $25.0 million or (iii) the aggregate fair market value of all the assets of an existing Subsidiary increases but the aggregate fair market value thereof still is less than $25.0 million, and as a result of any of the foregoing events referred to in clause (i), (ii) or (iii) above the aggregate fair market value of the assets of all the Immaterial Subsidiaries exceeds the Immaterial Subsidiary Threshold Amount, then, promptly after the occurrence of such event that causes the aggregate fair market value of all Immaterial Subsidiaries to exceed the Immaterial Subsidiary Threshold Amount, Borrower shall designate (an “Excluded Designation”) one or more Immaterial Subsidiaries that, but for this sentence, shall not constitute Immaterial Subsidiaries for all purposes of this Agreement (an “Excluded Immaterial Subsidiary”).  Borrower may redesignate (a “Redesignation”) an Excluded Immaterial Subsidiary as constituting an Immaterial Subsidiary for purposes of this Agreement so long as such redesignated Excluded Immaterial Subsidiary is in compliance with the requirements of the definition of Immaterial Subsidiary and such Redesignation does not cause or otherwise result in the aggregate fair market value of the assets of all Immaterial Subsidiaries (after giving effect to the Redesignation of the Excluded Immaterial Subsidiary as an Immaterial Subsidiary) to exceed the Immaterial Subsidiary Threshold Amount.  For purposes of this Section 9.13(a), fair market value shall be determined as of the most recently ended fiscal quarter of Borrower.

(b)                                 Any such Excluded Designation or Redesignation must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with this Section 9.13.

(c)                                  If Borrower redesignates an Excluded Immaterial Subsidiary as an Immaterial Subsidiary in accordance with this Section 9.13, so long as no Default or Event of Default exists, the Obligations of such Excluded Immaterial Subsidiary (as a Subsidiary Guarantor) under the Credit Documents shall terminate and be of no further force and all Liens granted by such Excluded Immaterial Subsidiary (as a Subsidiary Guarantor) under the applicable Security Documents shall terminate and be released and be of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent; and, at Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect the termination and release of such Lien and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by Administration Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.14.           Trigger Event under Applicable Transfer Agreement.   If a Trigger Event occurs, Borrower shall use commercially reasonable efforts to cause the

“manager” (as defined in the applicable Transfer Agreement) (or such other equivalent person or persons identified in the applicable Transfer Agreement) (each such manager or other equivalent person, a “Transfer Agreement Person”) to comply with all terms and conditions of each Credit Document applicable to a Restricted Subsidiary as if such person were a Restricted Subsidiary hereunder and to comply with Section 9.11 as if each such Person were acquired as a Restricted Subsidiary on the date of such Trigger Event.

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or L/C Liability is outstanding and until payment in full of all amounts payable by Borrower hereunder (other than contingent indemnification obligations described in Section 13.03(b) which are not yet due and payable and, in the case of any L/C Liability, except to the extent cash or letters of credit have been provided to L/C Lender to collateralize to the reasonable satisfaction of L/C Lender the aggregate amount of all such L/C Liabilities) (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):

SECTION 10.01.    Indebtedness.  Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a)                                  Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                                 Indebtedness outstanding on the Closing Date and listed on Schedule 8.20, and any Permitted Refinancings thereof;

(c)                                  (i) Indebtedness under Interest Rate Protection Agreements entered into in compliance with Section 9.10; (ii) Indebtedness under any other Interest Rate Protection Agreements, provided that (x) such Interest Rate Protection Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Credit Documents, (y) the notional principal amount of such Interest Rate Protection Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate and (z) the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes; and (iii) Indebtedness under any other Swap Contracts (other than Interest Rate Protection Agreements) so long as such other Swap Contracts are unsecured and the entering into of such other Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(d)                                 intercompany Indebtedness of Borrower and the Restricted Subsidiaries outstanding to the extent permitted by Section 10.04(e);

(e)                                  in addition to any Indebtedness permitted by the preceding Section 10.01(d), Indebtedness of any Restricted Subsidiary to Borrower or another Restricted Subsidiary or of Borrower to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money;

(f)                                    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and trade-related letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming Licenses);

(g)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(h)                                 Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, $100.0 million;

(i)                                     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)                                     (A) guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01 and (B) Investments permitted under Section 10.04(l) or 10.04(m) and refinancings thereof;

(k)                                  Indebtedness of a person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition; provided, however, that such Indebtedness existed at the time such person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l)                                     so long as no Default or Event of Default has occurred and is continuing, Permitted Subordinated Indebtedness and Permitted Refinancings thereof or Permitted Senior Indebtedness and Permitted Refinancings thereof;

(m)                               other Indebtedness of any Company or Disqualified Capital Stock of Borrower not to exceed $25.0 million in aggregate principal amount at any time outstanding; provided, however, that any Liens which secure any Indebtedness incurred pursuant to this Section 10.01(m) shall be permitted to the extent permitted to be incurred pursuant to Section 10.02(l) and such Liens shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;

(n)                                 unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness”;

(o)                                 the Pocono Downs Put Obligation (to the extent constituting Indebtedness); and

(p)                                 unsecured Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

provided; however, that in the case of any incurrence of Indebtedness pursuant to this Section 10.01 in excess of $50.0 million (A) Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such incurrence of Indebtedness and to the application of all proceeds thereof, with the covenants set forth in Sections 10.08(a) and 10.08(b) as of the most recently ended Test Period, as if such Indebtedness and such applications had occurred on the first day of such relevant Test Period and (B) Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clause (A) above.

In the event that any item of Indebtedness meets more than one of the categories set forth above in this Section 10.01, Borrower may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

SECTION 10.02.    Liens.  Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)                                  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(b)                                 Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)                                  Liens in existence on the Closing Date and set forth on Schedule 10.02 and Liens relating to any refinancing of the obligations secured by such Liens; provided, however, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase (except to the extent of fees and interest on such Indebtedness, refinancings, refundings, renewals or extensions); and (ii) such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Closing Date of Borrower or any Restricted Subsidiary;

(d)                                 easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(e)                                  Liens arising out of judgments or awards not resulting in a Default;

(f)                                    Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g)                                 Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the material Leases entered into after the date hereof are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole;

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;

(i)                                     Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, accrued interest on the Indebtedness refinanced and fees relating thereto) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time);

(j)                                     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                  Liens on assets of a person existing at the time such person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

(l)                                     other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that (i) the aggregate amount of such Indebtedness and other obligations secured by such Liens shall not exceed $25.0 million at any time outstanding and (ii) any such Liens shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;

(m)                               licenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n)                                 Liens pursuant to the Security Documents;

(o)                                 Permitted Vessel Liens;

(p)                                 Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness;

(q)                                 Liens to secure Indebtedness and other obligations permitted under Section 10.01(c)(i) to the extent that the secured party under such Indebtedness and other obligations is a Swap Provider;

(r)                                    Liens to secure Indebtedness and other obligations permitted under Section 10.01(c)(ii) to the extent that the secured party under such Indebtedness and other obligations is a Swap Provider;

(s)                                  Prior Mortgage Liens with respect to the applicable Mortgaged Real Property;

(t)                                    Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness;

(u)                                 Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business; and

(v)                                 Liens created by the applicable Transfer Agreements.

In connection with the granting of Liens of the types described in clauses (c), (i), (k), (l), (s), (t) and (u) of this Section 10.02 by Borrower of any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination or intercreditor agreements).

Notwithstanding the foregoing to the contrary in this Section 10.02 or in any other Credit Document, with respect to (i) any Property of any Restricted Subsidiary on which Lien(s), Mortgage(s) and/or Ship Mortgage(s) were not granted or delivered at the Closing Date pursuant to the first sentence in the last paragraph of Section 7.01, (ii) any of the Argosy Baton Rouge Assets on which Lien(s), Mortgage(s) and/or Ship Mortgage(s) were not granted or delivered at the Closing Date pursuant to the second sentence in the last paragraph of Section 7.01 and any Retained Property, (iii) any Property acquired by any Credit Party after the Closing Date on which Lien(s), Mortgage(s) and/or Ship Mortgage(s) were not granted or delivered pursuant to Section 9.08(d), and (iv) any Property of any Additional Credit Party on which Lien(s), Mortgage(s) and/or Ship Mortgage(s) were not granted or delivered pursuant to the second paragraph in Section 9.11, neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any such Property or Argosy Baton Rouge Assets unless and until such time as Liens(s), Mortgage(s) and/or Ship Mortgage(s), as applicable, on such Property or Argosy Baton Rouge Assets have been granted in favor of Collateral Agent for the benefit of the Secured Parties, other than Permitted Liens (excluding Permitted Liens of the types described in clauses (l), (q), (r), (s) and (t) of this Section 10.02).

SECTION 10.03.    Sale and Leaseback Transactions.  Neither Borrower nor any Restricted Subsidiary will enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 10.05 and (b) any Liens arising in connection with its use of such property are permitted by Section 10.02.

SECTION 10.04.    Investment, Loan and Advances.  Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a)                                  Borrower and its Restricted Subsidiaries may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)                                 Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(c)                                  Investments in cash and Cash Equivalents; provided, however, that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents held by Borrower and its Restricted Subsidiaries (other than (A) cash and Cash Equivalents utilized to Discharge or redeem Indebtedness, (B) “cage cash” and other cash used in the operation of Borrower’s and its Restricted Subsidiaries’ gaming and related businesses, (C) cash and Cash Equivalents which Borrower and its Restricted Subsidiaries reasonably expect to utilize in the succeeding 45 days, (D) cash and Cash Equivalents used for the purposes described in Section 10.02(f), and (E) cash and Cash Equivalents constituting an amount equal to the Net Available Proceeds held pending application under Section 2.10(a)(i) or Section 2.10(a)(iii)) shall not exceed 10% of the consolidated Companies’ gross revenues for the most recent period of twelve fiscal months for which financial statements are available (calculated on a pro forma basis to give effect to acquisitions occurring prior to any date of determination as if such acquisition had occurred on the first day of such twelve-month period) for any period of ten (10) consecutive Business Days (or such longer period as Administrative Agent may agree);

(d)                                 Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(e)                                  Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower and (iii) by a Restricted Subsidiary in another Restricted Subsidiary; provided, however, that any intercompany loans (other than intercompany loans payable by any Argosy Louisiana Subsidiary) shall be evidenced by promissory notes and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party as Pledged Collateral pursuant to the Security Agreement in accordance with Section 9.08;

(f)                                    Borrower and the Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(g)                                 Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(h)                                 Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

(i)                                     Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding;

(j)                                     Permitted Acquisitions; provided, however, that if such Permitted Acquisition involves the acquisition of assets principally comprised of Complementary Assets (a “Complementary Asset Acquisition”), Borrower and/or any of its Restricted Subsidiaries shall not be permitted to consummate such Complementary Asset Acquisition if, after giving effect to such Complementary Asset Acquisition, the aggregate purchase price of all Complementary Assets acquired or purchased in all Complementary Asset Acquisitions during the term of this Agreement exceeds $25.0 million;

(k)                                  extensions of trade credit (including to gaming customers) in the ordinary course of business;

(l)            in addition to Investments otherwise permitted by this Section 10.04, Investments (other than Investments consisting of Principal Assets) by Borrower or any of its Restricted Subsidiaries so long as such Investments to be made, together with all existing Investments made pursuant to this Section 10.04(l), do not exceed in the aggregate at any time outstanding $250.0 million plus the aggregate amount of Equity Issuance Proceeds to the extent not previously applied pursuant to Section 10.04(m). (For purposes of this Section 10.04(l), the amount of such Investments outstanding shall be deemed to equal the aggregate amount of such Investments minus the amounts received by Borrower and its Restricted Subsidiaries with respect to such Investments (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts));

(m)          in addition to Section 10.04(l) above and other than Investments consisting of Principal Assets, Investments (A) in Joint Ventures in which Borrower or any of its Restricted Subsidiaries has control or with whom it has a management or similar contract, (B) in any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (C) in casinos and “racinos” where Borrower or any of its Restricted Subsidiaries has entered into a management or similar contract and such contract remains in full force and effect at the time of such Investment; provided, however, that, if, on a pro forma basis after giving effect to any existing Investments pursuant to this Section 10.04(m) and any Investments to be made pursuant to this Section 10.04(m), the Consolidated Senior Leverage Ratio would exceed 3.00 to 1.00, then Borrower and its Restricted Subsidiaries shall only be permitted to make Investments pursuant to this Section 10.04(m) so long as such Investments to be made pursuant to this Section 10.04(m), together with (x) that portion of any Investment made pursuant to this Section 10.04(m) that caused the Consolidated Senior Leverage Ratio to exceed 3.00 to 1.00 and (y) any Investments made pursuant to this Section 10.04(m) while the Consolidated Senior Leverage Ratio exceeds 3.00 to 1.00, do not exceed in the aggregate at any time outstanding $300.0 million plus the aggregate amount of Equity Issuance Proceeds to the extent not previously applied pursuant to Section 10.04(l).  (For purposes of this Section 10.04(m), the amount of such Investments outstanding shall be deemed to equal the aggregate amount of such Investments minus the amounts received by Borrower and its Restricted Subsidiaries with respect to such Investments (including with respect to any management or similar contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under management or similar contracts relating to such Investments or other amounts));

(n)                                 the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement; and

(o)                                 the acquisition of the Pocono Downs Assets pursuant to the Pocono Downs Sale Documents;

provided; however, in the case of any Investment made pursuant to this Section 10.04 in excess of $50.0 million, (A) Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Investment, with the covenants set forth in Sections 10.08(a), 10.08(b) and 10.08(c) as of the most recently ended Test Period, as if such Investment had occurred on the first day of such relevant Test Period and (B) Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clause (A) above.

Notwithstanding the foregoing in this Section 10.04, in no event shall the Credit Parties make Investments in excess of $25.0 million in the aggregate in the Subsidiary of Borrower that is the subject of a Transfer Agreement or the Transfer Agreement Person in each case after the occurrence of the related Trigger Event and prior to the occurrence of the related Reverse Trigger Event.

SECTION 10.05.    Mergers, Consolidations, Sales of Assets and Acquisitions.  Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization (to the extent done in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any Principal Asset or all or any substantial part of its business, property or assets, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all the business, property or fixed assets of, or Equity Interests in, any person or any division or line of business of any person, except for:

(a)                                  Capital Expenditures by Borrower and the Restricted Subsidiaries to the extent not prohibited by Section 10.08(d);

(b)                                 Asset Sales of used, worn out, obsolete or surplus Property by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole shall be permitted; and the termination or assignment of Contractual Obligations to the extent such termination does not have a Material Adverse Effect;

(c)                                  so long as no Default or Event of Default then exists or would arise therefrom, any Asset Sale of Non-Principal Assets for fair market value shall be permitted so long as the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d)                                 Investments may be made to the extent permitted by Sections 10.04(a), (b), (c), (d), (e), (g), (i), (k), (l) and (m) and Restricted Payments may be made to the extent permitted by Section 10.06;

(e)                                  Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f)                                    Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property;

(g)                                 licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h)                                 Permitted Acquisitions (including by way of mergers or consolidations) to the extent permitted pursuant to Section 10.04(j);

(i)                                     (A) Borrower or any Restricted Subsidiary may transfer or lease property to or acquire or lease property from Borrower or any Restricted Subsidiary; provided, however, that the sum of (x) the aggregate fair market value of all Property transferred by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower and acquired by Foreign Subsidiaries of Borrower from Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries under this clause (A) plus (y) all lease payments made by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower in respect of leasing of property by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries from Foreign Subsidiaries under this clause (A) shall not exceed $25.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving corporation) or any Subsidiary Guarantor (as long as, if such Restricted Subsidiary is to survive, such Restricted Subsidiary at the time of such merger or consolidation is a Subsidiary Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is not a Subsidiary Guarantor (so long as, if either Restricted Subsidiary is a Subsidiary Guarantor, the surviving Restricted Subsidiary is or becomes a Subsidiary Guarantor in compliance with Section 9.11); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any person other than to Borrower or any other Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to Section 10.05); provided, however, that, in each case with respect to the foregoing in this Section 10.05(i), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents.  Notwithstanding the proviso in the immediately preceding sentence to the contrary, with respect to any property to be transferred to any Argosy Louisiana Subsidiary pursuant this Section 10.05(i) and any Lien granted in favor of Collateral Agent under the Security Documents exists on such property and such property is required by the FTC Order to be free and clear of any such Liens or Borrower otherwise reasonably determines that it is necessary that such property be free and clear of any such Lien in order comply with the FTC Order, then such Liens shall not be required to be maintained on such property, in which case, upon such transfer, Collateral Agent shall take all actions appropriate in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release);

(j)                                     voluntary terminations of Swap Contracts shall be permitted in the ordinary course of business;

(k)                                  conveyances, sales, leases, transfers or other dispositions which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted;

(l)                                     the transfer of capital stock of the Subsidiary of Borrower that is the subject of the applicable Transfer Agreement to the related Trustee (as defined in the applicable Transfer Agreement) in connection with the occurrence of a Trigger Event pursuant to the terms of such Transfer Agreement and any transfer of such capital stock to Borrower or any Restricted Subsidiary of Borrower by such Trustee in connection with a Reverse Trigger Event pursuant to the terms of such Transfer Agreement;

(m)                               Borrower or any Restricted Subsidiary may acquire the Pocono Downs Assets pursuant to the terms of the Pocono Downs Sale Documents; and

(n)                                 so long as no Default or Event of Default then exists or would arise therefrom, an Asset Sale of only one of the Illinois Principal Assets for fair market value shall be permitted, if and only if such Asset Sale is required by the Illinios Gaming Board or pursuant to an agreement entered into between Borrower and the Illinois Gaming Board and so long as the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii).

Notwithstanding anything contained in this Agreement to the contrary, in no event may any transfer, sale, conveyance or other disposition constitute all or substantially all of Borrower’s property or assets.

To the extent the Required Lenders waive the provisions of this Section 10.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.05, so long as no Default or Event of Default exists, such Collateral (unless sold to Borrower or a Subsidiary Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions appropriate in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  To the extent the Collateral so sold constitutes at least a majority of the Equity Interests in a Subsidiary Guarantor, so long as no Default or Event of Default exists, the Obligations of such Subsidiary Guarantor and all obligations of such Subsidiary Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are appropriate in connection with such termination.

SECTION 10.06.    Restricted Payments.  Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication, (a) Borrower or any Restricted Subsidiary may make Restricted Payments to the extent permitted pursuant to Section 2.09(b)(iii), (b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary, (c) any Restricted Subsidiary of

Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof), (d) Borrower and its Restricted Subsidiaries may consummate the Transaction in accordance with the provisions of the Transaction Documents, (e) Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.04 and Section 10.05, (f) Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof and (g) Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (g) shall not exceed $10.0 million in any fiscal year of Borrower.

SECTION 10.07.    Transactions with Affiliates.  Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary) unless such transaction is otherwise permitted under this Agreement at the time entered into and upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a person that is not an Affiliate; provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees, (ii) may enter into the transactions described in Borrower’s SEC filings prior to the Closing Date, (iii) may make Investments and Restricted Payments permitted hereunder and (iv) may enter into the transactions contemplated by each applicable Transfer Agreement.

SECTION 10.08.    Financial Covenants.

(a)                                  Maximum Consolidated Total Leverage Ratio.  Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of a fiscal quarter of Borrower set forth in the table below to exceed the ratio set forth opposite such fiscal quarter in the table below:

Fiscal Quarter Ending:	Ratio

September 30, 2005	6.50 to 1.00
December 31, 2005	6.50 to 1.00
March 31, 2006	6.50 to 1.00
June 30, 2006	6.25 to 1.00
September 30, 2006	6.25 to 1.00
December 31, 2006	6.00 to 1.00
March 31, 2007	6.00 to 1.00
June 30, 2007	5.75 to 1.00

Fiscal Quarter Ending:	Ratio

September 30, 2007	5.50 to 1.00
December 31, 2007	5.25 to 1.00
March 31, 2008	5.25 to 1.00
June 30, 2008	5.00 to 1.00
September 30, 2008	5.00 to 1.00
December 31, 2008	4.75 to 1.00
March 31, 2009	4.75 to 1.00
June 30, 2009	4.75 to 1.00
September 30, 2009	4.75 to 1.00
December 31, 2009 and each fiscal quarter of Borrower thereafter	4.50 to 1.00

(b)                                 Maximum Consolidated Senior Leverage Ratio.  Borrower shall not permit the Consolidated Senior Leverage Ratio as of the last day of a fiscal quarter of Borrower set forth in the table below to exceed the ratio set forth opposite such fiscal quarter in the table below:

Fiscal Quarter Ending:	Ratio

September 30, 2005	5.25 to 1.00
December 31, 2005	5.25 to 1.00
March 31, 2006	5.25 to 1.00
June 30, 2006	5.25 to 1.00
September 30, 2006	5.00 to 1.00
December 31, 2006	4.75 to 1.00
March 31, 2007	4.50 to 1.00
June 30, 2007	4.25 to 1.00
September 30, 2007	4.00 to 1.00
December 31, 2007	4.00 to 1.00
March 31, 2008	3.75 to 1.00
June 30, 2008	3.75 to 1.00
September 30, 2008	3.50 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	3.50 to 1.00
June 30, 2009	3.50 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009	3.25 to 1.00
March 31, 2010	3.25 to 1.00
June 30, 2010	3.25 to 1.00
September 30, 2010	3.25 to 1.00
December 31, 2010	3.25 to 1.00
March 31, 2011 and each fiscal quarter of Borrower thereafter	3.00 to 1.00

(c)                                  Minimum Fixed Charge Coverage Ratio.  Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of a fiscal quarter of Borrower set forth in the table below to be less than the ratio set forth opposite such fiscal quarter in the table below:

Fiscal Quarter Ending:	Ratio

September 30, 2005	1.10 to 1.00
December 31, 2005	1.10 to 1.00
March 31, 2006	1.10 to 1.00
June 30, 2006	1.10 to 1.00
September 30, 2006	1.10 to 1.00
December 31, 2006	1.15 to 1.00
March 31, 2007	1.15 to 1.00
June 30, 2007	1.15 to 1.00
September 30, 2007	1.15 to 1.00
December 31, 2007	1.15 to 1.00
March 31, 2008	1.15 to 1.00
June 30, 2008	1.15 to 1.00
September 30, 2008	1.15 to 1.00
December 31, 2008 and each fiscal quarter of Borrower thereafter	1.20 to 1.00

(d)                                 Limitation on Capital Expenditures.  Borrower and its Restricted Subsidiaries shall not make or incur any Capital Expenditure, except (i) Maintenance Capital Expenditures, (ii) any such purchase or acquisition that constitutes an Investment by Borrower or any of its Restricted Subsidiary made pursuant to Section 10.04(l) or 10.04(m), (iii) amounts expended in connection with Permitted Acquisitions, (iv) amounts expended with any Equity Issuance Proceeds, (v) amounts expended with Net Available Proceeds from Casualty Events, (vi) amounts expended with Net Available Proceeds from Asset Sales, (vii) Capital Expenditures not exceeding $500.0 million in the aggregate for Borrower and its Restricted Subsidiaries during the term of this Agreement (the “Initial Cap Ex Amount”); provided, however, that the Initial Cap Ex Amount will be increased by that portion of the Specified Cap Ex Amount not used for Capital Expenditures for any of the Gaming Facilities listed on Schedule 10.08(d), and (viii) the Capital Expenditures set forth on Schedule 10.08(d); provided, however, that (A) the aggregate Capital Expenditure amount for any Gaming Facility listed on Schedule 10.08(d) (excluding amounts expended pursuant to clauses (i) through and including (vi) above in this Section 10.08(d)) may not exceed $300.0 million and (B) the aggregate Capital Expenditure amounts expended pursuant to this clause (viii) in respect of all Gaming Facilities listed on Schedule 10.08(d) during the term of this Agreement may not exceed $896,601,000 (the “Specified Cap Ex Amount”) plus any portion of the Initial Cap Ex Amount (without giving effect to any increase of the Initial Cap Ex Amount pursuant to the proviso in such clause (vii)) not used.

(e)                                  Calculations.  For purposes of calculating Consolidated Total Leverage Ratio, Consolidated Senior Leverage Ratio and Consolidated Interest Expense, the following shall be excluded from the calculations thereof:

(i)                                     any Contingent Obligations in respect of Indebtedness (including any Consolidated Interest Expense relating thereto) of (A) any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture permitted under Section 10.04(m) and (B) any Joint Venture permitted under Section 10.04(m) in which Borrower or any of its Restricted Subsidiaries has control;

(ii)                                  any Contingent Obligations (including any Consolidated Interest Expense relating thereto) of Borrower or any of its Restricted Subsidiaries provided in connection with any casinos or “racinos” managed or controlled by Borrower or any of its Restricted Subsidiaries pursuant to a management or similar contract permitted under Section 10.04(m); and

(iii)                               the Pocono Downs Put Obligation;

provided, however, that with respect to each of clauses (i) and (ii) above in this Section 10.08(e), if and when any such Contingent Obligation is demanded for payment, then the amounts of such Contingent Obligation shall be included in such calculations.

Components of Consolidated EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by Borrower and reasonably acceptable to Administrative Agent which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to the Argosy Acquisition and any other Acquisition and Asset Sales consummated since the beginning of any Test Period of Borrower as if the Argosy Acquisition and each such other Acquisition had been effected on the first day of such Test Period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

In addition, if Borrower or any Restricted Subsidiary has incurred any Indebtedness (including, without limitation, Incremental Term Loans) or repaid, repurchased, acquired, defeased or otherwise Discharged any Indebtedness since the beginning of any Test Period, Consolidated Indebtedness, Consolidated EBITDA and Consolidated Interest Expense shall each be calculated (for all purposes in this Agreement) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or Discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.  If any Indebtedness has been incurred under a revolving credit facility or revolving advances and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

SECTION 10.09.    Limitation on Modification of Argosy Acquisition Agreement.  Neither Borrower nor any of its Restricted Subsidiaries shall amend or modify, or permit the amendment or modification of, the Argosy Acquisition Agreement, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders.

SECTION 10.10.    Certain Payments of Indebtedness.  None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except with respect to:

(a)                                  Indebtedness created under the Credit Documents;

(b)                                 payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(c)                                  refinancings of Indebtedness to the extent permitted by Section 10.01 and Indebtedness incurred pursuant to Section 10.01(m) or 10.01(p);

(d)                                 payment of secured Indebtedness out of the proceeds of any sale or transfer of the property or assets securing such Indebtedness plus interest and fees owing thereon;

(e)                                  so long as the Consolidated Senior Leverage Ratio is less than 3.50 to 1.00, payment of or repurchase, redemption, retirement, acquisition, defeasance or cancellation of Borrower’s and its Restricted Subsidiaries’ Indebtedness with all or any portion of the amounts by which Borrower offered to prepay the Term Loans (pro rata to the Term A Facility Loans, the Term B Facility Loans and any New Incremental Term Loans then outstanding) in accordance with Section 2.09(b)(iii) but that were declined in accordance with such Section 2.09(b)(iii);

(f)                                    payment of Indebtedness owing to Borrower or any Subsidiary Guarantor;

(g)                                 redemptions, repurchases, defeasances or acquisitions of the Existing Argosy Notes;

(h)                                 Capital Lease Obligations, Purchase Money Obligations and interest rate swaps otherwise permitted under the Credit Documents;

(i)                                     conversions of Permitted Subordinated Indebtedness or Permitted Senior Indebtedness in accordance with the terms of such Permitted Subordinated Indebtedness or Permitted Senior Indebtedness, respectively;

(j)                                     redemptions, repurchases, defeasances or acquisitions of the Borrower Outstanding Bonds;

(k)                                  exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S/Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary “A/B exchange offers”; and

(l)                                     repayment, prepayment, purchase, defeasance, redemption or acquisition of Indebtedness of persons acquired in Permitted Acquisitions.

SECTION 10.11.    Limitation on Certain Restrictions Affecting Subsidiaries.  None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (b) make Investments in or to Borrower or any of its Restricted Subsidiaries, or (c) transfer any of its Property to Borrower or any of its Restricted Subsidiaries, except that each of the following shall be permitted (i) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority or other applicable Governmental Authority) or (y) the Credit Documents, (ii) restrictions on the transfer of Property subject to a Permitted Lien, (iii) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company, (iv) restrictions on the transfer of any Property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (v) restrictions contained in the Existing Indebtedness, (vi) restrictions contained in Indebtedness of persons acquired after the Closing Date in Permitted Acquisitions so long as (x) such restrictions are terminated or (y) such Indebtedness is Discharged or repaid in full (including, without limitation, all outstanding commitments in respect of such Indebtedness are terminated), as applicable, in either case with respect to clauses (x) or (y) in this clause (vi), within 95 days of the closing of such Permitted Acquisition, (vii) restrictions contained in Permitted Senior Indebtedness and Permitted Refinancings thereof, or Permitted Subordinated Indebtedness and Permitted Refinancings thereof, or other Indebtedness permitted hereunder, in each case to the extent no more restrictive, taken as a whole, than those under the Borrower Outstanding Bonds, (viii) customary restrictions in joint venture arrangements or management contracts or management contracts, and (ix) customary non-assignment provisions or other customary restrictions arising under licenses and other contracts entered into in the ordinary course of business.

SECTION 10.12.    Limitation on Lines of Business.  Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than the business of the type conducted or proposed to be conducted by the Companies as of the Closing Date (after giving effect to the Transactions) and any other businesses reasonably related or incidental thereto.

SECTION 10.13.    Limitation on Changes to Fiscal Year; Limitation on Investment Company Status.  Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end (December 31 of each year).  No Credit Party shall be or become an investment company subject to the registration requirements under the Investment Company Act of 1940, as amended.

SECTION 10.14.    Limitation on Amendments to Transfer Agreements.  Neither Borrower nor any Subsidiary shall amend, modify or waive any term or provision of any Transfer Agreement or any document or instrument delivered in connection therewith in any respect or consent to any release of a party therefrom, or agree to amend, modify or waive any term or provision of any Transfer Agreement or any document or instrument delivered in connection therewith or waive any rights thereunder in any respect or agree to consent to any release of a party therefrom; except, in each case, for amendments, releases, waivers and/or modifications (i) made solely to correct ministerial errors, (ii) that do not materially and adversely affect the Lenders or (iii) made to the extent any such amendment, release, waiver or modification is required by the applicable Gaming Laws or Gaming Authorities or any other applicable Governmental Authorities.

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.    Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)                                  any representation or warranty made or deemed made pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) and (ii) any interest on any Loans when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)                                  default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                                 default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 9.01(a), 9.04(f) or 9.06 or in Article X;

(e)                                  default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from Administrative Agent to Borrower;

(f)                                    Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due prior to its stated maturity; provided, however, that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $50.0 million at any one time;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of Borrower or of its Restricted Subsidiaries (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of its Restricted Subsidiaries (other than any

Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j)                                     an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, is reasonably likely to result in a liability of Borrower or any of its Restricted Subsidiaries in an aggregate amount exceeding $50.0 million;

(k)                                  with respect to any material Collateral, any security interest and Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted by any Credit Party or any Affiliate thereof not to be a valid, perfected (except as otherwise provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)                                     any Guarantee shall cease to be in full force and effect or any of the Subsidiary Guarantors repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Section 10.05);

(m)                               any Credit Document (other than a Security Document which, for the avoidance of doubt, shall be governed by Section 11.01(k)) or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party or any other person seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Credit Document;

(n)                                 there shall have occurred a Change of Control; or

(o)                                 there shall have occurred a License Revocation by any Gaming Authority in a jurisdiction in which Borrower or any of its Restricted Subsidiaries owns or operates a Gaming Facility which, individually or in the aggregate, could reasonably be expected to result in a reduction of more than 10% of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis; provided, however, that such License Revocation continues for at least 30 consecutive days;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and

Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Swap Contracts), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Swap Contracts) to the contrary notwithstanding; and (iii) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower, to pay) to Collateral Agent at the Principal Office such additional amounts of cash, to be held as security by Collateral Agent for L/C Liabilities then outstanding, equal to the aggregate L/C Liabilities then outstanding; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Swap Contracts), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Swap Contracts) to the contrary notwithstanding.

SECTION 11.02.    Application of Proceeds.  The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith and all amounts for which Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations; and

(d)                                 Fourth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE XII.

AGENTS

SECTION 12.01.    Appointment.  Each Lender hereby irrevocably designates and appoints DBTCA as Administrative Agent of such Lender (for purposes of this Article XII, the term “Administrative Agent” shall mean DBTCA in its capacity as Administrative Agent hereunder and as Collateral Agent pursuant to the Security Documents), to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, including, in the case of the Administrative Agent and the Collateral Agent, the execution and filing of a “Corporate Securities and Finance Compliance Affidavit” with the Missouri Gaming Commission pursuant to 11 CSR 45-10.040 and other regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents (it being understood and agreed that neither any Co-Documentation Agent nor any Co-Syndication Agent has any duties or responsibilities hereunder or under any other Credit Documents).  Each of the Agents agrees to act as such upon the express conditions contained in this Article XII.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, each Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Agent.  The provisions of this Article XII are solely for the benefit of each Agent and the Lenders, and neither Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof except to the extent set forth in Section 12.10.

SECTION 12.02.    Delegation of Duties.  Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents (or sub-agents) and/or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents (or sub-agents) or attorneys-in-fact selected by it with reasonable care.

SECTION 12.03.    Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person in its capacity as an Agent under or in connection with this Agreement or the other Credit Documents (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, any other document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other document or for any failure of Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other documents, or to inspect the properties, books or records of Borrower or any of its Subsidiaries (except to the extent expressly requested to do so by the Required Lenders).  No Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of Borrower or any of its Subsidiaries to any Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

SECTION 12.04.    Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower or any of their respective Subsidiaries), independent accountants and other experts selected by it.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 12.05.    Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actually received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.  Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that, unless and until Administrative Agent shall have received such directions, Administrative Agent, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 12.06.    Nonreliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by such Agent to any

Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of any Borrower or any of its Subsidiaries which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 12.07.    Indemnification.  The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting primarily from the gross negligence or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Fee Letter or the Administrative Agent’s Fee Letter.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 12.07 shall survive the payment of all Obligations.

SECTION 12.08.    Agents in Their Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and its Subsidiaries as though such Agent were not an Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 12.09.    Holders.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.10.    Resignation of Agents.

(a)                                  Administrative Agent.

(i)                                     Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.01(g) or 11.01(h) then exists, Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation (if applicable) as an L/C Lender and Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as an L/C Lender or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (ii) and (iii) below of this Section 12.10(a) or as otherwise provided below.

(ii)                                  Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed; provided, however, that Borrower’s approval shall not be required if a Default or an Event of Default then exists.

(iii)                               If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, Administrative Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed; provided, however, that Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(iv)                              If no successor Administrative Agent has been appointed pursuant to Section 12.10(a)(ii) or 12.10(a)(iii) by the 30th Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(b)                                 Collateral Agent.

(i)                                     Collateral Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to Administrative Agent, the Lenders and, unless a Default or an Event of Default under Section 11.01(g) or 11.01(h) then exists, Borrower.  Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (ii) and (iii) below of this Section 12.10(b) or as otherwise provided below.

(ii)                                  Upon any such notice of resignation, the Required Lenders shall appoint a successor Collateral Agent hereunder and/or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed; provided, however, that Borrower’s approval shall not be required if a Default or an Event of Default then exists.

(iii)                               If a successor Collateral Agent shall not have been so appointed within such 30 Business Day period, Collateral Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed; provided, however, that Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder and/or thereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above.

(iv)                              If no successor Collateral Agent has been appointed pursuant to Section 12.10(a)(ii) or 12.10(a)(iii) by the 30th Business Day after the date such notice of resignation was given by Collateral Agent, Collateral Agent’s resignation shall become effective and Administrative Agent shall thereafter perform all the duties of Collateral Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above (except that in the case of any Collateral security held by the retiring Collateral Agent for the benefit of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such Collateral security as nominee until such time as a successor Collateral Agent is appointed).

(c)                                  Other Agents.

(i)                                     Each Lead Arranger may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the other Agents and the Lenders.  Such resignation shall take effect at the end of such five Business Day period.  Upon the effectiveness of the resignation of such Lead Arranger, Administrative Agent shall assume all of the functions and duties, if any, of such Lead Arranger hereunder and/or under the other Credit Documents.

(ii)                                  Each Co-Syndication Agent may resign as a Co-Syndication Agent hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the other Agents and the Lenders.  Such resignation shall take effect at the end of such five Business Day period.  Upon the effectiveness of the resignation of such Co-Syndication Agent, Administrative Agent shall assume all of the functions and duties, if any, of such Co-Syndication Agent hereunder and/or under the other Credit Documents.

(iii)                               Each Co-Documentation Agent may resign as a Co-Documentation Agent and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the other Agents and the Lenders.  Such resignation shall take effect at the end of such five Business Day period.  Upon the effectiveness of the resignation of such Co-Documentation Agent, Administrative Agent shall assume all of the functions and duties, if any, of such Co-Documentation Agent hereunder and/or under the other Credit Documents.

(d)                                 Continued Indemnification.  Upon a resignation of any Agent pursuant to this Section 12.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Article XII shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

SECTION 12.11.    Collateral Matters.

(a)                                  Each Lender authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties.  Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The Lenders hereby authorize Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) upon the sale or other disposition thereof, to the extent required pursuant to the last paragraph in Section 10.05, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.04) or (iv) as otherwise may be provided herein or in the relevant Security Documents.  Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11.

(b)                                 Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.    Waiver.  No failure on the part of any Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 13.02.    Notices.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Credit Party, any Agent, L/C Lender, and the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however,  that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement); provided, however,  that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each Credit Party, each Agent, L/C Lender and the Swingline Lender may change its address, telecopier, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, L/C Lender and the Swingline Lender.

(d)                                 Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence or willful misconduct).  All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 13.03.    Expenses, Indemnification, Etc.

(a)                                  The Credit Parties, jointly and severally, agree to pay or reimburse:

(i)                                     Agents and the Swingline Lender for all of their reasonable out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of counsel (including Cahill Gordon & Reindel LLP) and one local counsel in each jurisdiction reasonably deemed necessary by Agents) and any “ClearPar” costs and expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii)                                  each Creditor for all reasonable out-of-pocket costs and expenses of such Creditor (including the fees, expenses and disbursements of one legal counsel for Lenders and Agents and of one local counsel in each jurisdiction reasonably deemed necessary by Agents) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings

(whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, (3) the enforcement of this Section 13.03 and (4) any documentary taxes; and

(iii)                               Administrative Agent or Collateral Agent for all reasonable costs, expenses, assessments and other charges (including reasonable fees and disbursements of counsel) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Lender under this Section 13.03(a), each Lender, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be recovered under this Section 13.03(a).

(b)                                 The Credit Parties, jointly and severally, hereby agree to indemnify each Creditor and their respective Affiliates, directors, trustees, officers, employees, representatives, advisors and agents (each, an “Indemnitee”) from, and hold each of them harmless against, and that no Indemnitee will have any liability for, any and all Losses incurred by, imposed on or asserted against any of them (including any and all Losses incurred by any Agent, the Swingline Lender or L/C Lender to any Lender, whether or not any Creditor is a party thereto) directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Company of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or the use of any collateral security for the Obligations (including the exercise by any Creditor of the rights and remedies or any power of attorney with respect thereto and any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.07, but excluding any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of the Indemnitee.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Creditor and each other Indemnitee from, and hold each Creditor and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Creditor shall be in possession of any such site or facility following the exercise by such Creditor of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the persons indemnified hereunder.

SECTION 13.04.    Amendments and Waiver.

(a)                                  Neither this Agreement nor any other Credit Document (other than Swap Contracts) nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the R/C Maturity Date, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) release (x) all or substantially all of the Collateral (except as provided in the Security Documents) under all the Security Documents or (y) all or substantially all of the Subsidiary Guarantors from the Guarantees, (iii) amend, modify, change or waive any provision of Section 11.02 or this Section 13.04 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Commitments and/or Revolving Loans), (iv) reduce the percentage specified in the definition of Required Lenders or otherwise amend the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), (v) amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans or the Revolving Commitments and/or Revolving Loans), or (vi) consent to the assignment or transfer by Borrower or any Subsidiary Guarantor of any of its respective rights and obligations under this Agreement or any other Credit Document; provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitment shall not constitute an increase of the Commitment of any Lender, (B) without the consent of each L/C Lender, amend, modify, change or waive any provision of Section 2.03 or alter its rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (D) without the consent of any applicable Agent, amend, modify, change or waive any provision of Article XII as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, (E) without the consent of Collateral Agent, amend, modify, change or waive any provision relating to the rights or obligations of Collateral Agent, (F) without the consent of the Required Tranche Lenders of a relevant Tranche, reduce the amount of or extend the date of, any scheduled principal repayment (except that, if additional Loans are made pursuant to a given Tranche, the repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (F)), or (G) amend, modify, change or waive Section 2.09(b) or Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered, or (H) amend or modify the definition of “Alternate Currency” or Section 1.06 without the prior written consent of all the Revolving Lenders (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)).

In addition, notwithstanding the foregoing, the Fee Letter and the Administrative Agent’s Fee Letter each may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the consent of Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans or any Tranche of Term Loans (“Refinanced Term Loans”) with a replacement term loan facility hereunder which shall be Term Loans hereunder (“Replacement Term Loans”); provided, however, that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially similar to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(b)                                 If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.04(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche of Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable R/C Percentage of the L/C Liability, in accordance with Sections 2.04(e) and/or 2.09(c); provided, however, that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must consent thereto), then, in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.04(a).

SECTION 13.05.    Benefit of Agreement; Assignments; Participations.

(a)                                  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder and provided, further, that no Lender shall transfer, assign or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the R/C Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this subclause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1.0 million in the aggregate (unless Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed)) for the assigning Lender or assigning Lenders of any of its Tranche of Commitments and/or Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and related Obligations) hereunder to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that (i) at such time, Annex A-1, A-2 or A-3, as applicable, shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.08 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of Administrative Agent shall be required in connection with any assignments pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed) and, so long as no Default or Event of Default then exists, the consent of Borrower shall be required in connection with any such assignment of any Revolving Commitments, Revolving Loans and related Obligations pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (iv) Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (v) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08 and (vi) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations).  To the extent of any assignment pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.05(b) to a person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Foreign Lender Certificate) as described in Section 5.06(b) or 5.06(c), as applicable.  To the extent that an assignment of all or any portion of a Lender’s Commitments, Loans and related outstanding Obligations pursuant to Section 2.11 or this Section 13.05(b) would, at the time of such assignment, result in increased costs under Section 5.01, 5.03 or (subject to clause (c) in the definition of Excluded Taxes as it relates to assignments pursuant to Section 2.11(a)) 5.06 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to Administrative Agent (but without the consent of Administrative Agent or Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

SECTION 13.06.    Survival.  The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06 and 13.03, the obligations of each Subsidiary Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.07, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07.    Captions.  The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08.    Counterparts; Interpretation; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Administrative Agent’s Fee Letter and the Fee Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein).  This Agreement shall become effective when the Closing Date shall have occurred and this Agreement shall have been executed and delivered by the Credit Parties and each Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  Upon the Closing Date, all commitments to provide any financing pursuant to the Commitment Letter shall permanently terminate.

SECTION 13.09.    Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a)                                  Each Credit Document shall be governed by, and construed in accordance with, the law of the State of New York (except in the case of the other Credit Documents, to the extent otherwise expressly stated therein).  Each Credit Party hereby irrevocably and unconditionally:  (i) submits for itself and its Property in any Proceeding relating to any Credit Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts thereof; (ii) consents that any such Proceeding may be brought in any such court; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth on the signature page hereto or at such other address of which Administrative Agent shall have been notified pursuant thereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)                                 EACH CREDIT PARTY, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.10.    Confidentiality.  Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature thereof or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this Section 13.10, such Agent or such Lender being liable for any breach of confidentiality by any person described in this clause (a) and with respect to disclosures to Affiliates to the extent disclosed by such Lender to such Affiliate), (b) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that notice thereof is promptly furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10, (f) to the extent required in connection with any litigation between any Credit Party and any Creditor with respect to the Loans or any Credit Document or (g) with Borrower’s prior written consent.

SECTION 13.11.    Independence of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12.    Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13.    Gaming Laws.

(a)                                  This Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”).  Without limiting the foregoing, each of Administrative Agent, Lead Arrangers, Co-Syndication Agents, Co-Documentation Agents, Lenders and participants acknowledges that (i) it is the subject of being called forward by the Gaming Authority or Governmental Authority enforcing the Liquor Laws (the “Liquor Authorities”), in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)                                 Each of Administrative Agent, Lead Arrangers, Co-Syndication Agents and Co-Documentation Agents and Lenders agrees to cooperate with the Gaming Authority (or to be subject to Section 2.11) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authorities relating to Borrower and its Subsidiaries or to the Credit Documents.

SECTION 13.14.    USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act, and Borrower agrees to provide such information from time to time to any Lender.

SECTION 13.15.    Judgment Currency.

(a)                                  Borrower’s obligations hereunder and under the other Credit Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Administrative Agent, the Collateral Agent, the respective L/C Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to Administrative Agent, the Collateral Agent, such L/C Lender or such Lender under this Agreement or the other Credit Documents.  If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent thereof and, in the case of other currencies the rate of exchange (as quoted by Administrative Agent or if Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion and the date of actual payment of the amount due by Borrower, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 13.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Treasurer

Address for Notices for Borrower and each Subsidiary Guarantor:

Penn National Gaming, Inc.
825 Berkshire Boulevard
Suite 200
Wyomissing, Pennsylvania 19610

Contact person: Robert S. Ippolito
Facsimile No.: (610) 376-2842
TelephoneNo.: (610) 378-8384
Email: robert.ippolito@pngaming.com
Website: www.pngaming.com

SUBSIDIARY GUARANTORS:

BSL, INC.
BTN, INC.
CHC CASINOS CORP.
CRC HOLDINGS, INC.
HOLLYWOOD CASINO CORPORATION
HWCC-TUNICA, INC.
LOUISIANA CASINO CRUISES, INC.
MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION
PENN BULLPEN, INC.
PENN BULLWHACKERS, INC.
PENN NATIONAL HOLDING COMPANY
PENNSYLVANIA NATIONAL TURF CLUB, INC.
ARGOSY GAMING COMPANY
THE INDIANA GAMING COMPANY
INDIANA GAMING HOLDING COMPANY
THE MISSOURI GAMING COMPANY
OHIO RACING COMPANY
RACEWAY PARK, INC.
CRAZY HORSES, INC.
For each of the foregoing entities:

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Treasurer

PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY

By:	Penn National Holding Company,
Its Managing Member

	By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Treasurer

PNGI CHARLES TOWN FOOD & BEVERAGE LIMITED LIABILITY COMPANY

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Manager

INDIANA GAMING II, L.P.

By:	Indiana Gaming Holding Company
Its:	General Partner

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Treasurer

INDIANA GAMING COMPANY, L.P.

By:	The Indiana Gaming Company
Its:	General Partner

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Treasurer

PENN NATIONAL GSFR, LLC

By:	Penn National Gaming, Inc.
Its:	Sole Member

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	Treasurer

ALTON GAMING COMPANY
ARGOSY OF IOWA, INC.
BANGOR ACQUISITION CORP.
BANGOR HISTORIC TRACK, INC.
EMPRESS CASINO JOLIET CORPORATION
HOLLYWOOD CASINO-AURORA, INC.
IOWA GAMING COMPANY

By:	/s/ Kevin DeSanctis
	Name:	Kevin DeSanctis
	Title:	President

BELLE OF SIOUX CITY, L.P.

By:	Iowa Gaming Company
Its:	General Partner

By:	/s/ Kevin DeSanctis
	Name:	Kevin DeSanctis
	Title:	President

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Elena Maguire
	Name:	Elena Maguire
	Title:	Vice President

By:	/s/ Nicholas Hayes
	Name:	Nicholas Hayes
	Title:	Director

Address for Notices:

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Attention:
Email:

LEHMAN BROTHERS INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ V. Paul Arzouian
	Name:	V. Paul Arzouian
	Title:	Authorized Signatory

Address for Notice:

Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York, 10019
Attention:
Email:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent and Lender

By:	/s/ William Archer
	Name:	William Archer
	Title:	Authorized Signatory

Address for Notices:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention:
Email:

LEHMAN COMMERCIAL PAPER INC.,
as Co-Syndication Agent and Lender

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Authorized Signatory

Address for Notices:

Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York, 10019
Attention:
Email:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, Swingline Lender, Collateral Agent and Lender

By:	/s/ Steven P. Lapham
	Name:	Steven P. Lapham
	Title:	Managing Director

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

Address for Notices:

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Email:

CALYON NEW YORK BRANCH,
as Co-Documentation Agent and Lender

By:	/s/ Dianne M. Scott
	Name:	Dianne M. Scott
	Title:	Managing Director

By:	/s/ F. Frank Herrera
	Name:	F. Frank Herrera
	Title:	Director

Address for Notices:

Calyon Los Angeles Branch
515 Flower Street, Suite 2200
Los Angeles, CA 90071
Email:
Website:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent, Lender and L/C Lender

By:	/s/ Stephen Buntin
	Name:	Stephen Buntin
	Title:	Vice President

Address for Notice:

Wells Fargo Gaming Division
5340 Kietzke Lane # 201
Reno, NV 89511
Email:

BANK OF SCOTLAND, as Co-Documentation Agent and Lender

By:	/s/ Amena Nabi
	Name:	Amena Nabi
	Title:	Assistant Vice President

Address for Notice:

565 Fifth Avenue
New York, NY 10017
Email:

[OTHER LENDERS]

ANNEX B-1

Applicable Margin For Revolving Loans,
Swingline Loans and Term A Facility Loans
and
Applicable Fee Percentage

Pricing Level	Consolidated Total Leverage Ratio	Applicable Margin for Revolving Loans and Swingline Loans(1)		Applicable Margin for Term A Facility Loans		Applicable Fee Percentage(2)
		LIBOR+	ABR+	LIBOR+	ABR+
Level I	Greater than 5.50 to 1.00	2.250%	1.250%	2.250%	1.250%	0.500%
Level II	Less than or equal to 5.50 to 1.00 but greater than 5.00 to 1.00	2.000%	1.000%	2.000%	1.000%	0.500%
Level III	Less than or equal to 5.00 to 1.00 but greater than 4.50 to 1.00	1.750%	0.750%	1.750%	0.750%	0.375%
Level IV	Less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00	1.500%	0.500%	1.500%	0.500%	0.300%
Level V	Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	1.250%	0.250%	1.250%	0.250%	0.250%
Level VI	Less than or equal to 3.50 to 1.00	1.000%	0.000%	1.000%	0.000%	0.250%

(1)                                  Swingline Loans may only be maintained as ABR Loans.

(2)                                  Applies to Revolving Facility.

ANNEX B-2

Applicable Margin For Term B Facility Loans

Pricing Level	Consolidated Total Leverage Ratio	Applicable Margin for Term B Facility Loans
		LIBOR+	ABR+
Level I	Greater than 5.25 to 1.00	2.00	1.00%
Level II	Less than or equal to 5.25 to 1.00	1.75%	0.750%

ANNEX C-1

AMORTIZATION PAYMENTS
TERM A FACILITY LOANS

DATE(1)	PRINCIPAL AMOUNT
December 31, 2005	$0
March 31, 2006	$0
June 30, 2006	$0
September 30, 2006	$0
December 31, 2006	$0
March 31, 2007	$0
June 30, 2007	$0
September 30, 2007	$0
December 31, 2007	$16,250,000.00
March 31, 2008	$16,250,000.00
June 30, 2008	$16,250,000.00
September 30, 2008	$16,250,000.00
December 31, 2008	$20,312,500.00
March 31, 2009	$20,312,500.00
June 30, 2009	$20,312,500.00
September 30, 2009	$20,312,500.00
December 31, 2009	$20,312,500.00
March 31, 2010	$20,312,500.00
June 30, 2010	$20,312,500.00
September 30, 2010	$20,312,500.00
December 31, 2010	$24,375,000.00
March 31, 2011	$24,375,000.00
June 30, 2011	$24,375,000.00
The date that is the sixth anniversary of the Closing Date	$24,375,000.00

(1)  If such date is not a Business Day, then the date shall be the next succeeding Business Day.

ANNEX C-2

AMORTIZATION PAYMENTS
TERM B FACILITY LOANS

DATE(1)	PRINCIPAL AMOUNT
December 31, 2005	$4,125,000.00
March 31, 2006	$4,125,000.00
June 30, 2006	$4,125,000.00
September 30, 2006	$4,125,000.00
December 31, 2006	$4,125,000.00
March 31, 2007	$4,125,000.00
June 30, 2007	$4,125,000.00
September 30, 2007	$4,125,000.00
December 31, 2007	$4,125,000.00
March 31, 2008	$4,125,000.00
June 30, 2008	$4,125,000.00
September 30, 2008	$4,125,000.00
December 31, 2008	$4,125,000.00
March 31, 2009	$4,125,000.00
June 30, 2009	$4,125,000.00
September 30, 2009	$4,125,000.00
December 31, 2009	$4,125,000.00
March 31, 2010	$4,125,000.00
June 30, 2010	$4,125,000.00
September 30, 2010	$4,125,000.00
December 31, 2010	$4,125,000.00
March 31, 2011	$4,125,000.00
June 30, 2011	$4,125,000.00
September 30, 2011	$4,125,000.00
December 31, 2011	$387,750,000.00
March 31, 2012	$387,750,000.00
June 30, 2012	$387,750,000.00
The date that is the seventh anniversary of the Closing Date	$387,750,000.00

(1)  If such date is not a Business Day, then the date shall be the next succeeding Business Day.

SCHEDULE 10.08(d)

Gaming Facility	Capital Expenditure amount*
Charles Town Facility	$136,000,000
Penn National Race Course	$255,001,000
Bangor Facility	$139,000,000
Repurchases of certain Leases pertaining to certain Gaming Facilities	$40,000,000
Boomtown Casino	$3,600,000
Kansas City Facility	$73,000,000
Lawrenceburg Facility	$250,000,000

Total:	$896,601,000

* Subject to limitations set forth in Section 10.08(d) and as provided in Section 10.08(d), it is understood that any portion of the Capital Expenditure amount set forth in the table above with respect to any Gaming Facility referred to in such table that is not used for such Gaming Facility may be used for any other Gaming Facility referred to therein.

** For purposes of Section 10.08(d) and this Schedule 10.08(d), Penn National Race Course shall mean and include a building large enough to hold up to 3,000 slot machines, an integrated racing facility, parking garage, buffet, food court, terrace dining, and related FF&E.

*** Such Leases pertain to certain Gaming Facilities identified by Borrower to (and agreed by) Lead Arrangers prior to the Closing Date.